  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998
                                           REGISTRATION STATEMENT NO. 333-56223
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM F-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        INDEPENDENT ENERGY HOLDINGS PLC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN THE CHARTER)

                               ----------------

    ENGLAND AND WALES                4911                  NOT APPLICABLE
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     CORPORATION OR
      ORGANIZATION)

                               ----------------

                                DOMINION COURT
                                43 STATION ROAD
                            SOLIHULL, WEST MIDLANDS
                            UNITED KINGDOM B91 3RT
                              011-44-121-705-1111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                              NEW YORK, NY 10019
                                (212) 664-1666
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                         COPIES OF COMMUNICATIONS TO:
          RICHARD J. WILKIE                           KEITH KEARNEY
 AKIN, GUMP, STRAUSS, HAUER & FELD,               DAVIS POLK & WARDWELL
               L.L.P.                             450 LEXINGTON AVENUE
      711 LOUISIANA, SUITE 1900                 NEW YORK, NEW YORK 10017
        HOUSTON, TEXAS 77002                         (212) 450-4000
           (713) 220-5800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to made pursuant to Rule 434, please check the following box: [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JULY 22, 1998
    , 1998

[LOGO OF INDEPENDENT ENERGY HOLDINGS PLC APPEARS HERE]

                      8,000,000 AMERICAN DEPOSITARY SHARES
                     REPRESENTING 8,000,000 ORDINARY SHARES

  Each of the American Depositary Shares ("ADSs") offered hereby represents one ordinary share, nominal value 1p per share (each, a "Share" or "Ordinary Share"), of Independent Energy Holdings plc, a public limited company organized under the laws of England and Wales ("Independent Energy" or the "Company"). The ADSs will be evidenced by American Depositary Receipts ("ADRs"). See "Description of American Depositary Receipts." All of the Shares represented by ADSs offered hereby are being sold by the Company.

  Prior to this offering, there has been no public trading market in the United States for the Shares or the ADSs. It is currently estimated that the offering price will be between $7.75 and $8.75 per ADS. Application has been made to list the ADSs on The Nasdaq Stock Market's National Market ("Nasdaq") under the symbol "INDYY."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                     UNDERWRITING
                                           PRICE     DISCOUNTS AND  PROCEEDS TO
                                          TO THE      COMMISSIONS   INDEPENDENT
                                          PUBLIC          (1)        ENERGY(2)
-------------------------------------------------------------------------------
Per ADS...............................   $             $             $
Total (3)............................. $             $             $
-------------------------------------------------------------------------------

(1) Independent Energy has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting expenses payable by Independent Energy, estimated at
     $   .
(3) Independent Energy has granted to the Underwriters an option, exercisable at the direction of the Representatives of the Underwriters within 30 days after the date hereof, to purchase up to 1,200,000 additional ADSs on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to Independent
     Energy will be $   , $     and $    , respectively. See "Underwriting."

  The ADSs are being offered hereby by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of ADRs evidencing the ADSs will be made in New York,
New York against payment therefor on or about     , 1998.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

                   JOHNSON RICE & COMPANY L.L.C.

                                                       SOUTHCOAST CAPITAL L.L.C.

                              THE POWER TO CHOOSE







[MONTAGE OF PHOTOGRAPHS INCLUDING A CONTROL PANEL OPERATING GAS PRODUCTION EQUIPMENT, GAS WELLHEADS, ELECTRICITY GENERATORS, CONTROL EQUIPMENT USED TO OPERATE GENERATORS AND ELECTRICITY CONSUMERS.]

                             [LOGO APPEARS HERE]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE ADSS OR THE ORDINARY SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE ADSS OR ORDINARY SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  THE SECURITIES HEREBY OFFERED MAY NOT BE OFFERED TO PERSONS IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES, OR OTHERWISE IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995.

  THIS DOCUMENT HAS NOT BEEN APPROVED BY AN AUTHORIZED PERSON FOR THE PURPOSES OF SECTION 57 OF THE FINANCIAL SERVICES ACT 1986. ACCORDINGLY, THIS DOCUMENT MAY NOT BE ISSUED TO ANY PERSON IN THE UNITED KINGDOM UNLESS THAT PERSON IS OF THE KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTION) ORDER 1996 OR ARTICLE 8(1) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTION) (NO.2) ORDER 1995 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE BE ISSUED LAWFULLY.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

  Independent Energy is registered and exists under the laws of England and Wales. All but two of the directors and officers of Independent Energy and certain of the experts named herein are residents of the United Kingdom ("U.K.") or otherwise reside outside the United States ("U.S."), and all or a substantial portion of their assets and all or substantially all of the assets of the Company are located outside the U.S. Independent Energy has appointed an agent for service of process in the U.S., as described below, but it may be difficult for investors to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S., or to enforce against them judgments of U.S. courts predicated upon the civil liability of Independent Energy and such directors, officers and experts under the U.S. federal securities laws. Independent Energy has been advised by its English solicitors, Masons, that there is doubt as to the enforceability in England whether by means of original actions or actions for the enforcement of judgments of U.S. courts of the civil liabilities predicated upon the U.S. federal securities laws.

  Independent Energy has appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the U.S. in respect of any investigation or administrative proceeding conducted by the Commission and any civil suit or action brought against or involving Independent Energy in a U.S. court arising out of or related to or concerning the offering of ADSs or Shares under this Prospectus.

                             AVAILABLE INFORMATION

  Independent Energy has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-1 and a Registration Statement on Form F-6 (together with all amendments and exhibits thereto, herein collectively referred to as the "Registration Statements" or, individually, as a "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the ADSs offered hereby. This Prospectus, which constitutes a part of the Registration Statement on Form F-1, does not contain all of the information set forth in the Registration Statements, certain items of which are contained in exhibits and schedules to the Registration Statements as permitted by the rules and regulations of the Commission. For further information with respect to Independent Energy and the Ordinary Shares represented by ADSs, reference is made to the Registration Statements, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statements, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed in its entirety by such reference. The Registration Statements (including the exhibits and schedules thereto) filed with the Commission by Independent Energy may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

  Independent Energy recently became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Independent Energy intends to fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. As a foreign private issuer, Independent Energy is exempt from certain provisions of the Exchange Act, prescribing the furnishing and content of proxy statements and certain periodic reports and from provisions of the Exchange Act relating to short-swing profits reporting and liability.

  Independent Energy will furnish The Bank of New York, a New York banking corporation which has its principal office located in New York, New York, as Depositary (the "Depositary"), for the ADRs, with annual reports containing a review of operations, annual audited consolidated financial statements prepared under accounting policies conforming with generally accepted accounting principles in the United Kingdom ("U.K. GAAP") and an opinion thereon by the independent chartered accountants to the Company. The annual reports will include a reconciliation of net income (loss) and shareholders' equity to amounts estimated to be in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the amounts of earnings per Ordinary Share computed under U.S. GAAP. Independent Energy will also furnish the Depositary with quarterly reports for the first three quarters of each fiscal year which will include unaudited interim condensed consolidated financial information prepared in accordance with U.K. GAAP. The Depositary will arrange for the mailing of such reports to all record holders of ADSs. Independent Energy will also furnish to the Depositary copies of all notices of shareholders' meetings and other reports and communications that are distributed generally to its shareholders. The Depositary will arrange for the mailing of such notices, reports and communications to all record holders of ADSs. See "Description of American Depositary Receipts."

                 PRESENTATION OF CERTAIN FINANCIAL INFORMATION

  The audited consolidated financial statements of the Company as of and for the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998 contained elsewhere in this Prospectus are presented in conformity with generally accepted accounting principles in the United Kingdom ("U.K. GAAP") together with a reconciliation of net income (loss) and shareholders' equity to generally accepted accounting principles in the United States ("U.S. GAAP"). In 1996, the Company changed its fiscal year end from December 31 to June 30. Accordingly, the Prospectus includes audited financial statements as of and for the six months ended June 30, 1996.

  The Company publishes its financial statements in pounds sterling ("pounds" or "(Pounds)"). One pound consists of one hundred pence (100p). In this Prospectus, currency amounts are expressed in pounds or in United States dollars ("dollars" or "$"). For the convenience of the reader, this Prospectus presents certain translations into dollars of certain pound amounts. These translations should not be construed as representations that the pound amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate. Unless otherwise specified herein, such translations have been made at the rate of $1.68 per (Pounds)1, the noon buying rate in New York City for cable transfers in pounds as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 31, 1998. The Noon Buying Rate on June 22, 1998 was $1.67 per (Pounds)1. See "Exchange Rates."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, and the Company's consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus. Independent Energy Holdings plc is a holding company and conducts its operations through its sole wholly owned operating subsidiary, Independent Energy UK Limited ("IEUKL"). As used herein, references to the "Company" or "Independent Energy" refer to Independent Energy Holdings plc, IEUKL and their predecessors. Unless otherwise specified, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. For a description of certain terms contained herein, see "Glossary" included elsewhere in this Prospectus.

                                  THE COMPANY

  Independent Energy is the largest independent marketer of electricity in the United Kingdom (i.e., not a part of the government-owned electricity industry at the time of its privatization in 1990). The Company was founded to capitalize on the market opportunities created by the deregulation of the United Kingdom electricity market and has assembled a core management team with extensive industry experience from a number of leading U.K. energy firms, including Scottish Power plc, National Power plc, Scottish Hydro-Electric plc and Midlands Electricity plc. Since commencing electricity sales in April 1996, management believes that it has established Independent Energy as a reliable alternative provider of electricity. The Company currently has over 1,400 customers, primarily in the light industrial, commercial and public sector markets. The Company increased its revenue from (Pounds)11.1 million ($18.6 million) for the fiscal year ended June 30, 1997 to (Pounds)34.9 million ($58.6 million) for the nine months ended March 31, 1998. The Company's revenue for the two months ended May 31, 1998 was (Pounds)14.8 million ($24.9 million).

  Deregulation of the U.K. electricity industry commenced in April 1990 and has encompassed each of the supply (marketing), transportation and generation segments of the industry. The supply segment is being deregulated in three phases. The first two phases have been completed and enabled consumers with 100 kW or greater peak demand to choose their electricity supplier. The final phase will enable all remaining consumers to choose their supplier and is scheduled to begin in September 1998 and be completed in June 1999. With respect to the deregulation of the generation segment, anyone who obtains the requisite permits and licenses may install and operate generation facilities. A spot market, called the Electricity Pool of England and Wales (the "Pool"), was established for the bulk trading of electricity in England and Wales between generators and suppliers. All generating plants with a capacity of 100 MW or greater are required to sell their output to the Pool. Plants with less than 100 MW capacity may sell their output to consumers, suppliers or the Pool, which is required to purchase the output at the prevailing spot market price. The deregulation of the transportation segment enabled suppliers to transport electricity at regulated rates without discrimination over bulk transmission lines operated by the National Grid Company plc ("NGC") and distribution lines operated by the twelve regional electricity companies ("RECs").

  The first two phases of deregulation of the supply segment of the U.K. electricity industry enabled approximately 60,000 commercial and industrial customers with aggregate annual electricity expenditures of approximately (Pounds)7.0 billion to select their supplier. The Company specifically targets consumers on the lower end of the (greater than) 100 kW consumer range, a market segment which the Company estimates to include approximately 30,000 consumers with aggregate annual electricity expenditures of approximately (Pounds)2.3 billion. The completion of the final phase of deregulation will substantially increase the size of the market available to the Company as an additional 1.9 million commercial consumers and 24.0 million domestic (residential) consumers with aggregate annual electricity expenditures of approximately (Pounds)11.0 billion will be able to choose their electricity supplier. Within this market, the Company intends to selectively target approximately 200,000 commercial consumers with peak demand usage of 20 kW to 100 kW and approximately 16.7 million domestic and commercial consumers with peak demand usage of less than 20 kW. The Company estimates that these markets have aggregate annual electricity expenditures of approximately (Pounds)7.4 billion.

BUSINESS STRATEGY

  The Company's objectives are to expand its revenue base and to increase its operating margins. The Company is pursuing these objectives through a business strategy comprised of the following elements:

  Expand Customer Base. The Company intends to continue to expand its customer base through increased penetration of the currently deregulated (greater than) 100 kW market and to enter into the (less than) 100 kW market upon the final phase of deregulation expected to begin in September 1998. The Company believes it can effectively compete in all of its targeted market segments on the basis of price and quality of service. Within the commercial segment of the (less than) 100 kW consumer market, the Company believes it can leverage its relationships with its existing customer base to obtain a number of the smaller sites operated by its existing customers in the (greater than) 100 kW consumer market. The Company intends to penetrate the domestic (residential) segment of the (less than) 100 kW consumer market by, among other things, capitalizing on the relationships and marketing channels of selected strategic marketing partners to offer electricity services as a jointly packaged range of products to an already well-established customer base. The Company also intends to significantly increase its number of commissioned sales agents and to enhance its direct mail and telemarketing capabilities to further achieve its customer expansion goals. As a result of its marketing efforts to date, the Company has signed contracts for an additional 3,000 customers in the (less than) 100 kW consumer market which will become effective pending deregulation.

  Install Additional Generating Capacity. By generating a portion of the electricity that it supplies, the Company believes it can reduce its exposure to fluctuating Pool prices and lower its cost of sales. The Company currently operates three generating plants with a capacity of 18 MW and expects to have a total of six generating plants with an aggregate capacity of 44 MW operational by the end of 1998. The Company's objective is to install additional generating facilities to provide it with approximately 10 MW to 20 MW of aggregate capacity in each of the twelve local distribution areas in England and Wales. Management views the operation of its own generating plants as an important part of its overall risk management strategy. Moreover, by owning generating plants with less than 100 MW capacities and selling the output directly to consumers within the local distribution system, the Company obtains certain cost advantages, including avoidance of Pool expenses, NGC transportation tariffs and transmission power losses.

  Leverage Management Expertise. Mr. Burt H. Keenan, the founder and Executive Chairman of the Company, has built a management team with extensive experience in the U.K. electricity and energy industry. Prior to joining the Company, Mr. John L. Sulley, Managing Director of the Company, held senior management positions with National Power plc ("National Power") where he established its electricity marketing operations and managed the installation of small generating plants at customer sites, and with Scottish Power plc ("Scottish Power") where he was responsible for the financial, strategic and business planning for supply and electricity trading operations. In addition, other members of management have held senior positions with Scottish Power, National Power, Scottish Hydro-Electric plc ("Scottish Hydro") and Midlands Electricity plc ("Midlands Electricity").

  Maintain Prudent Risk Management Practices. The Company generally enters into fixed price sales contracts with customers for a stated period, typically one or two years. Most of the Company's supply of electricity is purchased from the Pool at fluctuating spot market prices. In addition to generating a portion of the electricity it sells, the Company has sought to reduce the risks associated with fluctuating Pool prices by selectively targeting customers with relatively predictable usage profiles and by entering into hedging instruments known as contracts for differences ("CFDs"). Management intends to enter into CFDs to cover a significant portion of the customer contracts it enters into in the future. By utilizing such risk management practices, management believes it can balance its objective of profit maximization with acceptable levels of risk.

  Expand Product Offerings. The Company believes that significant opportunities exist to cost-effectively market additional energy products and services to its electricity customer base. In particular, the U.K. natural gas industry has been deregulated in a manner similar to that of the electricity industry. The Company is currently exploring ways to market natural gas to its customer base through strategic acquisitions, joint ventures and other marketing affiliations.

                                  THE OFFERING

ADSS OFFERED................  8,000,000(1)

ORDINARY SHARES TO BE
 OUTSTANDING AFTER THE
 OFFERING...................  25,935,527(1)(2)

VOTING RIGHTS...............  The holders of ADRs, acting through the
                              Depositary, are entitled to the same voting rights as holders of Ordinary Shares. See "Description of American Depositary Receipts-- Voting of Deposited Securities."

USE OF PROCEEDS.............  The Company intends to use the net proceeds from the offering as follows: (i) approximately $28.0 million to fund the equity-financed portion of the acquisition and installation of gas-fired generating plants by the Company over the next 18 months and to fund the acquisition of additional information technology and related equipment to service the Company's expanding customer base;
                              (ii) approximately $13.3 million to repay certain outstanding indebtedness; and (iii) the remainder for working capital and general corporate purposes, including increased working capital requirements associated with the projected expansion of the Company's operations and possible strategic acquisitions. See "Use of Proceeds."

LISTING OF ADSS.............  Application has been made to list the ADSs offered hereby on Nasdaq.

PROPOSED NASDAQ NATIONAL
 MARKET SYMBOL..............  INDYY

CONDITION TO CLOSING........  The offering is contingent upon approval by the shareholders of the Company of (i) an increase in the Company's authorized capital and (ii) the disapplication of certain preemptive rights. See "Description of Share Capital."
------------------------
(1) Assumes no exercise of the Underwriters' over-allotment option.
(2) Excludes 3,530,900 Shares issuable pursuant to the exercise of options and warrants outstanding on May 31, 1998. See "Management."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary historical consolidated financial data for the fiscal year ended June 30, 1997 and as of and for the nine months ended March 31, 1998 are derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The summary consolidated financial data for the nine months ended March 31, 1997 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein and, in the opinion of the Company, have been prepared on a basis substantially consistent with that of the audited periods. In the opinion of the Company, the unaudited interim financial statements reflect all adjustments necessary to present fairly such information for the nine month period ended March 31, 1997. The summary consolidated balance sheet data at March 31, 1998 have been adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom.

  The Company's historical consolidated financial statements have been prepared in accordance with U.K. GAAP which differ in certain significant respects from U.S. GAAP. Notes 29 and 30 to the Company's consolidated financial statements describe the principal differences between U.K. GAAP and U.S. GAAP as they relate to the Company and provide a reconciliation to U.S. GAAP of net income
(loss) and total shareholders' equity. The summary financial data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                                         NINE MONTHS ENDED MARCH 31,
                          FISCAL YEAR ENDED    ----------------------------------------------------
                            JUNE 30, 1997            1997                 1998            1998(1)
                                                  (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
U.K. GAAP
Revenue.................  (Pounds)11,127,164   (Pounds)5,490,338   (Pounds)34,921,839   $58,668,690
Cost of sales...........          10,872,238           5,360,559           33,634,538    56,506,024
Administrative expenses.           1,363,343           1,036,849            1,337,395     2,246,824
Depreciation and amorti-
 zation.................             141,850              97,299              301,608       506,701
Operating loss..........          (1,250,267)         (1,004,369)            (351,702)     (590,859)
Interest income (ex-
 penses), net...........              68,674              44,809              (74,403)     (124,997)
Net loss................          (1,181,593)           (959,560)            (426,105)     (715,856)
Loss per share..........                (9.0)p              (7.3)p               (2.5)p $     (0.04)
Weighted average shares
 outstanding............          13,129,914          13,124,800           16,967,802    16,967,802
U.S. GAAP
Revenue.................  (Pounds)11,127,164   (Pounds)5,490,338   (Pounds)34,921,839   $58,668,690
Net loss................          (1,369,688)         (1,100,630)            (521,709)     (876,471)
Loss per share..........               (10.4)p              (8.4)p               (3.1)p $     (0.05)
Weighted average shares
 outstanding............          13,129,914          13,124,800           16,967,802    16,967,802
OPERATING DATA:
Electricity sales (GWh).                 256                 131                  842           842
Customers (at end of pe-
 riod) (2)..............                 324                 135                1,225         1,225

                                                MARCH 31, 1998
                                  ---------------------------------------------
                                                                         AS
                                        ACTUAL          ACTUAL(1)   ADJUSTED(1)
BALANCE SHEET DATA:
U.K. GAAP
Working capital.................. (Pounds)  (632,586) $ (1,062,744) $45,847,256
Total assets.....................         31,145,922    52,325,149   99,235,149
Long-term liabilities............         11,155,703    18,741,581   16,389,581
Shareholders' equity.............          9,128,506    15,335,890   75,545,891
U.S. GAAP
Working capital.................. (Pounds)  (632,586) $ (1,062,744) $45,847,256
Total assets.....................         31,536,121    52,980,683   99,890,683
Long-term liabilities............         11,940,316    20,059,731   17,707,731
Shareholders' equity.............          8,734,092    14,673,275   74,883,275

------------------------
(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on March 31, 1998 of $1.68 per (Pounds)1.
(2) Customers include end-users whose usage is recorded by one meter.

                                 RISK FACTORS

  Prospective purchasers of the ADSs should carefully read this entire Prospectus and, in particular, the information set forth below. This Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding the Company's expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and prospective purchasers of ADSs must recognize that actual results may differ from the Company's expectations.

  Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Prospectus. Factors that may affect the plans or results of the Company include, without limitation, (i) success in implementing the Company's business strategies, including the continued expansion of the Company's operations following the final phase of deregulation expected to commence in September 1998, (ii) the cost of electricity purchases, (iii) the nature and extent of future competition and (iv) the changes in the general economic condition in the U.K. and/or in the markets in which the Company competes. Many of such factors are beyond the control of the Company and its management.

LIMITED HISTORY OF BUSINESS OPERATIONS

  The Company has a limited operating history in the electricity supply industry, having only commenced sales of electricity in April 1996. Moreover, direct sales of electricity have to date not been implemented by an independent operator (i.e., an entity that was not part of the U.K. electricity industry at the time of its privatization in 1990) on a scale envisioned by the Company. Although initial consumer acceptance of the Company's services has been encouraging, the Company is unable to predict with certainty how consumer demand for these services may develop over time. The Company's future profitability depends in large measure on consumer acceptance of the Company as an attractive alternative to its competitors as a supplier of electricity. In addition, there can be no assurance that the Company will be able to supply electricity at a reasonable cost, that the Company will be able to price its services competitively or, if priced competitively, that the Company will be able to achieve margins sufficient to allow it to achieve profitability. See "--Historical Operating Losses."

HISTORICAL OPERATING LOSSES

  The Company has incurred operating and net losses of approximately (Pounds)2.1 million and (Pounds)2.5 million, respectively, in the aggregate through March 31, 1998 since commencing electricity supply operations. Accordingly, there can be no assurance that the Company's operations will become profitable. Failure to become profitable or generate sufficient positive operating cash flows would impact the Company's ability to sustain operations and obtain required additional capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Company is in a stage in its business development in which certain categories of expenses may increase at rates comparable to or greater than the rate of increase of the Company's revenues, principally as a result of the implementation of the Company's plans to expand its operations and serve a greater number of customers. The Company's ability to achieve profitability will depend in large measure on its ability to attract a sufficient number of customers to cover higher operating expenses associated with increased marketing activities.

GOVERNMENT REGULATION; RISK OF POSTPONEMENT OF FINAL PHASE OF DEREGULATION

  The Company's activities are subject to extensive laws and regulations regarding generating and marketing of electricity primarily by the U.K. Office of Electricity Regulation. These laws and regulations and their interpretation and enforcement are subject to change. The final phase of deregulation of the supply segment of the industry is currently scheduled to begin in September 1998; however, the final phase was initially scheduled to occur in April 1998 and was subsequently postponed. Accordingly, there can be no assurance that the timing of the final phase of deregulation will not be further postponed. If deregulation is further postponed, the Company's operations and financial condition could be materially adversely affected.

  In addition, there currently is a moratorium in the U.K. on the construction of gas-fired generating plants with capacities exceeding 50 MW. Although the Company does not intend to build any generating plants exceeding such capacity, there can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such laws and regulations could result in fines against the Company, or loss of required permits. Any such event could have a material adverse effect on the Company. See "The Structure of the United Kingdom Electricity Industry."

RISK OF INABILITY TO SUCCESSFULLY MANAGE GROWTH

  Since the commencement of electricity sales in April 1996, the Company has experienced rapid revenue growth and expects to continue to experience rapid growth and development in a relatively short period of time, due primarily to the final phase of deregulation of the U.K. electricity market scheduled to begin in September 1998. The development of the Company's operations will depend on, among other things, the Company's ability to expand its customer base in a timely manner at reasonable costs. In addition, the anticipated growth of the Company's staff may require continued development of the Company's operating and financial controls and may place additional stress on the Company's management and operational resources. If the Company is unable to manage its expected rapid growth and development successfully, the Company's operating results and financial condition could be materially adversely affected. In order to handle the Company's expected growth in customers, the Company intends to outsource a number of important functions, including billing processing and certain sales functions. There can be no assurance that the Company will be able to obtain such services from outside sources in the future on acceptable terms or, if so, that the Company will be able to control the quality and cost-efficiency of any such third-party services.

RISK OF ELECTRICITY PRICE FLUCTUATIONS; RISK RELATED TO GROSS PROFIT RECOGNITION POLICY

  The Company's business generally involves entering into fixed price contracts to supply electricity to its customers. The Company obtains the electricity to satisfy its obligations under such contracts primarily by purchases from the U.K. spot market known as the Pool. See "Business and Properties." Because the price of electricity purchased from the Pool can be volatile, to the extent that the Company purchases electricity from the Pool, the Company is exposed to risk arising from differences between the fixed price at which it sells electricity to customers and the fluctuating prices at which it purchases electricity, unless it can effectively hedge such exposure. The Company's ability to manage such risk at acceptable levels will depend, in part, on generating a portion of the electricity it markets at favorable costs, its ability to implement and manage an appropriate hedging strategy and the development of an adequate market for hedging instruments. There can be no assurance that this risk will be effectively mitigated and that the Company will not incur losses from such market risk.

  Because the Company's sales have been growing rapidly, a portion of the Company's sales contracts at any one time are not protected by such hedging contracts. If the price of Pool electricity rises significantly, the Company could sustain significant losses and its financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Activities."

  Revenue from the sale of electricity is recognized by the Company on a monthly basis based on the volume of electricity consumed by its customers and the contract prices associated with such volume. Customers are billed monthly, generally at a fixed price for usage. Because the cost of electricity purchased from the Pool fluctuates throughout the term of sales contracts, the Company recognizes gross profit related to electricity sales on a pro rata basis throughout the term of sales contracts based on management's estimate of gross profit margin for all sales contracts. The difference between the cash cost of the electricity and the estimated cost of sales based on the estimated gross profit margin is accounted for as either an accrual for, or a deferral of, the cost of electricity and recorded on the balance sheet within current assets or current liabilities, as the case may be. The Company reviews its estimate of gross profit on a quarterly basis. Accordingly, to the extent the Company has not effectively hedged its electricity purchases from the Pool, such reviews could result in the incurrence of an operating loss which could have a material adverse effect on the Company's results of operations or financial condition.

ADDITIONAL FINANCING REQUIREMENTS OF THE COMPANY

  The Company's operations have been financed to date through sales of its equity securities, capital lease financings and bank financing. The Company will require significant additional capital to expand its marketing organization, increase its marketing efforts and install additional electricity generating plants. The Company believes that proceeds from this offering, existing bank facilities and cash generated from operations should be sufficient to fund its operations in the near term. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources." However, no assurance can be given that additional funds will not be required or that any funds which may be required will be available, if at all, on acceptable terms. If additional funds are required, the inability of the Company to raise such funds will have an adverse effect on its operations. If capital for planned expansion is not available, the Company will have to reduce or eliminate its planned expansion. Even if such additional financing is available on satisfactory terms, it could result in significant additional dilution of the equity ownership of the Company to existing shareholders and the book value of their outstanding Shares.

COMPETITION

  The competitive electricity supply market currently predominantly consists of twelve RECs, two Scottish integrated electricity companies and three generating companies. All of these competitors have more experience, greater financial and management resources and better name recognition than the Company. Management is unaware of any other entity (other than sales agents and self suppliers) which is both generating and supplying to end users as an independent (that is, not part of the electricity supply industry at privatization) in the market. The number of suppliers in the market in which the Company competes and plans to compete is expected to increase pending the final phase of deregulation expected to commence in September 1998. The Company cannot predict the extent to which new participants will enter the markets in which it competes. The Company's business, financial condition and results of operations could be materially and adversely affected if additional competitors with greater resources than the Company were to enter the industry. See "Business and Properties--Competition."

DEPENDENCE ON KEY PERSONNEL

  The continued success of the Company is highly dependent on the personal efforts and abilities of its executive officers. The Company has entered into employment agreements with each of its executive officers and has key man life insurance in place for Messrs. Keenan, Sulley and Jones. If any of its executive officers become unable to continue in or devote adequate time to their present roles, or the Company is unable to attract and retain other skilled management personnel, the Company's operations and financial condition could be adversely affected. See "Management."

ENVIRONMENTAL REGULATION

  The Company's operations are subject to regulatory requirements relating to environmental matters and health and safety. Environmental and health and safety legislation and policy in the U.K. are evolving in a manner which has resulted in stricter standards and enforcement, and in more stringent fines and penalties for non-compliance. Compliance with such regulatory requirements relating to existing and proposed projects carries a heightened degree of responsibility for companies and their directors, officers and employees. The cost of compliance associated with changes in environmental and health and safety laws and regulations could require significant expenditures, and breaches of such laws and regulations may result in the imposition of fines and penalties, any of which may be material or the cessation of operations. In addition, environmental and health and safety laws and regulations can increase the cost of planning, designing, installing and operating generating plants. There can be no assurance that these costs will not have a materially adverse effect on the Company's financial condition or results of operations in the future. See "Business and Properties--Environmental Regulation."

RISK OF OPERATING GENERATING PLANTS

  The Company's operation of generating plants involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines or other equipment or processes, fuel interruption and performance below expected levels of output or efficiency.

RISKS OF NATURAL GAS OPERATIONS

  The Company's natural gas operations are subject to all of the risks generally relating to the exploration for and production of natural gas, including blowouts, fires, equipment failure and other risks which can result in personal injuries, loss of life and property and environmental damage. Although the Company believes that it maintains adequate insurance with respect to its natural gas operations in accordance with industry practice, in certain circumstances the Company's insurance may not cover or be adequate to cover the consequences of such events. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on the financial position and results of operations of the Company. Moreover, there can be no assurance that the Company will be able to maintain adequate insurance in the future at rates that it considers reasonable.

FOREIGN EXCHANGE RISKS

  Fluctuations in the exchange rate between the pound and the dollar are likely to affect the market price of the ADSs. Such fluctuations will also affect the dollar conversion value of any cash dividends paid in pounds to the Depositary.

NO PRIOR MARKET FOR THE ADSS

  Prior to the offering, there has been no public market for the ADSs. The offering price for the ADSs will be determined primarily through negotiations between the Company and the representatives of the Underwriters. The market price of the ADSs could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market, variations in the Company's operating results and the difference between actual results and the results expected by investors and analysts. In addition, the stock markets in recent years have experienced broad price fluctuations that have often been unrelated to the operating performances of companies. These broad market fluctuations also may adversely affect the market price of the ADSs. The Company has applied for approval of the ADSs for listing on the Nasdaq National Market. There can be no assurance that an active public market for the ADSs will develop or, if developed, will continue, or that the ADSs will trade in the public market at or above the initial public offering price. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of ADSs or Shares in the public market following the offering, or the perception that such sales may occur, could have an adverse effect on the market price of the ADSs. Upon completion of the offering, 25,935,527 Shares will be outstanding and 3,530,900 Shares will be issuable pursuant to the exercise of outstanding options and warrants. Moreover, the Company may issue additional shares and options and warrants to purchase additional shares up to the maximum authorized capital of the Company, which is proposed to be increased to 50,000,000 Shares at the extraordinary general meeting of the Company to be held on July 2, 1998. See "Description of Share Capital." Subject to an agreement that restricts the sale of Shares by the officers, directors and certain shareholders of Independent Energy without the prior approval of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for 180 days following the date of this Prospectus, all of the outstanding Shares will be eligible for public sale, subject to volume and other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Moreover, the Company has issued options to its employees and consultants and warrants to investors under which additional Shares may be issued and the Board of Directors of the Company has authority to issue further Shares. See "Management."

DILUTION TO NEW INVESTORS

  At an assumed initial public offering price of $8.25 (the midpoint of the offering range set forth on the cover page of this Prospectus), purchasers of ADSs in the Offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their Shares in the amount of $5.32 per ADS. See "Dilution." If the Company issues additional Shares in the future, including Shares which may be issued pursuant to earn-out arrangements, option grants or future acquisitions, purchasers of ADSs in the Offering may experience further dilution in the net tangible book value per share.

FUTURE PREEMPTIVE RIGHTS MAY BE UNAVAILABLE TO ADS HOLDERS

  The United Kingdom Companies Act 1985 requires the Company, whenever it issues new Shares for cash, subject to limited exceptions in respect of employee Share programs, to grant preemptive rights to all of its Shareholders (including holders of ADSs), giving them the right to purchase a sufficient number of Shares to maintain their existing ownership percentage. The Company has proposed to disapply statutory preemptive rights in respect of its unissued but authorized share capital for the five-year period commencing July 2, 1998. In any event, the Company may not be able to offer preemptive rights to U.S. holders of ADSs unless a registration statement under the Securities Act is effective with respect to such rights and underlying Shares, or an exemption from the registration requirements of the Securities Act is available. The Company intends to evaluate at the time of any rights offering the costs and potential liabilities associated with any such registration statement as well as the indirect benefits to it of enabling U.S. holders of ADSs to exercise any preemptive rights they may have and any other factors that the Company considers appropriate at the time, and then make a decision as to whether to file such a registration statement. No assurance can be given that any registration statement would be filed or that such registration statement would be declared effective if filed or that an exemption from registration would be available. To the extent holders of ADSs are unable to exercise such rights because a registration statement has not been filed and declared effective, the Depositary will attempt to sell such holders' preemptive rights and distribute the net proceeds of the sale, net of the Depositary's fees and expenses, to the holders of the ADSs, provided that a secondary market for such rights exists and a premium can be recognized over the cost of any such sale. A secondary market for the sale of preemptive rights may develop if the subscription price of the Shares upon exercise of the rights is below the prevailing market price of the Shares. However, there can be no assurance both that a secondary market in preemptive rights will develop in connection with any future issuance of Shares or, if such market does develop, a premium will be recognized on such sale. If such rights cannot be sold, they will expire and holders of ADSs will not realize any value from the grant of such preemptive rights. In either case, the equity interests of the holders of ADSs would be diluted proportionately. See "Description of Share Capital--Issue of Additional Shares."

                        COMPANY BACKGROUND AND HISTORY

  In April 1991, Mr. Burt H. Keenan, Executive Chairman of the Company, founded International Petroleum Services Company ("IPSCO"), a predecessor of the Company, to provide onshore production services to oil and gas operators in the U.K, and to acquire U.K. oil and gas licenses. IPSCO sold its production services business in April 1994. From 1992 to 1995, a subsidiary of IPSCO and an affiliate acquired U.K. onshore oil and gas licenses with the objective of developing gas reserves and, in turn, generating electricity from such reserves for sale in the deregulated market. IEUKL was formed in March 1995, and subsequently acquired IPSCO and its affiliates.

  In 1995, the Company adopted its current business strategy in order to exploit opportunities in electricity marketing created by the ongoing deregulation of the U.K. electricity industry. In order to implement this strategy, the Company recruited management with extensive experience in the marketing, generation, engineering, finance and operations aspects of the U.K. electricity industry. Mr. John L. Sulley, Managing Director of the Company, joined the Company from Scottish Power plc in December 1995. In March 1996, Independent Energy was formed as the holding company for IEUKL and, in May 1996, the Company's Shares commenced trading on AIM.

  The principal executive office of the Company is located at Dominion Court, 43 Station Road, Solihull, West Midlands, United Kingdom B91 3RT, and its telephone number is 011 44 121 705 1111.

                                USE OF PROCEEDS

  The net proceeds to the Company from the offering are estimated to be $60.2 million ($69.3 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and fees and expenses of the offering payable by the Company, assuming an offering price of $8.25 per ADS (the midpoint of the offering range set forth on the cover page of this Prospectus). The Company intends to use the net proceeds of the offering as follows: (i) approximately $28.0 million to fund the equity-financed portion of the acquisition and installation of gas-fired generating plants by the Company over the next 18 months and to fund the acquisition of additional information technology and related equipment to service the Company's expanding customer base; (ii) approximately $13.3 million to repay certain outstanding indebtedness; and (iii) the remainder for working capital and general corporate purposes, including increased working capital requirements associated with the projected expansion of the Company's operations and possible strategic acquisitions.

  Of the $13.3 million of outstanding indebtedness that the Company intends to repay with a portion of the proceeds of the offering, (i) $6.7 million ((Pounds)4.0 million) is outstanding under a line of credit with Barclays Bank plc ("Barclays") due March 31, 1999, which bears interest at a base rate plus 1.75% per annum (9.0% at June 1, 1998), (ii) $4.2 million ((Pounds)2.5 million) is outstanding under an overdraft facility with Barclays due March 31, 1999, which bears interest at a base rate plus 1.5% per annum (8.75% at June 1, 1998) and (iii) $2.4 million ((Pounds)1.4 million) is outstanding under promissory notes, which mature December 31, 2002 and bear interest at 10% per annum, payable quarterly.

  Although the Company is actively pursuing the acquisition and installation of the generating plants described above, there can be no assurance regarding the amount and timing of expenditures for such generating plants or that such expenditures will not vary materially from those currently contemplated. The actual amount to be expended for the acquisition and installation of gas-fired generating plants will depend on a number of factors, including market conditions in the U.K electricity industry and the Company's success in attracting new customers.

  Pending application of the net proceeds from the offering, the Company intends to maintain the net proceeds in interest-bearing bank accounts or invest the proceeds in short-term, investment grade securities.

                                EXCHANGE RATES

  The Company's financial statements are prepared in pounds sterling. Fluctuation in the exchange rates between the pound and the dollar will affect the dollar equivalent of the pound prices of the Shares traded on the AIM and, as a result, are likely to affect the market price of the ADSs in the U.S. Fluctuations in the exchange rate between the pound and the dollar will also affect the dollar amounts received by holders of ADSs on conversion by the Depositary of cash dividends paid in pounds on the Shares represented by the ADSs. See "Description of American Depositary Receipts."

  There are currently no U.K. foreign exchange control restrictions on the payment of dividends on the Shares.

  The table below sets forth, for the periods and dates indicated, the exchange rate for the dollar against the pound based on the Noon Buying Rate, expressed in dollars per pound. Such rates are not used by the Company in the preparation of its consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                    DOLLAR/POUND EXCHANGE RATES
                                                        (DOLLAR PER POUND)
                                                    ---------------------------
                                                     AT END   AVERAGE
      YEAR ENDED DECEMBER 31,                       OF PERIOD RATE(1) HIGH LOW
      1993.........................................   1.48     1.50   1.59 1.42
      1994.........................................   1.57     1.54   1.64 1.46
      1995.........................................   1.55     1.58   1.64 1.53
      1996.........................................   1.71     1.57   1.71 1.49
      1997.........................................   1.64     1.64   1.70 1.58
      1998 (through June 22).......................   1.67     1.66   1.69 1.61

-------------------------
(1) The average of the Noon Buying Rates on the last business day of each full month during the relevant period.

                NATURE OF TRADING MARKET AND MARKET INFORMATION

  Prior to the Offering, there has been no public market for the Ordinary Shares or the ADSs in the United States. The Company's Ordinary Shares commenced trading on the AIM on May 31, 1996. The AIM is a market designed primarily for emerging or smaller companies and facilitates capital raising by such companies. Although regulated by the London Stock Exchange, the listing and other requirements for AIM companies differ from, and are generally less demanding than, those of the Official List of the London Stock Exchange.

  More than 300 companies are traded on the AIM. Trading volume on the AIM is substantially less than that on the principal national securities exchanges in the U.S. or on the Official List of the London Stock Exchange. The liquidity of securities traded on the AIM is much less than that of companies listed on more established exchanges.

  All companies on AIM are required to appoint a nominated advisor and a nominated broker. The nominated advisor must be a member firm of the London Stock Exchange (or other person authorized under the U.K. Financial Services Act of 1986) and has responsibility for providing a company with advice and guidance regarding the Company's continuing obligations. The nominated broker must also be a member firm of the London Stock Exchange and is required upon request to use best endeavors to find matching bids and offers in a company's shares. The requirement to match bids and offers does not apply if a market maker is registered in a company's shares. A market maker is any specialist permitted to act as a dealer, any member of the London Stock Exchange acting in the capacity of block positioner and any member of the London Stock Exchange who, with respect to a security, holds himself out as being willing to buy and sell such security for his own account on a regular or continuous basis.

  Trading on AIM occurs through the London Stock Exchange Alternative Trading Service, SEATS PLUS. SEATS PLUS acts as an "order board," enabling buyers and sellers to trade shares through the London Stock Exchange's central trading system. It allows market makers to display firm, indicative or mid-prices in a company's shares throughout the day and displays the details of each company's recent trades.

  Reporting and settlement of trades are the same on AIM as they are for shares quoted on the Official List of the London Stock Exchange. Transactions in the Ordinary Shares may be effected through the CREST system, which enables shares to be held and transferred in the electronic form or may be held and transferred in physical form. Under the AIM rules, physical transfers of a company's shares should be entered on a company's register and new certificates dispatched within 14 days of receipt of transfer documents.

  The following table reflects the high and low sales price per Share, as reported on the AIM since May 31, 1996 when the Shares commenced trading.

                                                       PENCE PER       $ PER
                                                         SHARE        ADS(1)
                                                      ------------  -----------
                                                      HIGH    LOW   HIGH   LOW
      1996
        Second quarter............................... 115.0p 106.0p $1.75 $1.63
        Third quarter................................ 108.0   83.5   1.68  1.30
        Fourth quarter...............................  89.5   57.5   1.40  0.98
      1997
        First quarter................................  69.5   57.5   1.14  0.97
        Second quarter...............................  92.5   72.5   1.54  1.18
        Third quarter................................ 124.5   87.5   2.00  1.48
        Fourth quarter............................... 144.5  119.5   2.41  1.95
      1998
        First quarter................................ 385.0  136.5   6.46  2.26
        Second quarter (through June 22, 1998)....... 610.0  325.0   9.95  5.44

-------------------------
(1) The reported high and low prices for the Shares expressed as pence per Share have been translated into dollars per ADS (each representing one Share) by converting that amount at the Noon Buying Rate on the dates of such respective high and low prices.

  As of April 30, 1998, there were approximately 802 holders of Ordinary Shares, of which 60.6% of the total outstanding Shares were held of record by persons with United States and Canadian addresses.

  On June 22, 1998, the AIM closing bid price for the Shares was 605.0p per Share.

  The average daily trading volume for the Shares for the years ended December 31, 1996 and 1997 and for the five months ended May 31 , 1998 was 14,959, 18,872 and 37,922 Shares, respectively.

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Ordinary Shares. The Company currently intends to retain all future earnings to finance future operations. Moreover, under the Companies Act 1985, dividends may only be paid out of the profits of the Company legally available for distribution. See "Description of Share Capital."

                                CAPITALIZATION

  The following table sets forth as of March 31, 1998 (i) the actual capitalization of the Company and (ii) the consolidated capitalization of the Company as adjusted to give effect to the offering (assuming a price per ADS of $8.25 (the midpoint of the offering range set forth on the cover page of the Prospectus) and the application of estimated net proceeds therefrom of $60.2 million ((Pounds)35.8 million). See "Use of Proceeds." This table should be read in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto included elsewhere herein.

                                           MARCH 31, 1998
                         -----------------------------------------------------
                               ACTUAL           AS ADJUSTED      AS ADJUSTED(1)
Long-term debt
 (including current
 portion thereof)....... (Pounds)13,420,433  (Pounds)12,020,433   $20,194,328
Shareholders' equity(2)
  Ordinary Shares,
   nominal value 1p per
   share, 28,000,000
   Shares authorized,
   17,793,027 Shares
   issued and
   outstanding..........            177,930             257,930       433,323
  Additional paid-in
   capital..............         10,613,508          46,372,794    77,906,294
  Retained deficit......         (1,662,932)         (1,662,932)   (2,793,726)
                         ------------------  ------------------   -----------
Total shareholders'
 equity................. (Pounds) 9,128,506  (Pounds)44,967,792   $75,545,891
                         ------------------  ------------------   -----------
Total capitalization.... (Pounds)22,548,939  (Pounds)56,988,225   $95,740,219
                         ==================  ==================   ===========

-------------------------
(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on March 31, 1998 of $1.68 per (Pounds)1. The Noon Buying Rate on June 22, 1998 was (Pounds)1.67 per $1.
(2) Excludes 3,673,400 Shares issuable on March 31, 1998 pursuant to outstanding options and warrants.

                                   DILUTION

  Dilution per Share equals the difference between the offering price per Share (as represented by an ADS) and the net tangible book value per Share after giving effect to the offering. The net tangible book value per Share has been determined by dividing the net tangible book value of the Company determined in accordance with U.K. GAAP (total tangible asset book value less total liabilities) by the number of outstanding Shares on March 31, 1998 (excluding 3,673,400 Shares issuable on March 31, 1998 pursuant to outstanding options and warrants). At March 31, 1998, the net tangible book value per Share was $0.86 (at the Noon Buying Rate on such date). After giving effect to the sale by Independent Energy of 8,000,000 ADSs at $8.25 per ADS (the mid point of the offering range set forth on the cover page of this Prospectus) and after deducting underwriting discounts, commissions and fees and expenses, the net tangible book value of the Company at March 31, 1998 would have been $75.5 million, or $2.93 per Share (at the Noon Buying Rate). This represents an immediate dilution of $5.32 per Share to new investors purchasing ADSs in the offering and an immediate increase in net tangible book value of $2.07 per Share to the Company's existing shareholders, as illustrated in the following table:

Assumed offering price per Share (represented by an ADS)...........       $8.25
  Net tangible book value per Share at March 31, 1998 before the
   Offering........................................................ $0.86
  Increase in net tangible book value per Share attributable to new investors.......................................................  2.07
                                                                    -----
Net tangible book value per Share after the Offering(1)............        2.93
                                                                          -----
Dilution per ADS to new investors..................................       $5.32
                                                                          =====

-------------------------
(1) Determined by dividing the total number of Shares assumed to be outstanding after the Offering into the pro forma net tangible book value of the Company allocable to such Shares, after giving effect to the application of the net proceeds of the offering (assuming no exercise of the Underwriters' over-allotment option).

  If the Underwriters' over-allotment option is exercised in full, the increase in net tangible book value per Share attributable to the Offering, net tangible book value per Share after giving effect to the Offering and dilution per Share to new investors would be $2.28, $3.14, and $5.11, respectively.

  The following table sets forth, as of March 31, 1998, the differences between the existing shareholders of Independent Energy and the new investors with respect to the number of ADSs purchased or to be purchased from Independent Energy, the average price per Share or ADS, as applicable, and the total consideration paid or to be paid.

                                   SHARES
                                PURCHASED(1)     AVERAGE  TOTAL CONSIDERATION
                             ------------------   PRICE   ----------------------
                               NUMBER   PERCENT PER SHARE   AMOUNT       PERCENT
Current shareholders........ 17,793,027   69.0%   $1.02   $18,129,616(2)   21.5%
Investors in the offering...  8,000,000   31.0     8.25    66,000,000      78.5
                             ----------  -----    -----   -----------     -----
  Total..................... 25,793,027  100.0%   $3.26   $84,129,616     100.0%
                             ==========  =====    =====   ===========     =====

-------------------------
(1) Assumes no exercise by the Underwriters of their over-allotment option.
(2) Total contributed capital prior to the Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables present selected consolidated financial data for the Company. The selected consolidated financial data as of and for each of the two years in the period ended December 31, 1995, as of and for the six months ended June 30, 1996, as of and for the fiscal year ended June 30, 1997 and as of and for the nine months ended March 31, 1998 have been derived from the audited consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The selected consolidated financial data for the nine months ended March 31, 1997 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein and, in the opinion of the Company, have been prepared on a basis substantially consistent with that of the audited periods. In the opinion of the Company, the unaudited interim financial statements reflect all adjustments necessary to present fairly such information for the nine month period ended March 31, 1997. The selected consolidated financial data as of and for the year ended December 31, 1993 have been derived from the audited consolidated financial statements of the Company which are not included in this Prospectus.

  The Company's consolidated financial statements have been prepared in accordance with U.K. GAAP which differ in certain significant respects from U.S. GAAP. Notes 29 and 30 to the Company's consolidated financial statements describe the principal differences between U.K. GAAP and U.S. GAAP as they relate to the Company and provide a reconciliation to U.S. GAAP of net profit or loss and shareholders' equity. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                            YEARS ENDED DECEMBER 31,
                  -------------------------------------------------   SIX MONTHS ENDED   FISCAL YEAR ENDED
                       1993             1994             1995          JUNE 30, 1996       JUNE 30, 1997
STATEMENT OF
 OPERATIONS
 DATA:
U.K. GAAP
Revenue from
 continuing
 operations.....  (Pounds)    --   (Pounds)    --   (Pounds)  4,701   (Pounds) 173,701   (Pounds)11,127,164
Revenue from
 discontinued
 operations(2)..         452,641          118,589                --                 --                   --
Cost of sales...         309,884          127,327                --            171,448           10,872,238
Administrative
 expenses.......          47,408           55,367            90,915            492,199            1,363,343
Depreciation and
 amortization...          41,399           39,674             2,858              5,681              141,850
Loss from
 continuing
 operations.....          (7,631)              --           (89,072)          (495,627)          (1,250,267)
Profit (loss)
 from
 discontinued
 operations.....          61,581         (103,779)               --                 --                   --
Exceptional
 items..........              --          168,191                --           (460,983)                  --
Interest
 (expense)
 income, net....          (1,554)           3,275            24,029             65,417               68,674
Income tax
 expense
 (credit).......              --            9,000            (5,576)                --                   --
Net profit
 (loss).........  (Pounds)52,396   (Pounds)58,687   (Pounds)(59,467)  (Pounds)(891,193)  (Pounds)(1,181,593)
Earnings (loss)
 per share......           167.3 p          187.4 p          (176.8)p             (9.9)p               (9.0)p
Weighted average
 shares
 outstanding....          31,314           31,314            33,641          8,981,076           13,129,914
U.S. GAAP
Revenue from
 continuing
 operations.....  (Pounds)    --   (Pounds)    --   (Pounds)  4,701   (Pounds) 173,701   (Pounds)11,127,164
Loss from
 continuing
 operations.....          (7,631)              --           (59,467)        (1,001,908)          (1,369,688)
Net profit
 (loss).........          52,396           58,687           (59,467)        (1,001,908)          (1,369,688)
Earnings (loss)
 per share......           167.3 p          187.4 p          (176.8)p            (11.1)p              (10.4)p
Earnings (loss)
 per share from
 continuing
 operations.....           (24.4)p             --            (176.8)p            (11.1)p              (10.4)p
Weighted average
 number of
 shares
 outstanding....          31,314           31,314            33,641          8,981,076           13,129,914
                            NINE MONTHS ENDED MARCH 31,
                  -----------------------------------------------------
                        1997                 1998            1998(1)
                     (UNAUDITED)
STATEMENT OF
 OPERATIONS
 DATA:
U.K. GAAP
Revenue from
 continuing
 operations.....  (Pounds)5,490,338   (Pounds)34,921,839   $58,668,690
Revenue from
 discontinued
 operations(2)..                 --                   --            --
Cost of sales...          5,360,559           33,634,538    56,506,024
Administrative
 expenses.......          1,036,849            1,337,395     2,246,824
Depreciation and
 amortization...             97,299              301,608       506,701
Loss from
 continuing
 operations.....         (1,004,369)            (351,702)     (590,859)
Profit (loss)
 from
 discontinued
 operations.....                 --                   --            --
Exceptional
 items..........                 --                   --            --
Interest
 (expense)
 income, net....             44,809              (74,403)     (124,997)
Income tax
 expense
 (credit).......                 --                   --            --
Net profit
 (loss).........  (Pounds) (959,560)  (Pounds)  (426,105)  $  (715,856)
Earnings (loss)
 per share......               (7.3)p               (2.5)p $     (0.04)
Weighted average
 shares
 outstanding....         13,124,800           16,967,802    16,967,802
U.S. GAAP
Revenue from
 continuing
 operations.....  (Pounds)5,490,338   (Pounds)34,921,839   $58,668,690
Loss from
 continuing
 operations.....         (1,100,630)            (521,709)     (876,471)
Net profit
 (loss).........         (1,100,630)            (521,709)     (876,471)
Earnings (loss)
 per share......               (8.4)p               (3.1)p $     (0.05)
Earnings (loss)
 per share from
 continuing
 operations.....               (8.4)p               (3.1)p $     (0.05)
Weighted average
 number of
 shares
 outstanding....         13,124,800           16,967,802    16,967,802

                                                  (footnotes on following page)

                                    DECEMBER 31,                                   JUNE 30,
                 --------------------------------------------------- ------------------------------------
                      1993             1994              1995              1996               1997
BALANCE SHEET
 DATA:
U.K. GAAP
Total assets.... (Pounds)919,804 (Pounds)1,123,878 (Pounds)3,053,064 (Pounds)7,995,040 (Pounds)16,851,935
Long-term
 liabilities....         333,852                --                --           830,212          5,937,925
Shareholders'
 equity.........         409,266           467,953         2,983,728         6,787,015          6,957,569
U.S. GAAP
Total assets.... (Pounds)919,804 (Pounds)1,123,878 (Pounds)3,143,144 (Pounds)8,333,378 (Pounds)17,226,966
Long-term
 liabilities....         333,852                --            90,080         1,279,265          6,611,766
Shareholders'
 equity.........         409,266           467,953         2,983,728         6,676,300          6,658,795
                           MARCH 31,
                 ------------------------------
                        1998          1998(1)
BALANCE SHEET
 DATA:
U.K. GAAP
Total assets.... (Pounds)31,145,922 $52,325,149
Long-term
 liabilities....         11,155,703  18,741,158
Shareholders'
 equity.........          9,128,506  15,335,890
U.S. GAAP
Total assets.... (Pounds)31,536,121 $52,980,683
Long-term
 liabilities....         11,940,316  20,059,731
Shareholders'
 equity.........          8,734,092  14,673,275

-------------------------
(1) Translations into dollars in this table are for convenience only and are computed at the Noon Buying Rate on March 31, 1998 of $1.68 per (Pounds)1.
(2) The Company sold its oil and gas production services business in April 1994. Accordingly, revenue and operating profit (loss) associated with such operations for the years ended December 31, 1993 and 1994 are reflected as discontinued operations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion is intended to assist in an understanding of the Company's financial position as of March 31, 1998 and its results of operations for the year ended December 31, 1995, the six months ended June 30, 1996, the fiscal year ended June 30, 1997 and the nine months ended March 31, 1997 and 1998. The Company's consolidated financial statements and notes included elsewhere in this Prospectus contain additional information and should be referred to in conjunction with this discussion. Such financial statements have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. Notes 29 and 30 to the Company's consolidated financial statements provide a description of the principal differences between U.K. GAAP and U.S. GAAP as they relate to the Company, and a reconciliation of U.S. GAAP of net income (loss) and shareholders' equity.

OVERVIEW

  Independent Energy is the largest independent marketer of electricity in the United Kingdom (i.e., not a part of the government-owned electricity industry at the time of its privatization in 1990). The Company was founded to capitalize on the market opportunities created by the deregulation of the United Kingdom electricity market. Since commencing marketing operations in April 1996, management believes that it has established Independent Energy as a reliable alternative provider of electricity. The Company currently has over 1,400 customers, primarily in the light industrial, commercial and public sector markets. The Company increased its revenue from (Pounds)11.1 million ($18.6 million) for the fiscal year ended June 30, 1997 to (Pounds)34.9 million ($58.6 million) for the nine months ended March 31, 1998. The Company's revenue for the two months ended May 31, 1998 was (Pounds)14.8 million ($24.9 million).

  The Company has incurred operating and net losses of approximately (Pounds)2.1 million and (Pounds)2.5 million, respectively, in the aggregate, through March 31, 1998 since commencing electricity supply operations. The Company expects to increase its revenues pending the final phase of deregulation of the U.K. electricity market. The Company will incur certain additional fixed costs in anticipation of its increase in sales as well as variable costs that increase proportionally with sales. The Company's ability to achieve profitability will depend in large measure on its ability to attract a sufficient number of customers to permit its fixed cost base to decline in relation to its number of customers and as a percentage of revenues. See "Risk Factors--Historical Operating Losses." The final phase of deregulation of the supply segment of the industry is currently scheduled to begin in September 1998; however, the final phase was initially scheduled to occur in April 1998 and was subsequently postponed. If deregulation is further postponed, the Company's operations and financial condition could be materially adversely affected. See "Risk Factors--Government Regulation; Risk of Postponement of Final Phase of Deregulation."

  Revenue from the sale of electricity is recognized by the Company on a monthly basis based on the volume of electricity consumed by its customers as determined by month-end meter readings and the contract prices associated with such volume. Customers are billed monthly, generally at a fixed price for usage. Because the cost of electricity purchased from the Pool fluctuates throughout the term of sales contracts, the Company recognizes gross profit related to electricity sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts. The estimated gross profit margin considers the estimated cost of electricity, the effects of hedging contracts entered into by the Company to mitigate Pool price exposure, transmission and distribution costs, commissions and all other costs of sales in supplying the electricity. The difference between the cash cost of the electricity and the estimated cost of sales based on the estimated gross profit margin is accounted for as either an accrual for, or a deferral of, the cost of electricity and recorded on the balance sheet within current assets or current liabilities, as the case may be. The Company reconciles the difference between actual gross profit and estimated gross profit on a quarterly basis. See "Risk Factors--Risk Related to Electricity Price Fluctuations; Risk Related to Gross Profit Recognition Policy" and "-- Liquidity and Capital Resources."

  Because the Company generally sells electricity at fixed prices and purchases most of its electricity at fluctuating prices, the Company is exposed to risk arising from the difference between these prices. The

Company's risk management practices are comprised of three material elements:
(i) entering into CFDs to effectively fix the price of a portion of its electricity requirements purchased from the Pool; (ii) targeting customers that have relatively predictable demand and pattern usage profiles; and (iii) generating a portion of the electricity it supplies to customers. See "--Risk Management Activities."

RESULTS OF OPERATIONS

 NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

  Revenue. Revenue for the nine months ended March 31, 1998 increased (Pounds)29.4 million, or 536%, to (Pounds)34.9 million from (Pounds)5.5 million for the nine months ended March 31, 1997. The increase reflected a substantial increase in the Company's sales volume of electricity to 842 GWh from 131 GWh in the 1997 period, a 542% increase, primarily as a result of the Company's increased marketing efforts.

  Gross profit. Gross profit for the nine months ended March 31, 1998 increased (Pounds)1.1 million to (Pounds)1.3 million from (Pounds)130,000 for the nine months ended March 31, 1997. As a percentage of revenue, gross profit for the 1998 period was 3.7% compared to 2.4% in the 1997 period. This increase was primarily due to the increase in electricity sales derived from Company's generated electricity, which generally have higher margins. In the 1998 period, the Company generated 26.2 GWh of electricity compared to 5.3 GWh in the 1997 period. In addition, the additional electricity generated by the Company in the 1998 period was from new larger plants at Trumfleet and Caythorpe that produce electricity at lower costs, thereby further increasing margins.

  Administrative expenses. Administrative expenses for the nine months ended March 31, 1998 increased (Pounds)300,000, or 29%, to (Pounds)1.3 million from (Pounds)1.0 million for the nine months ended March 31, 1997. As a percentage of revenue, administrative expenses for the 1998 period were 4% compared to 19% in the 1997 period as the Company's administrative expenses in the 1997 period reflected primarily fixed costs which did not increase materially in the 1998 period.

  Depreciation and amortization. Depreciation and amortization expense for the nine months ended March 31, 1998 was (Pounds)302,000 compared to (Pounds)97,000 for the 1997 period. The increase was primarily the result of depreciation related to two new generation plants that commenced operations in the 1998 period, one in December 1997 and one in March 1998.

  Operating loss. The operating loss decreased for the nine months ended March 31, 1998 to (Pounds)351,000 compared to (Pounds)1.0 million for the nine months ended March 31, 1997. The reduction in the loss for the 1998 period was due to increased sales volumes, increased gross profit and reduced operating expenses as a percentage of revenue as described above.

  Interest income (expense). The Company had net interest expense of (Pounds)74,000 in the 1998 period compared to net interest income of (Pounds)45,000 in the 1997 period. The change was primarily due to increased interest expense associated with debt financing used for two new generating plants in the 1998 period.

 YEAR ENDED JUNE 30, 1997 COMPARED TO TWELVE MONTHS ENDED JUNE 30, 1996

  Revenue. Revenue for the fiscal year ended June 30, 1997 increased (Pounds)10.9 million to (Pounds)11.1 million from (Pounds)178,000 for the twelve months ended June 30, 1996. The Company commenced sales of electricity in April 1996. The increase in sales volume was a result of a full year of commercial operations in fiscal 1997.

  Gross profit. Gross profit for the year ended June 30, 1997 increased to (Pounds)255,000 from (Pounds)2,000 for the twelve months ended June 30, 1996. As a percentage of revenue, gross profit for the year ended June 30, 1997 was 2.3% compared to 1.3% for the twelve months ended June 30, 1996. The increase was primarily due to sourcing electricity from the Company's generating plants (7.1 GWh or 3% of revenue) which generally result in higher margins. The Company did not generate any electricity in the twelve months ended June 30, 1996. In addition, the unit price of electricity purchased from the Pool was lower in the year ended June 30, 1997 than for the twelve months ended June 30, 1996, thereby further increasing margins for fiscal 1997.

  Administrative expenses. Administrative expenses for the year ended June 30, 1997 increased (Pounds)818,000, or 150%, to (Pounds)1.4 million from (Pounds)545,000 for the twelve months ended June 30, 1996. Moreover, as a percentage of revenue, administrative expenses for the 1997 period were 12.3% compared to 305.4% in the 1996 period. This increase resulted primarily from increased marketing activities and additional staff hired as the Company expanded its operations.

  Depreciation and amortization. Depreciation and amortization for the year ended June 30, 1997 was (Pounds)140,000 compared to (Pounds)6,000 for the twelve months ended June 30, 1996. The increase was primarily a result of depreciation related to the Company's Elswick generating plant which commenced operations in July 1996.

  Operating loss. Operating loss increased for the fiscal year ended June 30, 1997 to (Pounds)1.3 million compared to (Pounds)544,000 for the twelve months ended June 30, 1996. The increase in the loss for the 1997 period was due to operating expenses increasing as the Company formed its marketing and administrative organization and commenced marketing activities. Such expenses constitute primarily fixed overhead expenses and should decrease as a percentage of revenue as the Company expands its operations.

  Interest income (expense). The Company had net interest income of (Pounds)69,000 in the year ended June 30, 1997 compared to net interest income of (Pounds)77,000 for the twelve months ended June 30, 1996. Interest income decreased in the year ended June 30, 1997 primarily as a result of interest expense of (Pounds)120,000 in the year ended June 30, 1997 resulting from financing of a new generating plant in fiscal 1997 which partially offset increased interest income resulting from greater cash on deposit resulting from equity placements.

 SIX MONTHS ENDED JUNE 30, 1996

  The Company began marketing electricity in January 1996 and generated its first revenue from electricity sales in April 1996 resulting in revenue for the six months ended June 30, 1996 of (Pounds)174,000. There was no revenue from the sale of electricity prior to this period. Gross profit in this period was 1.3%. The operating expenses during the period were (Pounds)498,000 including costs associated with establishing the Company's marketing organization and initiating marketing activities. All of these costs were expensed during the period. The period resulted in a net operating loss of (Pounds)496,000 due to the relatively low revenue during the start-up period and expenses related to development of the business.

  The exceptional loss of (Pounds)461,000 incurred in the 1996 period related to the adjustment of the carrying cost of a drilling rig owned by the Company to fair market value.

 YEAR ENDED DECEMBER 31, 1995

  The Company's activity in 1995 was limited to the development of its gas licenses and start-up costs associated with the electricity marketing and generating business. The Company utilizes the gas reserves from its licenses properties to fuel its generating plants.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal uses of funds have been to (i) fund operating losses associated with being a development stage company, (ii) fund working capital requirements and (iii) fund capital expenditures, primarily the acquisition and installation of gas-fired generating plants. From January 1, 1996 through March 31, 1998, these activities utilized funds of (Pounds)2.1 million, (Pounds)2.7 million and (Pounds)11.3 million, respectively.

  The Company has financed its funding requirements through a combination of equity issuances, capital lease financings and borrowings. Since 1994, the Company has raised an aggregate of (Pounds)10.4 million through four equity placements in the U.K. and the U.S.

  The Company has a credit facility with Barclays Bank plc (the "Credit Facility"), which provides for aggregate borrowings and letters of credit of (Pounds)18.4 million consisting of (i) a (Pounds)5.0 million revolving construction facility payable in quarterly payments of (Pounds)250,000 with interest of LIBOR plus 2.5% (10.2% at June 1, 1998), (ii) a line of credit of (Pounds)4.0 million due March 31, 1999 which bears interest at a base rate plus 1.75% (9.0% at June 1, 1998), (iii) (Pounds)6.9 million in the form of letters of credit to secure Pool electricity purchase obligations and obligations under CFDs and (iv) a (Pounds)2.5 million overdraft facility due March 31, 1999 which bears interest at a base rate plus 1.5% (8.75% at June 1, 1998). As of June 25, 1998, the Company had outstanding borrowings under the Credit Facility of (Pounds)9.5 million and had utilized commitments to issue letters of credit in the aggregate amount of (Pounds)6.9 million. In addition, in June 1997, the Company issued (Pounds)1.4 million of promissory notes, which mature December 31, 2002 and bear interest at 10% per annum, payable quarterly. The Company intends to repay (Pounds)7.9 million ($13.3 million) of outstanding indebtedness with a portion of the net proceeds from the offering, comprised of (i) (Pounds)4.0 million ($6.7 million) outstanding under the line of credit, (ii) (Pounds)2.5 million ($4.2 million) outstanding under the overdraft facility and (iii) (Pounds)1.4 million ($2.4 million) outstanding under the promissory notes. See "Use of Proceeds."

  The Company has historically financed its generating plants primarily through capital leases and debt financing. In June 1996, the Company executed a capital lease for Elswick for $1.5 million. The lease is payable in quarterly payments of $57,891 over a five-year initial term and secured by the generating assets located at the Elswick site. After the initial term, the Company can either extend the term for an additional five years at the then prime rate plus 1%, or purchase the equipment for 50% of its original cost. After ten years, the Company can purchase the equipment for $1. In June 1997, a capital lease for gas generator systems was executed for (Pounds)4.4 million. This lease is payable in six monthly payments of (Pounds)31,423 commencing July 23, 1997 followed by 78 monthly payments of (Pounds)69,734. The primary term of seven years can be extended indefinitely for an annual payment of (Pounds)10,958. In October 1997, the Company entered into a capital lease covering gas generator systems for (Pounds)2.7 million. This lease is payable in quarterly payments commencing January 31, 1998 in varying amounts. The primary term of six years can be extended by the Company indefinitely for an annual payment of (Pounds)6,664.

  The Company estimates that its capital expenditure requirements related to the acquisition and installation of additional generating plants for the remainder of calendar year 1998 and for calendar year 1999 will be approximately (Pounds)15.2 million and (Pounds)73.8 million, respectively. The Company has historically financed its generating plants primarily through capital lease and debt financing with equity financing representing 7% to 10% of the aggregate financing requirements. Following the offering, the Company expects to increase the equity portion of such capital requirements by up to 15%. Accordingly, the Company expects to use (Pounds)13.7 million ($23.0 million) of the net proceeds from the offering to fund the equity-financed portion of the acquisition and installation of gas-fired generating plants by the Company through the end of 1999. However, although the Company is actively pursuing the acquisition and installation of the generating plants described above, there can be no assurance regarding the amount and timing of expenditures for such generating plants or that such expenditures will not vary materially from those currently contemplated. The actual amount to be expended for the acquisition and installation of gas-fired generating plants will depend on a number of factors, including market conditions in the U.K. electricity industry and the Company's success in attracting new customers. See "Use of Proceeds" and "Business--Electricity Generation."

  The Company estimates that its capital expenditure requirements related to the final phase of supply deregulation commencing in September 1998 will be (Pounds)3.0 million ($5.0 million) and will be funded with a portion of the net proceeds from the offering. Such expenditures will primarily be used to acquire certain information technology and related equipment associated with expanding its customer base.

  The Company purchases substantially all of its electricity from the Pool which is required to be paid 28 days in arrears. In contrast, the Company bills its customers monthly and receives payments from such billings on average approximately 25 days therefrom. Thus, the Company has significant working capital requirements due to these timing differences. In addition, during the colder months (October through April) when Pool prices are generally higher than the average yearly Pool price, the Company requires additional working capital to fund the increased cost of electricity during such months. The Company has taken a number of measures to reduce its working capital need, including encouraging customers to adopt shorter billing and collection cycles and to utilize direct debit as a means of payment. As the Company expands its base of operations, it expects working capital needs to increase significantly.

  The Company believes that the net proceeds from the offering of ADSs, capital lease and other debt financing and cash generated from operations will be adequate to fund such capital expenditure requirements and working capital needs related to the expansion of its operations.

RISK MANAGEMENT ACTIVITIES

  Independent Energy is exposed to two principal risks associated with its customers' contracts: "load shape" risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and "purchase" price risk (the cost of purchased electricity relative to the price received from the supply customer). Generally, load shape risk decreases as Independent Energy's portfolio of supply customers in the supply market increases. Independent Energy manages Pool price risk by employing a variety of risk management tools, including entering into CFDs, management of its supply contract portfolio, and through the ownership of generating facilities to produce a portion of its required supply of electricity. The Company has in the past and intends to continue to enter into CFDs which are contracts between generators and suppliers that have the effect of fixing the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to different payments between the parties to the particular CFD. Independent Energy's ability to manage its purchase price risk depends, in part, on the future availability of properly priced risk management mechanisms such as CFDs.

  As of June 25, 1998, the Company had effective sales contracts in place to supply an estimated 1,377 GWh of electricity through June 1999 and had CFDs in place to fix the purchase price of 1,009 GWh of such demand. In addition, in order to hedge against Pool price fluctuations related to renewals of sales contracts and future growth, the Company's CFDs in place also fix the purchase price of an additional 248 GWh of electricity through October 1999. As of June 25, 1998, the aggregate commitment of the Company under CFDs was (Pounds)34.3 million. Self-generation of electricity by the Company also provides a hedge against electricity price fluctuations since the cost of the Company's generated electricity has historically been less than sales prices. The Company estimates that its three existing generating plants and the three proposed plants expected to be operating by the end of 1998 will provide it with an additional 158 GWh and 160 GWh of electricity, respectively, for the fiscal year ending June 30, 1999. As a result of its expected growth in revenue arising from the commencement of the final phase of deregulation, the Company has adopted a hedging policy which consists of entering into CFDs and continuing to generate a portion of its electricity requirements to effectively hedge a significant portion of its total estimated demand based on effective sales contracts in place at such time.

RECONCILIATION OF U.K. GAAP TO U.S. GAAP

  The Company's consolidated financial statements are prepared in accordance with U.K. GAAP. There are significant differences between U.K. GAAP and U.S. GAAP.

  The principal difference between U.K. GAAP and U.S. GAAP relevant to the Company occurs with respect to accounting for variable employee share options under the Company's option program. Although the Company does not have a formal option plan, the Company has granted options to acquire Shares to substantially all employees of the Company. Under U.K. GAAP, the Company does not recognize compensation cost related to the option program as described below.

  Under Accounting Principles Board ("APB") No. 25, compensation for services that the Company received as consideration for Shares issued pursuant to the exercise of options are recognized as the difference between the quoted market price of the number of Shares issuable pursuant to options at the measurement date less the aggregate exercise price for Shares issuable pursuant to such options. Compensation cost related to the option program as determined under U.S. GAAP would have been (Pounds)111,000, (Pounds)188,000 and (Pounds)96,000 for the fiscal years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998, respectively. There was no compensation cost related to its option program for the year ended December 31, 1995.

  The Company's net losses for the fiscal years ended June 30, 1996 and 1997 and the nine months ended March 31, 1998, under U.K. GAAP were (Pounds)891,000, (Pounds)1.2 million and (Pounds)426,000, respectively. Under U.S. GAAP, the Company would have reported net losses of (Pounds)1.0 million, (Pounds)1.4 million and (Pounds)522,000 for the periods ended June 30, 1996 and 1997 and March 31, 1998, respectively. There was no change in the net income or losses reported for the year ended December 31, 1995 under U.S. GAAP.

  Notes 29 and 30 to the Company's consolidated financial statements provide a description of these and other differences between U.K. GAAP and U.S. GAAP.

                            BUSINESS AND PROPERTIES

OVERVIEW

  Independent Energy is the largest independent marketer of electricity in the United Kingdom (i.e., not a part of the government-owned electricity industry at the time of its privatization in 1990). The Company was founded to capitalize on the market opportunities created by the deregulation of the United Kingdom electricity market and has assembled a core management team with extensive industry experience from a number of leading U.K. energy firms, including Scottish Power, National Power, Scottish Hydro and Midlands Electricity. Since commencing electricity sales in April 1996, management believes that it has established Independent Energy as a reliable alternative provider of electricity. The Company currently has over 1,400 customers, primarily in the light industrial, commercial and public sector markets. The Company increased its revenue from (Pounds)11.1 million ($18.6 million) for the fiscal year ended June 30, 1997 to (Pounds)34.9 million ($58.6 million) for the nine months ended March 31, 1998. The Company's revenue for the two months ended May 31, 1998 was (Pounds)14.8 million ($24.9 million).

  Deregulation of the U.K. electricity industry commenced in April 1990 and has encompassed each of the supply (marketing), transportation and generation segments of the industry. The supply segment is being deregulated in three phases. The first two phases have been completed and enabled consumers with 100 kW or greater peak demand to choose their electricity supplier. The final phase will enable all remaining consumers to choose their supplier and is scheduled to begin in September 1998 and be completed in June 1999. With respect to the deregulation of the generation segment, anyone who obtains the requisite permits and licenses may install and operate generation facilities. The Pool was established for the bulk trading of electricity in England and Wales between generators and suppliers. All generating plants with a capacity of 100 MW or greater are required to sell their output to the Pool. Plants with less than 100 MW capacity may sell their output to consumers, suppliers or the Pool, which is required to purchase the output at the prevailing spot market price. The deregulation of the transportation segment enabled suppliers to transport electricity at regulated rates without discrimination over bulk transmission lines operated by NGC and distribution lines operated by the twelve RECs.

  The first two phases of deregulation of the supply segment of the U.K. electricity industry enabled approximately 60,000 commercial and industrial customers with aggregate annual electricity expenditures of approximately (Pounds)7.0 billion to select their supplier. The Company specifically targets consumers on the lower end of the (greater than) 100 kW consumer range, a market segment which the Company estimates to include approximately 30,000 consumers with aggregate annual electricity expenditures of approximately (Pounds)2.3 billion. The completion of the final phase of deregulation will substantially increase the size of the market available to the Company as an additional 1.9 million commercial consumers and 24.0 million domestic (residential) consumers with aggregate annual electricity expenditures of approximately (Pounds)11.0 billion will be able to choose their electricity supplier. Within this market, the Company intends to selectively target approximately 200,000 commercial consumers with peak demand usage of 20 kW to 100 kW and approximately 16.7 million domestic and commercial consumers with peak demand usage of less than 20 kW. The Company estimates that these markets have aggregate annual electricity expenditures of approximately (Pounds)7.4 billion.

BUSINESS STRATEGY

  The Company's objectives are to expand its revenue base and to increase its operating margins. The Company is pursuing these objectives through a business strategy comprised of the following elements:

  Expand Customer Base. The Company intends to continue to expand its customer base through increased penetration of the currently deregulated (less than) 100 kW market and to enter into the (less than) 100 kW market upon the final phase of deregulation expected to begin in September 1998. The Company believes it can effectively compete in all of its targeted market segments on the basis of price and quality of service. Within the commercial segment of the (less than) 100 kW consumer market, the Company believes it can leverage its relationships with its existing customer base to obtain a number of the smaller sites operated by its existing customers in the (greater than) 100 kW consumer market. The Company intends to penetrate the domestic (residential) segment of the (less than) 100 kW consumer market by, among other things, capitalizing on the relationships and marketing channels of selected strategic marketing partners to offer electricity services as a jointly packaged range of products to an already well-established customer base. The Company also intends to significantly increase its number of commissioned sales agents and to enhance its direct mail and telemarketing capabilities to further achieve its customer expansion goals. As a result of its marketing efforts to date, the Company has signed contracts for an additional 3,000 customers in the (less than) 100 kW consumer market which will become effective pending deregulation.

  Install Additional Generating Capacity. By generating a portion of the electricity that it supplies, the Company believes it can reduce its exposure to fluctuating Pool prices and lower its cost of sales. The Company currently operates three generating plants with a capacity of 18 MW and expects to have a total of six generating plants with an aggregate capacity of 44 MW operational by the end of 1998. The Company's objective is to install additional generating facilities to provide it with approximately 10 MW to 20 MW of aggregate capacity in each of the twelve local distribution areas in England and Wales. Management views the operation of its own generating plants as an important part of its overall risk management strategy. Moreover, by owning generating plants with less than 100 MW capacities and selling the output directly to consumers within the local distribution system, the Company obtains certain cost advantages, including avoidance of Pool expenses, NGC transportation tariffs and transmission power losses.

  Leverage Management Expertise. Mr. Burt H. Keenan, the founder and Executive Chairman of the Company, has built a management team with extensive experience in the U.K. electricity and energy industry. Prior to joining the Company, Mr. John L. Sulley, Managing Director of the Company, held senior management positions with National Power where he established its electricity marketing operations and managed the installation of small generating plants at customer sites, and with Scottish Power where he was responsible for the financial, strategic and business planning for supply and electricity trading operations. In addition, other members of management have held senior positions with Scottish Power, National Power, Scottish Hydro and Midlands Electricity.

  Maintain Prudent Risk Management Practices. The Company generally enters into fixed price sales contracts with customers for a stated period, typically one or two years. Most of the Company's supply of electricity is purchased from the Pool at fluctuating spot market prices. In addition to generating a portion of the electricity it sells, the Company has sought to reduce the risks associated with fluctuating Pool prices by selectively targeting customers with relatively predictable usage profiles and by entering into hedging instruments known as CFDs. Management intends to enter into CFDs to cover a significant portion of the customer contracts it enters into in the future. By utilizing such risk management practices, management believes it can balance its objective of profit maximization with acceptable levels of risk.

  Expand Product Offerings. The Company believes that significant opportunities exist to cost-effectively market additional energy products and services to its electricity customer base. In particular, the U.K. natural gas industry has been deregulated in a manner similar to that of the electricity industry. The Company is currently exploring ways to market natural gas to its customer base through strategic acquisitions, joint ventures and other marketing affiliations.

THE U.K. ELECTRICITY MARKET

  The U.K. electricity market is comprised of approximately 1.9 million commercial, industrial and public sector consumers and 24.0 million residential consumers, with aggregate annual expenditures of approximately (Pounds)18.0 billion ($30.2 billion). The supply segment of the U.K. electricity industry is being deregulated in three phases. The first two phases have been completed and enabled the largest 60,000 commercial consumers to choose their electricity supplier. The third phase is scheduled to commence in September 1998 and be completed by June 1999, at which time all consumers, both commercial and domestic (residential) will be able to choose their supplier.

  The following table sets forth a breakdown of the U.K. electricity market for 1996 by consumer category and size, annual electricity volumes sold and annual expenditures.

                            U.K. ELECTRICITY MARKET

                                                         ANNUAL       ANNUAL
                                          NUMBER OF    ELECTRICITY EXPENDITURES
CONSUMER SIZE                             CONSUMERS    VOLUMES (IN  (POUNDS IN
(PEAK USAGE)                            (IN THOUSANDS)    TWH)      BILLIONS)
PHASE I AND PHASE II OF DEREGULATION
  (greater than)1 MW..................           6         36.0    (Pounds) 2.0
  100 kW-1 MW..........................         54         85.3             5.0
                                            ------        -----    ------------
    Subtotals..........................         60        121.3             7.0
                                            ------        -----    ------------
PHASE III OF DEREGULATION
  20-100 kW............................        803         32.7             2.5
  10-20 kW(1)..........................      2,137         26.0             1.5
  Domestic(2)..........................     23,000        100.0             7.0
                                            ------        -----    ------------
    Subtotals..........................     25,940        158.7            11.0
                                            ------        -----    ------------
    Totals.............................     26,000        280.0    (Pounds)18.0
                                            ======        =====    ============

-------------------------
Source: U.K. Office of Electricity Regulation, The Competitive Electricity Market From 1998: Price Restraints September 1996
(1) Includes approximately 1.0 million residential consumers that are designated "non-domestic" consumers based on peak demand usage.
(2) Includes all remaining residential consumers.

                     INDEPENDENT ENERGY'S TARGET CUSTOMERS

  The following table sets forth the Company's targeted customers within the U.K. electricity market and management's estimates with respect to such targeted customers' annual electricity volumes and expenditures. Principal factors which the Company seeks in its customers are predictable usage patterns and volumes, above-average usage, strong credit ratings and payment by direct debit.

                                                          ANNUAL       ANNUAL
                                           NUMBER OF    ELECTRICITY EXPENDITURES
CONSUMER SIZE                              CONSUMERS    VOLUMES (IN  (POUNDS IN
(PEAK USAGE)                             (IN THOUSANDS)    TWH)      BILLIONS)
(greater than)100 kW....................         30         40.0    (Pounds)2.3
20-100 kW...............................        200          8.2            0.6
10-20 kW................................      1,700         21.0            1.2
Domestic................................     15,000         80.0            5.6
                                             ------        -----    -----------
  Totals................................     16,930        149.2    (Pounds)9.7
                                             ======        =====    ===========

ELECTRICITY SUPPLY AND SALES

  The Company generally sells electricity at fixed prices pursuant to contracts with a stated term, typically one or two years. Neither the Company nor its customers may terminate such contracts during their term absent extraordinary circumstances, such as the Company losing its supply license. However, the Company may renegotiate the pricing terms of contracts if a customer's demand and pattern usage changes significantly during the term of a contract. The contracts also contain a provision that allows the Company to pass through to customers increases in transportation and metering costs. Although the vast majority of the Company's contracts are for fixed prices, the Company does sell to certain customers that have unusual demand and pattern usage based on prices that differ for volumes consumed during various times of the day.

  The Company purchases a substantial majority of its electricity from the Pool. In the nine months ended March 31, 1998, the Company purchased approximately 97% of its electricity from the Pool. The other source of the Company's electricity is its internal supply generated from Company-owned generating plants. Electricity from the Pool is purchased by the Company at spot market prices. Pool electricity is priced in half-hour increments. Generally, Pool prices are higher during the daytime than at night and are higher in winter months compared to summer months. The Pool purchases electricity from generators at a certain price and resells electricity at a higher price which includes a margin to cover such costs as transmission losses and standby purchases of electricity. Accordingly, the Company's internally generated electricity provides a number of cost advantages to the Company in that the Company avoids the Pool price as well as certain transportation costs and also generally receives a higher margin on the electricity it generates internally. In addition, the Company is credited by the Pool for supplying its electricity to customers within a local distribution area and for reductions in power losses on the local network.

  The Pool maintains a settlement system that monitors usage by all consumers. Consumers in the (greater than) 100 kW market have meters that measure usage by the half-hour. All other consumers meters are read monthly. Each (less than) 100 kW consumer has an assigned usage profile which estimates their usage throughout each day over a month. The Pool requires all suppliers to pay, including the Company, for all electricity consumed by their customers 28 days in arrears. However, customers generally pay within 25 days on average. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company has adopted a number of risk management practices to reduce the risk of fluctuating electricity prices incurred in connection with its customer contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Activities."

MARKETING AND CUSTOMERS

  The Company has established Independent Energy as a reliable alternative provider of electricity in the U.K. market. The Company believes it can offer such consumers better pricing and service than they currently receive from their RECs or other suppliers. In a recent market survey, the Company was rated the best overall electricity supplier in the U.K., based on price and service criteria. The Company believes that the (less than) 100 kW commercial sector and the domestic market represent a significant opportunity for it to expand its revenue and customer base. As of May 31, 1998, the Company had entered into contracts to supply an additional 3,000 customers pending the final phase of deregulation. In addition, the Company believes that there remain additional opportunities to expand its base of 1,400 customers within the 60,000-consumer market that is currently deregulated.

  In order to take advantage of new market opportunities pending the final phase of deregulation, the Company is currently exploring several new marketing channels. Through strategic marketing, the Company believes it can obtain as customers the smaller sites of some of its already existing 100 kW customers. The Company intends to target customers with predictable usage patterns and volumes.

  As part of its marketing strategy, the Company also seeks to capitalize on the brand names of strategic marketing partners by offering electricity services as part of a joint marketing program. The Company is currently involved in discussions with a number of such potential strategic marketing partners and expects to have a number of such arrangements in place prior to the commencement of the final phase of deregulation in September 1998 that management believes will give it access to up to 15.0 million domestic consumers. In addition, the Company is targeting the employees and customers of existing customers and marketing partners to further increase its domestic customer base. Within the domestic market, the Company intends to target those consumers that have above-average usage, strong credit ratings and pay by direct debit. The Company utilizes available consumer databases and other sources to target such customers.

  The Company currently utilizes the services of approximately 150 independent commission-based sales agents employed by sales agencies that personally call on prospective customers which have been identified by the Company based on usage profiles and credit worthiness. The Company intends to continue to increase its utilization of independent sales agents, and expects to engage an aggregate of up to 1,000 independent agents to market its services by mid-1999. The sales agencies used by the Company receive commissions calculated based on the estimated sales volume for the customer over the life of the contract. Fifty percent of such commissions are paid upon the execution of the sales contract and the balance are paid following the expiration of applicable sales contract. In addition to independent sales agents, the Company also utilizes the services of telemarketers who solicit prospective customers.

  To support these sales activities, the Company uses radio and newspaper advertising and conducts press relations to create awareness for the Independent Energy brand name and to educate consumers about the deregulated electricity market. It also utilizes direct mail to target prospective customers in advance of direct sales calls and telemarketing efforts.

ADMINISTRATIVE OPERATIONS

  The Company currently employs information systems and computerized links to the Pool's settlement system. All of the Company's current customers have meters which measure usage on a half-hourly basis. This information is electronically communicated from the Pool's system to the Company each day. The Company maintains its own billing system. Customers are billed monthly. The Company also maintains its own call center to handle inquiries and other communications with its customers.

  As the Company expands its operations and customer base commencing in September 1998 with the final phase of deregulation, it will have to substantially increase its ability to handle inquiries from customers, and substantially upgrade its billing, payment collection and debt management systems. In addition, the U.K. Office of Electricity Regulation ("OFFER") has introduced separate Codes of Conduct and Codes of Practice to protect domestic customers. These regulations are wide-ranging and include provisions governing payment arrangements, debt collection and marketing practices. Operating in this consumer market will require sophisticated systems that can manage, control and transmit vast quantities of electronic data. It is also necessary to ensure that the Company can provide these services in a cost-effective manner. Accordingly, the Company has determined to outsource such functions for customers in the (less than) 100 kW market segment, including handling customer inquiries and other communications, billing, payment collection, debt management and related operations. The Company has entered into an agreement in principle with a third-party service provider in the U.K. to provide all of such services as they relate to such customers, and expects to finalize a definitive agreement with this provider prior to the commencement of the final phase of deregulation in September 1998.

ELECTRICITY GENERATION

  As of May 31, 1998, the Company was operating three generating plants, a 1 MW plant at Elswick in Lancashire, an 8 MW plant at Trumfleet in Yorkshire and a 9 MW plant at Caythorpe in Yorkshire. These plants generated approximately 3% of the Company's electricity requirements during the nine months ended March 31, 1998. The Company anticipates that it will install three additional plants by the end of 1998 with 26 MW of total capacity. The total capital expenditure requirements for such plants are estimated to be (Pounds)15.2 million. The Company's strategy is to install between 10 MW and 20 MW of generating plants in each of the twelve local distribution systems. The Company's aggregate capital expenditure requirements for its planned generating projects for 1998, together with the projects it intends to complete in 1999, are estimated to be (Pounds)89.0 million. The Company expects to fund up to 15% of such aggregate estimated capital expenditure requirements ((Pounds)13.7 million) with a portion of the net proceeds from the offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company's electricity generation plants are comprised predominately of 3,000 to 4,000 horsepower gas-fired internal combustion engines turning generators. Electricity connections are made with the local grid network providing a source of distribution to the Company's customers. The plants are reasonably transportable and can be relocated at the time of economic depletion of gas reserves at the generation site. In some cases, plants in the proximity to the regional gas network can be operated utilizing purchased gas.

  The table below sets forth the Company's existing and certain proposed generating facilities.

PROJECTS IN OPERATION

                                                                      PROJECT
                                                                    COMMERCIAL
                                   FACILITY                          OPERATION
 PROJECT        FUEL SOURCE      NET CAPACITY       LOCATION           DATE
Elswick...  Company Gas Reserves     1 MW     Elswick, Lancashire    June 1996
Caythorpe.  Company Gas Reserves     9 MW     Caythorpe, Yorkshire December 1997
Trumfleet.  Company Gas Reserves     8 MW     Trumfleet, Yorkshire February 1998

PLANNED PROJECTS

                                                                             ESTIMATED
                                                  FACILITY                    PROJECT
                                                    NET                      COMMERCIAL        ESTIMATED
        PROJECT                FUEL SOURCE        CAPACITY    LOCATION     OPERATION DATE  INSTALLATION COST
Knypersley.............. Third-Party and Company    8 MW     Knypersley,    August 1998   (Pounds)5.2 million
                               Gas Reserves                 West Midlands
Holditch................     Third-Party Gas        9 MW      Holditch,     October 1998  (Pounds)5.0 million
                                                            West Midlands
Ironville............... Third-Party and Company    9 MW     Ironville,    December 1998  (Pounds)5.0 million
                               Gas Reserves                Nottinghamshire

  Self-generation is an important component of the Company's overall strategy. By owning generating plants, the Company is able to fix a portion of the cost of its electricity needs, particularly during peak consumption periods when Pool prices are at their highest. Further, the generating plants lower the Company's cost of service. By owning generating plants with less than 100 MW capacities and selling the output directly to consumers within the local distribution system, the Company obtains certain cost advantages, including avoidance of Pool expenses, NGC transportation tariffs and transmission power losses. The Company is credited by the Pool for cost savings to the Pool for supplying Company-generated electricity directly to its customers within local distribution areas because such electricity does not enter the national grid and for reductions in power losses on the local distribution networks resulting from the Company's generation. This credit reduces the amounts payable by the Company to the Pool. In most of its plants, the Company further reduces its cost of service by either owning the gas reserves which fire the plants or by obtaining access to gas which is not generally of a commercial grade and is thus less expensive than gas purchased from the national gas supply system.

NATURAL GAS RESERVES

 ESTIMATED PROVED RESERVES AND FUTURE NET CASH FLOWS

  As of April 1, 1998, the Company's net proved reserves of natural gas were approximately 6.5 billion cubic feet ("Bcf"), of which 3.3 Bcf were proved developed reserves and 3.2 Bcf were proved undeveloped reserves. Such estimates were prepared by Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm. All of the Company's proved reserves are attributable to its onshore properties in the U.K. The present value (discounted at 10% per annum) of estimated future net cash flows from such proved reserves as of April 1, 1998 was (Pounds)6.05 million ($10.2 million) before applicable U.K. income taxes. The estimated proved reserves and future net cash flows have been calculated in accordance with Commission definitions. See "Glossary."

  There are numerous uncertainties inherent in estimating quantities of reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates at a specific time are often different from the quantities of oil and gas that are ultimately recovered. Predictions about future prices, costs and production levels of oil and gas are subject to great uncertainty. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

  The preceding reserve value estimate sets forth estimated future net cash flows from the production and sale of the Company's estimated proved reserves and the present value thereof (discounted at 10% per annum). The estimated future net cash flows are computed after giving effect to estimated future development and production costs, based on year-end costs and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of delay in commencement of production, various cash outlays, including general and administrative costs and interest expense (except for those interest charges associated with ongoing generation plant lease costs) and U.K. income tax expense.

  The price used by Gaffney, Cline & Associates Ltd. to calculate the present value of estimated future net cash flows from the Company's estimated net proved reserves was based on the Pool price of electricity at April 1, 1998 after giving effect to the location of the Company's reserves and its increased operating margins in generating its own electricity. As an example, based on applicable Pool prices provided by the Company, the realized power price for the Caythorpe project equates to an equivalent natural gas price of (Pounds)3.28 per thousand cubic feet ("Mcf") ($5.51 per Mcf).

  In computing the present value of the estimated future net cash flows, a discount rate of 10% per annum was used pursuant to Commission regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The reserve value information represents an estimate only, which is subject to uncertainty for numerous reasons.

 PETROLEUM LICENSES

  The Company currently holds 16 licenses in an aggregate 887,000 net acres (net to the Company's interest) for the exploration and development of oil and gas properties onshore U.K. All of the Company's licenses are located in the U.K. Landward Areas. Fourteen of the Company's licenses are Petroleum Exploration and Development Licenses ("PEDL") as defined in The Petroleum (Production) (Landward Areas) Regulations 1995. PEDLs have an initial term of eleven years; however, after the first six years there is a mandatory relinquishment of 50% of the original license area. The Company determines the acreage to be released. The license, for purposes of development and production activities, continues for a further period of 20 years after the initial eleven year term. Thereafter, a further period may be agreed to ensure maximum recovery of petroleum. The licenses convey from the U.K. Government to the licensee, the exclusive right to explore for, to appraise, to develop, and to produce petroleum. Petroleum belongs to licensee when produced.

COMPETITION

  The Company is the largest independent supplier of electricity in the United Kingdom (i.e., not a part of the government-owned electricity industry at the time of its privatization in 1990). However, substantially all of the Company's competitors consisting primarily of the twelve RECs, the Scottish integrated companies, Scottish Power and Scottish Hydro, and the national generators, National Power, PowerGen and British Energy, are better established with longer operating histories and generally better access to capital. The Company competes on the basis of service and price, and is typically awarded contracts based on competitive bids. Competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to markets than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, the Company may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors-- Competition."

ENVIRONMENTAL REGULATION

  The Company is subject to a number of environmental and health and safety laws and regulations affecting many aspects of its present and future operations including, without limitation, those regulating the planning, designing, installation and operation of electricity generating plants and those regulating gas exploration and production operations. Such laws and regulations generally require the Company to obtain and comply with a wide variety of licenses, permits and other approvals. Breaches of such laws or regulations or the terms of related licenses, permits or approvals may result in the imposition of criminal fines or penalties, any of which might be material, or the cessation of operations. Environmental and health and safety laws and regulations have become increasingly stringent and more strictly enforced in recent years. There can be no assurance that existing environmental or health and safety laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company which could have an adverse impact on its financial condition or results of operations. The implementation of changes imposing more comprehensive or stringent requirements on the Company could result in increased compliance costs, and could, therefore, have a material adverse effect on the Company's results of operations.

  To date, the costs of complying with environmental and health and safety laws and regulations have not had a material adverse effect on the Company. However, the Company is aware of some contamination as a result of the activities of past owners or past uses of properties that it may in the future acquire, occupy or use for the purposes of gas exploration and development and/or electricity generation. Although the Company is not aware of any current requirement to clean up such properties, there can be no assurance that the Company as current owner, occupier or user of such properties will not be liable for the cost of cleanup at such properties in the future and that such costs will not have a material adverse effect on the Company's financial condition or results of operations.

LITIGATION

  The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings.

FACILITIES

  The Company maintains its headquarters in Solihull, West Midlands where it leases 6,000 square feet of office space for approximately (Pounds)11,000 per month. This lease expires in November 2002. The Company also leases 1,750 square feet of office space in Maidenhead for its resource offices which lease expires in April 1999. Both of these leases may be extended at the Company's option. For a description of the Company's generating plants, see "-- Electricity Generation."

EMPLOYEES

  As of May 31, 1998, the Company had 36 employees and consultants and utilized the services of approximately 150 independent commission-based sales agents. None of the Company's employees are represented by unions or subject to collective bargaining agreements. The Company considers its relations with its employees to be satisfactory.

           THE STRUCTURE OF THE UNITED KINGDOM ELECTRICITY INDUSTRY

INDUSTRY STRUCTURE AND BACKGROUND

  The electric industry in the United Kingdom consists of the following elements:

  Generation: the production of electricity at power stations;

  Transmission: the bulk transfer of electricity across the high voltage transmission system;

  Distribution: the transfer of electricity from the high voltage transmission system and its delivery, across low voltage distribution systems, to consumers; and

  Supply: the bulk purchase of electricity by suppliers and its sale to consumers.

  Great Britain has two separate but connected markets, each with a different commercial framework. In England and Wales, electricity is produced by generators, the largest of which are National Power, PowerGen plc ("PowerGen") and British Energy plc ("British Energy"). Electricity is transmitted through the national grid transmission system by NGC and distributed by the twelve RECs in their respective authorized areas.

  In Scotland, there are two vertically integrated companies, Scottish Power and Scottish Hydro, each generating, transmitting, distributing and supplying electricity within its respective authorized areas as well as competing to supply electricity elsewhere. Scottish Nuclear, a subsidiary of British Energy, sells all the electricity it generates to Scottish Power and Scottish Hydro by agreement.

  The interconnection between the two transmission systems, owned by Scottish Power and NGC, is capable of transferring electricity between Scotland and England and Wales. There is also an interconnection with France, owned by Electricite de France and NGC, through which electricity can be transferred between the transmission systems of France and England and Wales.

  Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. There is no equivalent to the Pool in Scotland, but Scottish Power and Scottish Hydro are obligated by their licenses to offer electricity for sale to second tier suppliers. They are also required to provide access to their transmission and distribution systems on a non-discriminatory basis to competing suppliers and generators. The industry structure described above became effective April 1990. At the same time, a licensing regime was introduced for the electricity industry both in England and Wales and in Scotland. The Regulator (as described below) was first appointed in 1989.

  The RECs, which at that time collectively owned The National Group Grid plc ("NGG"), NGC's holding company, were privatized in December 1990. National Power and PowerGen were privatized in March 1991, Scottish Power and Scottish Hydro were privatized in June 1991 and British Energy was privatized in July 1996. Since the summer of 1995, a majority of RECs have been acquired by other companies.

DISTRIBUTION OF ELECTRICITY

  Each of the RECs is required to offer terms for connection to and/or use of its distribution system to other persons. In providing use of its distribution system, a REC must not discriminate between its own supply business and that of any other authorized electricity operator, or between those of other authorized electricity operators; nor may its charges differ except where justified by differences in cost.

SUPPLY OF ELECTRICITY

  The Electricity Act deregulated the generation and marketing of electricity. Generation of electricity was completely deregulated upon effectiveness of the Electricity Act on April 1, 1990. Deregulation of supply is being phased in commencing with >1 MW consumers on April 1, 1990 and on April 1, 1994 for >100 kW consumers. According to statistics provided by the OFFER, there are about 60,000 100 kW or greater peak demand customers in the U.K. Beginning in September 1998 and continuing through June 1999, the remaining

1.9 million commercial and 24 million domestic customers in the U.K. will be able to purchase electricity from any supplier with no price regulation other than a "backstop" price for the domestic customer. The Company is licensed by OFFER.

  Subject to minor exceptions, all electricity customers in the United Kingdom must be supplied by a licensed supplier. Licensed suppliers purchase electricity and make use of the transmission and distribution networks to achieve delivery to customers' premises.

  There are two types of licensed suppliers: public electricity (or first tier) suppliers ("PESs") and second tier suppliers. PESs are the RECs, Scottish Power and Scottish Hydro, each supplying in its respective authorized area. Second tier suppliers include the Company, National Power, PowerGen, Nuclear Electric, Scottish Power, Scottish Hydro, other PESs supplying outside their respective authorized areas and other independent suppliers.

THE POOL

  The Pool was established at the time of privatization for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to exceptions for small generating plants such as the Company's generating plants, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become and remain signatories to the Pooling and Settlement Agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers. The Pool also provides centralized settlement of accounts and clearing. The Pool itself does not buy or sell electricity.

  The Pool compiles and ranks in ascending order the half hourly electricity volumes and prices bid by the generators. Based on this ranking, the Pool purchases from the generators in ascending order the total half hour volume of electricity needed to fulfill the Pool's forecasted demand for that period. The price bid which corresponds to the cumulative volume which fulfills the total estimated demanded by the Pool is the price which the Pool pays to all generators. Through this marginal cost pricing system, the generators are scheduled on or off according to their respective bids.

  A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day-to-day basis by Energy Settlements and Information Services, Limited, a subsidiary of NGC, as settlement system administrator.

  The Pool is obligated to purchase all electricity generated by plants with capacity of less than 100 MW, "small generators," at the Pool price, affording the Company a source of sale for all its generated electricity. Alternatively, "small generators" can bypass the Pool and sell direct to customers or other suppliers. All suppliers purchase electricity from the Pool at the same half-hour price.

  The mechanism for trading electricity is currently under review by the Regulator. Accordingly, there can be no assurance that this mechanism will not change. The Company is unable to predict the impact, if any, on its operations as a result of any such change.

REGULATION UNDER THE ELECTRICITY ACT 1989

 THE REGULATOR

  The principal legislation governing the structure and regulation of the electricity industry in the United Kingdom is the Electricity Act 1989 (the "Electricity Act"). The Electricity Act established the industry structure described above so as to enable privatization to take place. The Electricity Act also created the institutional framework under which the industry is currently regulated, including the office of the Regulator, who is appointed by the United Kingdom Secretary of State for Trade and Industry (the "U.K. Secretary of State"). The present Regulator, Professor Stephen Littlechild, was appointed for a five-year term commencing September 1, 1989 and has since been reappointed for a further five-year term.

  The Regulator's functions under the Electricity Act include granting licenses to generate, transmit or supply electricity (a function that he exercises under a general authority from the U.K. Secretary of State); proposing modifications to licenses; determining certain disputes between electricity licensees and customers; and setting standards of performance for electricity licensees.

  The Regulator exercises concurrently with the Director General of Fair Trading certain functions relating to monopoly and merger situations under the Fair Trading Act 1973 and certain functions relating to courses of conduct which have, or are intended or likely to have, the effect of restricting, distorting or preventing competition in the generation, transmission or supply of electricity under the Competition Act 1980.

  The Electricity Act requires the Regulator and the U.K. Secretary of State to exercise their functions in the manner each considers is best calculated to ensure that all reasonable demands for electricity are satisfied; to ensure that license holders are able to finance their licensed activities; and to promote competition in the generation and supply of electricity. Subject to these duties, the U.K. Secretary of State and the Regulator are required to exercise their functions in the manner which each considers is best calculated: to protect the interests of customers for electricity supplied by licensed suppliers in respect of price, continuity of supply, and the quality of electricity supply services; to promote efficiency and economy on the part of licensed electricity suppliers and the efficient use of electricity supplied to customers; to promote research and development by persons authorized by license to generate, transmit or supply electricity, and to secure the establishment of machinery for promoting the health and safety of workers in the electricity industry. The U.K. Secretary of State and the Regulator also have a duty to take into account the effect on the physical environment of activities connected with the generation, transmission or supply of electricity.

  In performing their duties to protect the interests of customers in respect of prices and other terms of supply, the U.K. Secretary of State and the Regulator have a duty to take into account in particular the interests of customers in rural areas. In performing their duties to protect the interests of customers in respect of the quality of electricity supply services, they have a duty to take into account in particular the interests of those who are disabled or of pensionable age.

 LICENSES

  Second Tier Supply Licenses. Other than a PES in its authorized area and subject to certain other exceptions, a supplier of electricity to premises in the United Kingdom must possess a second tier supply license. Subject to the restrictions described in "--Supply of Electricity" above, second tier licensees may compete for the supply of electricity with one another and with the PES for the relevant area. Currently, there are approximately 39 second tier supply license holders for England and Wales and approximately 25 second tier supply license holders for Scotland.

  The Company has two supply licenses, one for England and Wales and one for Scotland. The license for England and Wales was granted on March 7, 1996 and the license for Scotland was granted on February 25, 1997. The term of each license is 25 years.

  Generation Licenses. Electricity generators operating a generating plant with capacity in excess of 10 MW in the United Kingdom are required to have a generation license. The conditions attached to a generation license in England and Wales require the holder, among other things, to comply with a grid code, be a member of the Pool and submit relevant generating sets for central dispatch. The conditions attached to generation licenses in Scotland require the holder, among other things, to comply with a grid code. Failure to comply with any of the generation license conditions may subject the licensee to a variety of sanctions, including enforcement orders by the Regulator, or if an enforcement order is not complied with, license revocation. Because none of the Company's existing generating plants exceeds 10 MW, the Company's generating plants are not required to be licensed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Certain information concerning the executive officers and directors of the Company is set forth below.

                       NAME                   AGE            POSITION
      Burt H. Keenan.........................  58 Executive Chairman
      John L. Sulley.........................  47 Managing Director
      Ian Stewart............................  46 Executive Director--Finance
      William E. Evans.......................  62 Executive Director--Resources
      Robert Jones...........................  52 Executive Director--Operations
      Jerry W. Jarrell.......................  56 Non-Executive Director
      Roy Deakin.............................  66 Non-Executive Director
      David May..............................  62 Non-Executive Director

  BURT H. KEENAN has been Executive Chairman of the Company since its inception in April 1991. Since 1987, he has been an associate of Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana. From 1969 to 1986, Mr. Keenan was the founder, Chairman and Chief Executive Officer of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. He is also a director of a number of companies, including Telescan Incorporated, a Nasdaq-traded interactive online information business, and Halter Marine, Inc., an American Stock Exchange listed company engaged in shipbuilding in the U.S. Mr. Keenan holds bachelors and masters degrees in business administration from Tulane University.

  JOHN L. SULLEY, Managing Director, joined the Company in October 1995. Mr. Sulley has over 25 years of experience in the U.K. power industry, including experience in engineering, operations, finance and marketing operations. From April 1994 to October 1995, he was general commercial manager for the Supply Division of Scottish Power plc, where he was responsible for financial operations, strategic and business planning for the Supply Division and for the electricity trading operations. From March 1989 to April 1994, Mr. Sulley was responsible for starting and managing the direct sales operations at National Power plc. Mr. Sulley holds an MBA from Glasgow University, a Masters degree in engineering from UMIST and a BSc. in engineering from Aston University.

  IAN STEWART joined the Company as Executive Director--Finance in May 1998. From April 1996 to May 1998, Mr. Stewart served as Group Financial Controller for the North of Scotland Water Authority. From January 1992 to March 1996, he served as Head of Finance for the Energy Trading Division of Scottish Power plc, which marketed electricity to large industrial and commercial businesses in the early phases of deregulation in the U.K. During this same period, he also served as Finance Director of Caledonian Gas, an affiliate of Scottish Power plc. Mr. Stewart received his professional accountancy qualification from Caledonian University.

  WILLIAM E. EVANS, Executive Director--Resources, joined the Company in April 1992. He is a consultant geologist-geophysicist with broad managerial experience in exploration, having specialized in the U.K. onshore oil industry over the past 25 years. He became chief geologist of the consulting firm Seabrooke & Associates (later Simon Horizon) and a founder of Energy Resource Consultants. He holds a BSc. in geology from Bristol University and a DIC in oil technology from Imperial College, London, where he held a lectureship in petroleum geology for three academic years.

  ROBERT JONES joined the Company in April 1996 and is currently Executive Director--Operations. Dr. Jones is a petroleum engineer with 26 years of experience in drilling, field development and production operations, with particular emphasis on operations in the U.K. From September 1993 to April 1996, Dr. Jones was development manager for Perenco Group (formerly Kelt) where he was responsible for drilling and completion operations and field development. Before joining Perenco, Dr. Jones was operations manager for Taylor Woodrow Energy Limited with specific responsibility for drilling and production operations onshore U.K. Dr. Jones holds both a Ph.D. and a BSc. in mining engineering from Nottingham University.

  JERRY W. JARRELL became a non-executive Director of the Company in May 1998. From April 1991 to May 1998, he served as Executive Director--Finance of the Company. He is also a private consultant to several public and private companies. He has devoted 50% of his time to the Company since early 1996. Prior thereto, he had devoted 20% of his time to the Company. From 1977 to 1990, he served as Chief Financial Officer for the Woodson Companies, an oil field construction company. From 1971 to 1977, he was Secretary, Treasurer and Controller of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. From 1966 to 1971, he was a certified public accountant with Arthur Andersen & Company. He holds a BS degree in accounting from Louisiana Tech University. Mr. Jarrell is the Chairman of the Audit Committee and a member of the Remuneration Committee of the Board of Directors.

  ROY DEAKIN has been a non-executive director of the Company since October 1992. He is Chairman of Southern Geophysical Consultants, a U.K. company which has provided a geophysical service function to the petroleum exploration industry over the past 25 years. Mr. Deakin was formerly a Non-Executive Chairman of Blackland Oil plc. Mr. Deakin is a member of the Audit and Remuneration Committees of the Board of Directors.

  DAVID MAY has been a non-executive director since December 1995. He is a specialist in venture capital companies and currently holds seven other directorships covering a wide range of business interests. He is currently chairman of the Berthon group of companies which was a leader in marina development in the U.K. He is a university graduate, a qualified marine engineer and a naval architect. Mr. May is the Chairman of the Remuneration Committee and a member of the Audit Committee of the Board of Directors.

TERM OF OFFICE OF DIRECTORS AND EXECUTIVE OFFICERS

  With the exception of the Chairman and Managing Director, one-third of the Directors, or if their number is not three or any multiple of three, then the number nearest to and less than one-third, retire by rotation at each Annual General Meeting. In addition, any Director appointed since the latest Annual General Meeting shall retire at the next Annual General Meeting but is eligible for re-election. Accordingly, the terms of office expire at the next Annual General meeting and, being eligible, such Directors may seek re-election.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  In the fiscal year ended June 30, 1997, the Company paid (Pounds)295,000 in compensation to all directors and executive officers as a group, for services in all capacities. The Company has a bonus and profit sharing plan. However, no compensation was paid in fiscal 1997 under this plan. In fiscal 1997, the Company accrued (Pounds)18,900 for pension, retirement or similar benefits for its executive officers and directors. See Note 5 to the consolidated financial statements of the Company included elsewhere in this Prospectus.

EMPLOYMENT CONTRACTS

  Independent Energy has entered into the following agreements with its executive officers.

  Mr. Sulley and Dr. Jones have each entered into service agreements with Independent Energy for an initial term of two years. After the initial term which expired in May 1998, Independent Energy has the right to terminate either agreement with 24 months prior notice. Mr. Sulley and Dr. Jones receive annual salaries of (Pounds)66,000 and (Pounds)60,000, respectively, as well as profit-related bonuses and other benefits.

  Each of Messrs. Evans, Keenan and Jarrell have entered into consulting agreements through entities controlled by each such person with Independent Energy for an initial term of two years. After the initial term, either party to the agreements may terminate the applicable agreement with 24 months prior notice. Messrs. Evans, Keenan and Jarrell receive annual salaries of (Pounds)45,000, (Pounds)40,000 and (Pounds)25,000, respectively.

  Each of Messrs. Deakin and May have entered into agreements to provide their services as non-executive directors to Independent Energy with Independent Energy. Such contracts are terminable by either party with three months notice. Each of Messrs. Deakin and May receive an annual fee of (Pounds)8,000 and an attendance fee of (Pounds)650 per board meeting.

OPTIONS TO PURCHASE ORDINARY SHARES

  The following table sets forth the options to purchase Ordinary Shares held by each executive officer and director as of May 31, 1998.

                            NUMBER OF EXERCISE
           NAME              SHARES    PRICE   EXERCISABLE DATE EXPIRATION DATE
                                        (P)
Burt H. Keenan.............    45,400   31.25  January 1, 1997  January 1, 2001
                              200,000  100.00  October 21, 1997 April 28, 2003
                               50,000  122.50  November 5, 2000 November 5, 2002
Jerry W. Jarrell...........    22,800   31.25  January 1, 1997  January 1, 2001
                              100,000  100.00  January 1, 1999  January 1, 2001
                               50,000  122.50  November 5, 2000 November 5, 2002
                              100,000  100.00  October 21, 1997 April 28, 2003
John L. Sulley.............    60,000   50.00  January 1, 1997  January 1, 2001
                              300,000  100.00  January 1, 1999  January 1, 2001
                               50,000  122.50  November 5, 2000 November 5, 2002
Ian Stewart................   170,000  122.50  November 5, 2000 November 5, 2002
William E. Evans...........   150,000  100.00  January 1, 1999  January 1, 2001
                              295,200    1.00  May 28, 1996     January 1, 2001
                               50,000  122.50  November 5, 2000 November 5, 2002
Robert Jones...............   300,000  100.00  January 1, 1999  January 1, 2001
                               50,000  122.50  November 5, 2000 November 5, 2002
Roy Deakin.................    50,000  100.00  January 1, 1997  January 1, 2001
David May..................    50,000  100.00  January 1, 1997  January 1, 2001
                               15,000  122.50  November 5, 2000 November 5, 2002
                            ---------
  Total.................... 2,108,400
                            =========

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Evans, through Altwood Petroleum Limited ("Altwood"), a corporation controlled by him, has a 4% carried interest in the Company's oil and gas licenses (except for the Caythorpe license). Altwood acquired his 4% interest as compensation for his agreement in April 1992 to the assignments of the ongoing Elswick ventures and other forthcoming projects to Eukan, and for the ownership of Eukan to be held 95% by IPSCO.

  In June 1997, Gonsoulin Enterprises, Inc. ("Gonsoulin"), which beneficially owns 5.9% of the outstanding Shares, purchased (Pounds)625,000 of the Company's 10% promissory notes due December 31, 2002. In connection with such transaction, Gonsoulin received warrants to purchase 62,500 Shares at 75p per Share. The Company intends to repay such notes, together with certain other indebtedness, with the net proceeds of the offering. See "Use of Proceeds."

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning beneficial ownership of the Ordinary Shares as of May 31, 1998 by (i) each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own more than 5% of the outstanding Ordinary Shares, (ii) each director of the Company, (iii) each executive officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the named beneficial holder has sole voting and investment power.

                                                         SHARES BENEFICIALLY
                                                              OWNED(1)
                                                     ---------------------------
                                                                 PERCENT OWNED
                                                               -----------------
                                                                BEFORE   AFTER
                                                      NUMBER   OFFERING OFFERING
      Burt H. Keenan(2)............................  2,653,900   14.6%    10.1%
      Gonsoulin Enterprises, Inc.(3)...............  1,055,825    5.9%     4.1%
      John L. Sulley(4)............................    470,000    2.6%     1.8%
      Jerry W. Jarrell(5)..........................    410,100    2.3%     1.6%
      Ian Stewart(6)...............................    170,000      *        *
      William E. Evans(7)..........................    500,800    2.7%     1.9%
      Robert Jones(8)..............................    410,000    2.2%     1.6%
      Roy Deakin(9)................................    118,200      *        *
      David May(10)................................    115,000      *        *
      All officers and directors as a group (8 per-
       sons)(11)...................................  4,848,000   24.2%    17.3%

-------------------------
  * Less than 1%
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security) and includes the ownership of a security through corporate, partnership, or trust entities. In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
 (2) Includes 295,400 shares issuable upon exercise of options held by Mr. Keenan. Mr. Keenan's address is Dominion Court, 43 Station Road, Solihull, West Midlands, United Kingdom B91 3RT.
 (3) The address of this shareholder is 3417 West Admiral Doyle, New Iberia, Louisiana 70560.
 (4) Includes 410,000 shares issuable upon exercise of options held by Mr.
     Sulley.
 (5) Includes 272,800 shares issuable upon exercise of options held by Mr. Jarrell.
 (6) Includes 170,000 shares issuable upon exercise of options held by Mr. Stewart.
 (7) Includes 495,200 shares issuable upon exercise of options held by Mr.
     Evans.
 (8) Includes 350,000 shares issuable upon exercise of options held by Dr.
     Jones.
 (9) Includes 50,000 shares issuable upon exercise of options held by Mr.
     Deakin.
(10) Includes 65,000 shares issuable upon exercise of options held by Mr. May.
(11) Includes 2,108,400 shares issuable upon exercise of options held by the named executive officers and directors.

                         DESCRIPTION OF SHARE CAPITAL

  The following contains certain information concerning Independent Energy's capital structure and related summary information concerning certain provisions of Independent Energy's Memorandum and Articles of Association (Charter) and applicable English law. Such summary information is not complete and is qualified in its entirety by reference to the Memorandum and Articles of Association of Independent Energy, a copy of which have been filed as an exhibit to the Registration Statement of which this Prospectus is part and which is available for inspection as part of that Registration Statement.

GENERAL

  The Company's authorized share capital is (Pounds)280,000 divided into 28,000,000 Ordinary Shares of 1p nominal value each, of which 17,935,527 Ordinary Shares were issued and outstanding as of May 31, 1998. The Company has convened an extraordinary general meeting to be held on July 2, 1998 at which resolutions will be proposed to increase the authorized capital to 50,000,000 Ordinary Shares and waive certain preemptive rights. The consummation of the offering is contingent upon the approval by the shareholders of such resolutions.

  The share capital of the Company may be increased, consolidated and divided into shares of larger amounts than the Ordinary Shares, sub-divided into shares of smaller amount than the Ordinary Shares, and unissued Ordinary Shares may be canceled by an ordinary resolution of shareholders in a general meeting of the Company. The share capital of the Company may be reduced by special resolution of shareholders in a general meeting of the Company and confirmation by the English courts. The Company may, with the prior approval of an ordinary resolution of shareholders at a general meeting, purchase its own shares.

DESCRIPTION OF ORDINARY SHARES

  All of the issued and outstanding Ordinary Shares are duly authorized, validly issued and fully paid.

 DIVIDEND RIGHTS

  Holders of Ordinary Shares are entitled to receive such dividends as may be recommended by the Board of Directors of the Company and declared by the Company in a general meeting (but no larger dividend may be declared than is recommended by the Board of Directors of the Company, and the Company, in a general meeting may declare a smaller dividend) and such interim dividends as the Board of Directors of the Company may decide.

  The Company or the Board of Directors may fix a date as the record date by reference to which a dividend on the Ordinary Shares will be declared or paid, whether or not it is before the date on which the declaration is made. Any dividend on the Ordinary Shares unclaimed for a period of 12 years from its date of payment shall be forfeited and shall revert to the Company. No dividend on an Ordinary Share will bear interest.

 RIGHTS IN LIQUIDATION

  Subject to the rights attached to any shares issued on special terms and conditions, upon any liquidation or winding up of the Company, after all debts and liabilities of the Company and the expenses of the liquidation have been discharged, any surplus assets will be divided among the holders of Ordinary Shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of such shares.

 NOTIFICATION OF INTEREST IN SHARES

  Section 198 of the Companies Act of 1985 obliges any person (subject to exception) who acquires an interest of 3% or more in the Ordinary Shares to notify the Company of his interest within two business days following the day on which the obligation to notify arises. After the 3% level is exceeded, similar notification must be made in respect of whole percentage figure increases or decreases, rounded down to the next whole number. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares (subject to certain exceptions) including any shares (i) in which his spouse or his child or stepchild, is interested, (ii) in which a corporate body is interested where either (a) that corporate body or its directors are accustomed to act in accordance with that person's directions or instructions, or (b) that person controls one third or more of the voting power of that corporation body, (or (iii) in which another party is interested where the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985 and any interest in Shares is in fact acquired by any one of the parties pursuant to the agreement. A "concert party" agreement is an agreement which provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests.

  In addition, Section 212 of the Companies Act 1985 enables the Company, by notice in writing, to require a person whom the Company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interest in shares to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during this relevant time held an interest in the Shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware.

  In addition to the restrictions on the rights attaching to shares imposed by the Companies Act 1985 for noncompliance with Section 212 of that act, the Company's Memorandum and Articles of Association apply additional restrictions. The restrictions imposed or applied can potentially include disenfranchisement, loss of entitlement to dividends and other payments and restrictions on alienability.

 VOTING RIGHTS AND SHAREHOLDERS MEETINGS

  Under English law, there are two types of general meeting of shareholders, annual general meetings and extraordinary general meetings. An annual general meeting must be held at least once in each calendar year and not later than 15 months from the previous annual general meeting. At the annual general meeting matters such as the election of directors, appointment of auditors and the fixing of their remuneration, approval of the annual accounts and the directors' report and declaration of dividends are dealt with. Any other general meeting is known as an extraordinary general meeting.

  The Directors may convene an extraordinary general meeting and must convene one if demanded by holders of not less than 10% of the paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution must be called by at least 21 clear days' notice specifying the place, day and time of the meeting and the general nature of the business to be transacted. No business may be transacted at any general meeting unless a quorum of two persons entitled to vote on the business to be transacted is present in person or by proxy.

  At a general meeting, a simple majority of the votes cast is sufficient to pass an ordinary resolution. A special resolution requires a majority of not less than 75% of the votes of those shareholders as (being entitled to do so) vote in person or by proxy on the resolution in question. A small number of matters relating to variation of the rights attaching to different classes of shares and proceedings in a winding-up require the authority of an extraordinary resolution, which requires the same majority as a special resolution.

  Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders every holder of shares who (being an individual) is present in person or (being a corporation) is present by a representative or proxy not being himself a member shall have one vote on a show of hands, and on a poll (which can be demanded by the Chairman of the meeting, not less than three shareholders present in person or by proxy having the right to vote at the meeting, a holder or holders of Shares or his or their proxy representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by a holder or holders of shares or his or their proxy conferring a right to attend and vote at the meeting on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right), every holder of Shares present in person or by proxy shall have one vote for every share held.

  A holder of shares shall not be entitled (save as a proxy for another member) to be present or vote at any general meeting:

    (a) in respect of any Shares held by him in relation to which he or any other person appearing to be interested in those Shares has been served with a notice under Section 212 of the Companies Act 1985, requiring him to provide information in accordance with that section and containing a statement that upon failure to supply such information before the expiration period specified in the notice (which may not be less than 28 days) the registered holder of the Share is not entitled to vote in respect of those Shares, and the person on whom such notice was served fails to supply the information within the specified period; or

    (b) unless all amounts presently payable by him in respect of such Shares have been paid.

  All or any of the rights or privileges attached to the shares may, subject to certain provisions of the Companies Act 1985, be varied either with the consent in writing of the holders of 75% in nominal value of the issued shares or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of shares, but not otherwise.

 TRANSFER OF SHARES

  The instrument of transfer of a share may be in any usual form or in any other form of which the Directors approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The Directors may, in their absolute discretion without giving any reason therefor, refuse to register the transfer of a share which is not fully paid provided that any such refusal will not prevent dealings in the shares from taking place on an open and proper basis. The Directors may decline to register a transfer to person known to be a minor, bankrupt or person who is mentally disordered at a patient for the purpose of any statute relating to mental health. Subject thereto, the Articles of Association contain no restrictions on the registration of transfers of fully paid shares provided that all stamp duty payable thereon has been paid and the transfers are accompanied by any certificate for the shares and such other evidence (if any) as the Directors may require to prove the title of the intending transferor or his right to transfer the shares and is the case of a transfer to joint holders, and to no more than four such joint holders. The register of members may be closed at such times and for such periods as the Directors may determine not exceeding thirty days in each year. The Company has resolved that title to any Shares may be transferred by means of CREST being a relevant system for the purposes of the Uncertified Securities Regulations 1995.

 ISSUE OF ADDITIONAL SHARES

  Subject to the provisions of the Companies Act 1985, the authorized but unissued shares are at the disposal of the Directors who may issue, grant options over or otherwise dispose of them to such persons an on such terms as they deem appropriate.

  By virtue of Section 80 of the Companies Act 1985, the Directors may not, subject to limited exceptions in respect of employee share schemes, exercise any power to issue shares (or grant any right to subscribe for or convert other securities into shares) unless they have been authorized to do so by an ordinary resolution. Any such authority must state the maximum amount of shares which may be issued under it and the date of which it will expire, which must not be more than five years from the date the resolution is passed. On October 21, 1997, an ordinary resolution was passed authorizing the Directors pursuant to Section 80 of the Companies Act 1985 to exercise all the powers of the Company to issue shares up to a nominal amount of (Pounds)136,086, being the whole of the authorized but unissued share capital, for its period of five years.

  If Shares are to be issued for cash, Section 89 of the Companies Act 1985, requires, subject to limited exceptions in respect of employee share schemes, such shares first be offered to existing holders of shares in proportion to their holdings. However, Section 95 of the Companies Act 1985 provides that in certain circumstances the directors of a company may by special resolution be given power to issue shares as if Section 89 did not apply. On October 21, 1997, a special resolution was passed disapplying the provisions of Section 89 in respect of the issue of shares in connection with a rights issue and otherwise in respect of the issue of shares up to an aggregate nominal amount of (Pounds)65,000, such authority to expire at the conclusion of the next annual general meeting of the Company or if earlier, fifteen months from the passing of that resolution.

  The Company has convened an extraordinary general meeting to be held on July 2, 1998 at which resolutions will be proposed to increase the authorized capital to 50,000,000 Shares in order to consummate the offering and waive certain preemptive rights.

 REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Ordinary Shares is Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA England, United Kingdom.

  There are no restrictions under the Company's Memorandum and Articles of Association or under English Law that limit the rights of persons not resident in the United Kingdom, as such, to hold or to vote shares.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

  The following is a summary of the material provisions of the Deposit Agreement (including any exhibits thereto, the "Deposit Agreement") among the Company, the Depositary and all persons in whose name an ADR is registered on the books of the Depositary (the "Owners") and any person owning any beneficial interest in the ADSs evidenced by any ADR, and who may or may not be the Owner of such ADR (the "Beneficial Owners") from time to time of the ADRs issued thereunder. A copy of the Deposit agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is part and which is available for inspection as part of that Registration Statement. In addition, copies of the Deposit agreement are available for inspection at the principal office of the Depositary in New York (the "Principal New York Office"), which is presently located at 101 Barclay Street, New York, New York 10286. Terms used herein and not otherwise defined shall have the respective meanings set forth in the Deposit Agreement.

  ADRs evidencing ADSs are issuable by the Depositary pursuant to the terms of the Deposit Agreement. Each ADS represents, as of the date hereof, the right to receive one Share deposited under the Deposit Agreement (together with any additional Shares deposited thereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited Shares, the "Deposited Securities") with the Custodian, currently the London office of The Bank of New York (together with any successor or successors thereto, the "Custodian"). An ADR may evidence any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and the Company as Owners.

 DEPOSIT, TRANSFER AND WITHDRAWAL

  In connection with the deposit of Shares under the Deposit Agreement, the Depositary or the Custodian may require the following in form satisfactory to it: (i) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (iii) instruments assigning to the Custodian or its nominee any distribution on or in respect of such deposited Shares or indemnity therefor; and, (iv) proxies entitling the Custodian to vote such deposited Shares until the shares are registered in the name of the Custodian or its nominee. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary or its nominee or the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in the Deposit Agreement.

  After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to the terms and conditions of the Deposit Agreement, shall execute and deliver at the Transfer Office which is presently located at the Principal New York Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

  Subject to the terms and conditions of the Deposit Agreement, the Depositary may so issue ADRs for delivery at the Transfer Office only against deposit with the Custodian of (i) Shares in form satisfactory to the Custodian; (ii) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions: or,
(iii) other rights to receive Shares (until such Shares are actually deposited pursuant to (i) or (ii) above, "Pre-released ADRs") only if
(a) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Owners (but such collateral shall not constitute "Deposited Securities"), (b) each recipient of Pre-released ADRs agrees in writing with the Depositary that such recipient (1) owns such Shares, (2) assigns all beneficial right, title and interest therein to the Depositary, (3) holds such Shares for the account of the Depositary and (4) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor and (c) all Pre-released ADRs evidence not more than 30% of all such ADSs. The Depositary may retain for its own account any earnings or collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits together with other specified instruments for forwarding to the Custodian and may deliver ADRs at a place other than its office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, that the person making such deposit is duly authorized so to do and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.

  Subject to the terms and conditions of the Deposit Agreement, upon surrender of an ADR in form satisfactory to the Depositary at the Transfer Office, the Owner thereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR at the request, risk and expense of the Owner thereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Owner.

 DISTRIBUTIONS ON DEPOSITED SECURITIES

  Subject to the terms and conditions of the Deposit Agreement, to the extent practicable, the Depositary will distribute by mail to each Owner entitled thereto on the record date set by the Depositary therefor at such Owner's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Owner's ADRs:

  Cash. Any dollars available to the Depositary resulting from a cash dividend or other cash Distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the Deposit Agreement ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld and (ii) deduction of the Depositary's expenses in (1) converting any foreign currency to dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or dollars to the U.S. by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner;

  Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash;

  Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable any dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse); and

  Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

  Such dollars available will be distributed by checks drawn on a bank in the U.S. for whole dollars and round fractional amounts to the nearest whole cent (any fractional cents being withheld without liability for interest and added to future Cash distributions).

  To the extent that the Depositary determines in its discretion that any distribution is not practicable with respect to any Owner, the Depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Owner's ADRs (without liability for interest thereon or the investment thereof).

  There can be no assurance that the Depositary will be able to effect any currency conversion or to sell or otherwise dispose of any distributed or offered property, subscription or other rights, Shares or other securities in a timely manner or at a specified rate or price, as the case may be.

 DISCLOSURE OF INTERESTS

  To the extent that the provisions of or governing any Disposed Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Owners and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and, in the Deposit Agreement, the Depositary has agreed to use reasonable efforts to comply with such Company instructions.

  Notwithstanding any provision of the Deposit Agreement, by being a Owner of an ADR, each such Owner agrees to provide such information as the Company may request in a disclosure notice (a "Disclosure Notice") given pursuant to the United Kingdom Companies Act 1985 (as amended from time to time and including any statutory modification or reenactment thereof, the "Companies Act") or the Articles of Association of the Company. In the Deposit Agreement each Owner acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the Owner of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of association which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares. In addition, in the Deposit Agreement each Owner agrees to comply with the provisions of the Companies Act with regard to the notification to the Company of interests in Shares, which currently provide, inter alia, that any Owner who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding Shares, or is aware that another person for whom is holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify the Company as required by the Companies Act.

 RECORD DATES

  The Depositary may fix a record date which shall be as near as practicable to any corresponding record date set by the Company for the determination of the Owners who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Owners shall be so entitled.

 VOTING OF DEPOSITED SECURITIES

  As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of Owners of Shares or other Deposited Securities, the Depositary shall mail to Owners a notice stating (i) such information as is contained in such notice and any solicitation materials, (ii) that each Owner on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs and (iii) the manner in which such instruction may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Owner on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote in accordance with (iii) above) the Deposited Securities represented by the ADSs evidenced by such Owner's ADRs in accordance with such instructions. The Depository will not itself exercise any voting discretion in respect of any Deposited Securities.

 INSPECTION OF TRANSFER BOOKS

  The Deposit Agreement provides that the Depositary will keep books at its Transfer Office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the Owners and the Company for the purpose of communication with Owners in the interest of the business of the Company or a matter related to the Deposit Agreement.

 REPORTS AND OTHER COMMUNICATIONS

  The Depositary shall make available for inspection by Owners at the Transfer Office reports and communications received from the Company which are both (i) received by the Depositary as the Holder of the Deposited Securities and (ii) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also send to the Owners copies of such reports when furnished by the Company. Any such reports and communications furnished to the Depositary by the Company shall be furnished in English.

  On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary and the Custodian a copy of the notice thereof (in English) in the form given or to be given to holders of Shares or other Deposited Securities. The Depositary will, at the Company's expense, arrange for the prompt mailing of copies thereof to all Owners. In connection with any registration statement under the Securities Act relating to the ADRs or with any undertaking contained therein, the Company and the Depositary shall each furnish to the other and to the Commission or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, copy of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of the Deposit Agreement.

 CHANGES AFFECTING DEPOSITED SECURITIES

  Subject to the terms and conditions of the Deposit Agreement, the Depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Owners or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and, in the Deposit Agreement, the Depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connect on with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the ADR or make a distribution to Owners to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS shall automatically represent its pro-rata interest in the Deposited Securities as then constituted.

 AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Owners, shall become effective 30 days after notice of such amendment shall have been given to the Owners. Every Owner of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the Owners at least 90 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to advise Owners of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities as soon as practicable after the expiration of one year from the date so fixed for termination. The Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Owners not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

 CHARGES OF DEPOSITARY

  The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions and each person surrendering ADRs for withdrawal of Deposited Securities, $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, and a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Owners or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Owners delivering, Shares, ADRs or Deposited Securities (which are payable by such persons or Owners),
(iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Owners withdrawing Deposited securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into dollars (which are paid out of such foreign currency).

 LIABILITY OF OWNERS FOR TAXES

  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADRs, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Owner thereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or, subject to the terms and conditions of the Deposit Agreement, any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Owner thereof any party or all of such Deposited Securities (after attempting by reasonable means to notify the Owner thereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Owner thereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced thereby to reflect any such sales of Deposited Securities. In connection with any distribution to Owners, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such author to or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Owners entitled thereto.

 GENERAL LIMITATIONS

  The ADRs provide that the Depositary, the Company, their agents and each of them shall: (i) incur no liability (a) if any present or future law, regulation or any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADRs provides shall be done or performed by it, or (b) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADRs; (ii) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the Deposit Agreement without gross negligence or bad faith; (iii) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; or (iv) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. Notwithstanding the foregoing, no disclaimer of liability under the Securities Act is intended by any provision of the ADRs.

  Prior to the issue, registration, registration or transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the terms and conditions of the Deposit Agreement, the withdrawal of any Deposited Securities, the Company, the Depositary or the Custodian may require: (i) payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register, and (c) any applicable charges as provided in the Deposit Agreement; (ii) the product on of proof satisfactory to it of (a) the identity and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and (iii) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the Deposit Agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

 GOVERNING LAW

  The Deposit Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

 THE DEPOSITARY

  The Depositary is The Bank of New York, a New York banking corporation, which has its principal office located in New York, New York. The Bank of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                                   TAXATION

  The following generally summarizes the principal U.S. federal and U.K. tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs and, except as provided explicitly below, Shares, to beneficial owners that, for U.S. federal income tax purposes, are citizens or residents of the U.S. (who are not also resident or, in the case of the individuals, ordinarily resident in the U.K. for U.K. tax purposes), corporations or partnerships created or organized under the laws of the United States or any state thereof, estates the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration and control of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (collectively "U.S. Holders"); provided, however, to the extent and in accordance with the procedures provided in Notice 98-25 (released by the Service on April 14, 1998) and future Treasury Regulations which will incorporate Notice 98-25, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, which elect to continue to be treated as U.S. persons will also be considered U.S. Holders. The discussion of U.S. tax consequences is based on the advice of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and the discussion of U.K. tax consequences is based on the advice of Masons.

  The statements regarding the U.S. and U.K. tax laws set out below (i) are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this Registration Statement and are subject to any changes in the U.S. or the U.K. law, or on the interpretation thereof by the relevant taxation authorities or in the double taxation conventions between the United States and the United Kingdom (the "Conventions"), occurring after such date, (ii) are based in part, on representations of the Depositary, and (iii) assume that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

  The summary is of a general nature only and does not discuss all aspects of U.S. and U.K. taxation that may be relevant to a particular investor. For example, this summary deals only with ADRs held as capital assets and does not address special classes of purchasers, such as dealers in securities. U.S. Holders whose functional currency is not the U.S. dollar, insurance companies, tax exempt organizations, financial institutions and persons subject to the alternative minimum tax that may be subject to special rules are not discussed below. Neither does the following summary address the tax treatment of U.S. Holders who own, directly or by attribution, 10% or more of the Company's outstanding voting share capital. Except as otherwise expressly provided herein, this summary does not discuss foreign, state, local, estate or gift tax consequences to owners of ADSs and Shares. Since its purpose is limited to brief consideration of the more commonly relevant provisions, in no case should this summary be taken as constituting advice to an investor as to how he will or will not be taxed in any jurisdiction and in no circumstances is it to substitute for professional advice.

  PROSPECTIVE PURCHASERS OF ADSS ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONTENTS OF THIS SUMMARY AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, THE U.K. TAX CONSEQUENCES AND TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSS AND THE SHARES REPRESENTED THEREBY AS APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

  For purposes of the Conventions and the United States Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders will be treated as the owners of the Shares represented by ADSs evidenced by ADRs.

TAXATION OF DIVIDENDS

  Under current U.K. law, the Company will be required when paying a dividend in respect of the Shares to account to the U.K. Inland Revenue for a payment known as advance corporation tax ("ACT"). At present, the rate of ACT is equal to one-quarter of the amount of the dividend. Dividends carry a tax credit equal to one-quarter of the cash dividend, amounting to 20% of the sum of the cash dividend paid and the associated tax credit. The tax credit will be available to offset a U.K. resident individual's liability to U.K. income tax in respect of the dividend, and may, if the U.K. resident is a non-taxpayer, be reclaimed from the U.K. Inland Revenue in cash. A basic rate taxpayer will have no further liability to tax on the dividend, but a higher rate taxpayer will be subject to an additional tax liability on the difference between the higher rate tax liability and the value of the tax credit. U.K. resident trustees of discretionary trusts liable to account for income tax at 34% on the trust's income may also be required to account for additional tax. A U.K. resident corporate shareholder will not normally be liable to U.K. corporation tax on any dividend received from the Company and will be entitled to offset the related ACT on the dividend against ACT due on its own qualifying distributions. From April 6, 1999, the treatment of tax credits will change. Dividends will carry a tax credit of one-ninth of a cash dividend. Although the credit will be available to offset a U.K. resident individual's liability to U.K. income tax in respect of the dividend, such tax credit will not be refundable.

  An Eligible U.S. Holder (as defined below) is entitled under the Convention relating to income taxes (the "Income Tax Convention") and current U.K. law to claim from the U.K. Inland Revenue a refund (a "Treaty Payment") for an amount equal to the amount of the tax credit to which an individual resident in the U.K. for U.K. tax purposes would have been entitled had he received the dividend (the "Tax Credit Amount"), subject to a U.K. withholding tax of 15% of the sum of the dividend paid and the related Tax Credit Amount. For example, assuming continuance of the Tax Credit Amount at the rate of 20/80ths of the amount of the dividend, a dividend payment of 80p to such an eligible U.S. Holder would generally entitle the Eligible U.S. Holder to a Treaty Payment of 5p (a Tax Credit Amount of 20p, reduced by 15% of the sum of the dividend and the Tax Credit Amount, or 15p) from the U.K. Inland Revenue giving a total realization of 85p (before applicable U.S. taxes). After April 5, 1999 because of the reduction of tax credits in the U.K., as outlined above, there will be no effective refund of tax (i.e., Treaty Payment) to Eligible U.S. Holders.

  For purposes of this Registration Statement, the term "Eligible U.S. Holder" means a U.S. Holder that is a beneficial owner of an ADS and of the cash dividend paid thereon and that satisfies the following conditions: the U.S. Holder (i) is an individual or a corporation resident in the U.S. for the purposes of the Income Tax Convention (and, in the case of a corporation, is not also resident in the U.K. for U.K. tax purposes), (ii) holds the ADSs in a manner which is not effectively connected with a permanent establishment in the U.K. through which such U.S. Holder carries on business or with a fixed base in the U.K. from which such U.S. Holder performs independent personal services, (iii) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of the U.S., and (iv) under certain circumstances, is not exempt from federal income tax on dividend income in the U.S. Special rules apply to a corporation which owns or, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting shares of the Company.

  A U.S. Holder that is a U.S. partnership, trust or estate may be entitled under the Income Tax Convention to receive a Treaty Payment in respect of a dividend paid by the Company, but only to the extent that the income derived by such partnership, trust or estate is subject to U.S. tax as the income of a U.S. resident either in its hands or in the hands of its partners or beneficiaries, as the case may be.

  The provisions of the following two sentences are applicable until April 5, 1999. For U.S. federal income tax purposes, the gross amount of a dividend plus the Tax Credit Amount (i) will be included in gross income by an Eligible U.S. Holder (at the dollar value of the dividend payment, on the date of the receipt by the Depositary, regardless of whether the dividend is converted into dollars) and (ii) will be treated as foreign source dividend income to the extent paid out of current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to certain limitations, the 15% U.K. withholding tax will be treated as a foreign income tax eligible for direct credit against such Eligible U.S. Holder's federal income taxes. After April 5, 1999, if dividends are paid by the Company, U.S. Holders should consult their tax advisors regarding the amounts of such dividends to be included in gross income and the amounts of any U.K. taxes that U.S. Holders may be treated as having paid with respect to such dividends for U.S. foreign tax credit purposes. For purposes of the foreign tax credit limitations, dividends distributed by the Company will generally constitute "passive income" or, in the case of certain U.S. Holders, "financial services income." The consequences of these limitations will depend on the nature and sources of each U.S. Holder's income and the deduction appropriately allocated or apportioned thereto. No dividends received deduction will be allowed with respect to dividends paid by the Company. If dividends paid by the Company were to exceed its current and accumulated earnings and profits as determined for federal income tax purposes, such excess would be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted basis in the ADSs, and any excess would be treated as capital gain.

  The Company may make arrangements with the U.K. Inland Revenue (the "H Arrangements") which will permit the applicable Treaty Payments, if any, to be paid to certain Eligible U.S. Holders at the same time as, and together with, cash dividends paid by the Company in respect of ADSs. The H Arrangements, which operate in respect of dividends paid on shares of U.K. companies that are represented by ADSs evidenced by ADRs, are implemented at the discretion of the U.K. Inland Revenue and may be amended or revoked. The H Arrangements generally apply to Eligible U.S. Holders other than (i) estates or trusts any of the beneficiaries of which are not resident in the U.S., (ii) investment or holding companies 25% or more of the capital of which is owned, directly or indirectly, by persons who are not individuals resident in, or nationals of, the U.S., (iii) persons (other than certain pension funds) exempt from U.S. federal income tax with respect to cash dividends paid on the Shares, (iv) persons owning 10% or more of the Shares, and (v) certain business and investment trusts. To claim the benefit of the H Arrangements, (i) the registered holder must complete the declaration on the reverse of the dividend check confirming the Eligible U.S. Holder's entitlement to the Treaty Payment and present the check for payment within three months from the date of issue of the check or (ii) in the case of ADRs held through The Depository Trust Company ("DTC"), the broker-dealer or bank-member of DTC which holds the ADRs on behalf of the Eligible U.S. Holder must complete a declaration as to the conditions entitling the Eligible U.S. Holder to the Treaty Payment.

  If the H Arrangements are not made with the U.K. Inland Revenue at the time an Eligible U.S. Holder receives a distribution from the Company, or if the H Arrangements are made at such time but an Eligible U.S. Holder does not qualify for the benefits of such arrangements, such Eligible U.S. Holder must, in order to obtain a Treaty Payment, if any, to which it is entitled, file a claim for the Treaty Payment in the manner described in U.S. Internal Revenue Service Revenue Procedure 80-18, 1980-1 C.B. 623 and Revenue Procedure 81-58, 1981-2 C.B. 678, as amended. Claims for such payments must be made within five years from the January 31 following the end of the year of assessment to which they relate. The first claim for a tax credit under these procedures is made by sending the appropriate U.K. form in duplicate to the Internal Revenue Service Center with which the Eligible Holder's last U.S. income tax return was filed. Forms may be obtained from the Internal Revenue Service, Assistant Commissioner (International), 950 L'Enfant Plaza South, S.W., Washington, D.C. 20219; Attention: Taxpayer's Service Division. Because a claim is not considered made until the U.K. tax authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service well before the end of the applicable limitation period. Any claim by a claimant after the first claim should be filed directly with the Financial Intermediaries and Claims Office, Fitz Roy House, P.O. Box 40, Nottingham, England, NG2 IBD.

TAXATION OF CAPITAL GAINS

  A U.S. Holder who is not resident or ordinarily resident in the U.K. for U.K. tax purposes will not be liable for U.K. tax on capital gains realized on the disposal of ADSs unless, at the time of disposal, the U.S. Holder is carrying on a trade, profession or vocation in the U.K. through a branch or agency which constitutes a permanent establishment or fixed base, and the ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency.

  Upon the sale or other disposition of an ADS, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or disposition and the U.S. Holder's adjusted tax basis in the ADS. Such gain or loss will be capital gain or loss if the U.S. Holder holds its ADS as a capital asset. Prospective investors should consult their tax advisors regarding the U.S. federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

  A U.S. Holder that is liable for both U.K. and U.S. tax on a gain on the disposal of the ADSs will generally be entitled, subject to certain limitations and pursuant to the Income Tax Convention, to credit the amount of U.K. capital gains or corporation tax, as the case may be, paid in respect of such gain against such U.S. Holder's U.S. federal income tax liability in respect of such gain. U.S. Holders should seek professional tax advice to determine their entitlement to credit U.K. tax against their U.S. federal income tax liability.

PASSIVE FOREIGN INVESTMENT COMPANY STATUS

 PFIC CLASSIFICATION

  Special U.S. taxation rules are applicable to U.S. persons owning shares in a "passive foreign investment company" ("PFIC"). Investors that are not subject to U.S. taxation in respect of income on the ADSs or that are not U.S. persons generally will not be affected by the PFIC rules. A foreign corporation will be classified as a PFIC for any taxable year during which either (i) 75% or more of its gross income (including the pro rata share of the gross income of any corporation (U.S. or foreign) in which the Company is considered to own 25% or more of the shares by value) for the taxable year is passive income or (ii) 50% or more of the average quarterly value of all of its assets (including the pro rata share of the assets of any corporation in which the Company is considered to own 25% or more of the shares by value) produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Because the Company will have a relatively large amount of passive assets, such as cash and marketable securities (including cash derived from the issuance of ADSs in the offering), pending investment of such assets in the Company's business, it is possible that the Company may be or could become a PFIC in any year. Although the Company will attempt to conduct its business so as to avoid PFIC status, the Company can provide no assurances that it will not be a PFIC in respect of its current or any future taxable year.

 CONSEQUENCES OF PFIC STATUS

  If the Company were to be classified as a PFIC, a U.S. Holder generally would be subject to special tax rules with respect to gain realized on the sale or any other disposition of such ADSs, and any "excess distribution" by the Company to the U.S. Holder with respect to ADSs held for more than one taxable year. In general, excess distributions are any distributions (including return of capital distributions) received by the U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years (or the U.S. Holder's holding period, if shorter). Under these rules (i) the gain or excess distribution would be allocated ratably over the U.S. Holder's holding period for the ADSs, (ii) the amount allocated to the current taxable year would be treated as ordinary income, (iii) the amount allocated to each prior year would be subject to tax at the highest rate in effect for that year and (iv) the interest charge generally applicable to underpayments of tax would be imposed with respect to the resulting tax attributable to each such prior year. For purposes of the foregoing rules, a U.S. Holder who uses such ADSs as security for a loan will be treated as having disposed of such ADSs.

  For tax years beginning after 1997, a U.S. Holder of ADSs in a PFIC that are treated as "marketable stock" may make a "mark-to-market" election. A shareholder making the "mark-to-market" election will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary income the excess, if any, of the fair market value of the ADSs at the end of the taxable year over their adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the "mark-to-market" election). The electing U.S. Holder's basis in the ADSs will be adjusted to reflect any such income or loss amounts. Guidance on what may constitute "marketable stock" is not yet available from the United States Department of Treasury.

  If the Company is a PFIC in any year, a U.S. Holder who beneficially owns ADSs during such year must file an annual return on IRS Form 8621 that describes its interest in the Company, the distributions received from the Company and any gain realized on the disposition of ADSs.

ESTATE AND GIFT TAXES

  An ADR held by an individual U.S. Holder whose domicile is determined to be in the U.S. for purposes of the Estate Tax Treaty and who is not a national of the U.K. will not be subject to U.K. inheritance tax on such individual's death or on a lifetime transfer of the ADR except in certain cases where the ADR (i) is part of the business property of a U.K. permanent establishment of an enterprise of the U.S. or (ii) pertains to a U.K. fixed base used for the performance of independent personal services. The Estate Tax Treaty generally provides a credit against U.S. federal estate or gift tax liability for the amount of any tax paid in the U.K. in a case where the ADR is subject to both U.K. inheritance tax and to U.S. federal estate or gift tax. Similarly, a Share or ADR comprised in a settlement generally will not be chargeable to U.K. inheritance tax if the settlement was made when the settlor was domiciled in the U.S. and was not a national of the U.K. An individual U.S. Holder will be subject to U.S. estate and gift taxes with respect to the ADRs in the same manner and to the same extent as with respect to other types of personal property.

U.K. STAMP DUTY ("SD") AND STAMP DUTY RESERVE TAX ("SDRT")

  SDRT at the then applicable rate arises upon the deposit with the Depositary of the Shares in exchange for ADSs evidenced by ADRs. The current rate of SDRT on the deposit of Shares is 1.5%. In certain cases, U.K. SD could also arise on the deposit and the current rate is (Pounds)1.50 per (Pounds)100 (or part thereof). The amount of SDRT payable will be reduced by any SD paid in connection with the same transaction. SDRT will be payable by the Depositary in the first instance. In accordance with the terms of the Deposit Agreement, holders of ADRs must pay an amount in respect of such tax to the Depositary, except in connection with the initial issuance and deposit of the Shares with the Depositary.

  Provided that the instrument of transfer is not executed in the United Kingdom and remains at all subsequent times outside the United Kingdom, no U.K. SD will be payable on the acquisition or transfer of ADSs. Nor will an agreement to transfer ADSs give rise to a liability to SDRT, provided both parties are not resident in the U.K. and the agreement is made outside the U.K.

  A transfer of Shares by the Depositary or its nominee to the relative ADR holder when the ADR holder is not transferring beneficial ownership will give rise to U.K. SD at the rate of (Pounds)0.50 per transfer.

  Transfers of Shares, as opposed to ADSs, will normally give rise to a charge to U.K. SD at the rate of (Pounds)0.50 per (Pounds)100 (or part thereof) of the price payable for the Shares at the time of the transfer or agreement to transfer. SD and SDRT are usually the liability of the purchaser. Where such Shares are later transferred to the Depositary, further SDRT will normally be payable upon the deposit at the rate of 1.5% of the value of the Shares at the time of transfer. In certain cases, U.K. SD could also arise in the transfer at the rate of (Pounds)l.50 per (Pounds)100 (or part thereof), subject to the amount of any SDRT being reduced by such SD on the same transaction.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement,
dated         , 1998 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Johnson Rice & Company L.L.C. and Southcoast Capital L.L.C. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company an aggregate of 8,000,000 ADSs. The number of ADSs that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
                                UNDERWRITERS                             ADSS
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      Johnson Rice & Company L.L.C....................................
      Southcoast Capital L.L.C........................................
                                                                       ---------
        Total......................................................... 8,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the ADSs offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the ADSs offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

  The Underwriters initially propose to offer the ADSs in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at
such price less a concession not in excess of $     per share. The
Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of ADSs, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,200,000 additional ADSs at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of the Company and its executive officers and directors has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares, ADSs or ADRs or any securities convertible into or exercisable or exchangeable for Shares, ADSs or ADRs (including, without limitation, Shares, ADSs or ADRs or securities convertible into or exercisable or exchangeable for shares, ADSs or ADRs which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC) or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Share, ADS or ADR (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Shares, ADSs or ADRs or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers and directors has agreed not to make any demand for, or exercise any right with respect to, the registration of any Shares, ADSs or ADRs, or any securities convertible into or exercisable or exchangeable for Shares, ADSs or ADRs without DLJ's prior written consent.

  Prior to the offering, there has been no established trading market for the ADSs. The initial public offering price for the shares of ADSs offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

  Application has been made to list the ADSs on the Nasdaq National Market. In order to meet the requirements for listing the ADSs on Nasdaq, the Underwriters have undertaken to sell to a minimum of 300 round lot holders. Application will be made for the Shares represented by the ADSs to be admitted for trading on the AIM.

  Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of ADSs offered hereby in any jurisdiction where action for that purpose is required. The ADSs offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such ADSs be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the ADSs and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ADSs offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase ADSs in the open market to cover such syndicate short position or to stabilize the price of the ADSs. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed ADSs in syndicate covering transactions, in stabilization transactions or otherwise. These activities may stabilize or maintain the market price of the ADSs above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Each Underwriter has undertaken to the Company that (i) it has not offered or sold and prior to the date six months after their date of issue will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby are being passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., special U.S. counsel for the Company, and Masons, English counsel for the Company. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Davis Polk & Wardwell, U.S. counsel for the Underwriters. The validity of the Ordinary Shares represented by the ADSs and certain other legal matters will be passed upon by Masons. Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Davis Polk & Wardwell may rely upon Masons with respect to all matters of English law.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1995, June 30, 1996 and 1997 and March 31, 1998 and the consolidated statements of operations and cash flows for each of the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998 have been included herein and in the Registration Statement in reliance upon the audit reports of Pannell Kerr Forster, chartered accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

  The estimates of net proved reserves of natural gas of the Company as of April 1, 1998 included herein have been excerpted from, and included herein in reliance upon, the report of Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm, and upon the authority of such firm as experts in estimation of petroleum reserves.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
Statement of Directors' Responsibilities.................................. F-2
Report of Independent Public Accountants.................................. F-3
Consolidated Statements of Operations for the years ended December 31,
 1994 and 1995, the six months ended June 30, 1996, the year ended June
 30, 1997 and the nine months ended March 31, 1997 (unaudited) and 1998... F-4
Consolidated Balance Sheets as of December 31, 1995, June 30, 1996 and
 1997 and March 31, 1998.................................................. F-5
Consolidated Cash Flow Statements for the years ended December 31, 1994 and 1995, the six months ended June 30, 1996, the year ended June 30,
 1997 and the nine months ended March 31, 1997 (unaudited) and 1998....... F-6
Notes to the Consolidated Financial Statements............................ F-7

                        INDEPENDENT ENERGY HOLDINGS PLC

                   STATEMENT OF DIRECTORS' RESPONSIBILITIES

  The following statement, which should be read in conjunction with the report of Independent Public Accountants set out on page F-3, is made with a view to distinguishing for shareholders the respective responsibilities of the Directors and of the auditors in relation to the consolidated financial statements.

  The Directors are required by UK company law to prepare financial statements for each fiscal period that give a true and fair view of the state of affairs of the Company and Subsidiaries as at the end of the fiscal period and of the profit or loss and cash flows for that period.

  The Directors confirm that suitable accounting policies have been used and applied consistently, and that reasonable and prudent judgments and estimates have been made in the preparation of the financial statements. The Directors also confirm that applicable accounting standards have been followed and that the financial statements have been prepared on a going concern basis.

  The Directors are responsible for keeping proper accounting records, for safeguarding the assets of the Company and Subsidiaries and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

               INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARIES

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and the Shareholders of Independent Energy Holdings plc:

  We have audited the consolidated balance sheets of Independent Energy Holdings plc and subsidiaries, as defined in Note 2 to these financial statements, as of 31 March 1998, 30 June 1997 and 1996, and December 31, 1995, and the related consolidated statements of operations and cash flows for the years ended 31 December 1995 and 1994, the six months ended 30 June 1996, the year ended 30 June 1997 and the nine months ended 31 March 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Independent Energy Holdings plc and subsidiaries as of 31 March 1998, June 30, 1997 and 1996, and December 31, 1995, and the results of their operations and their cash flows for the years ended 31 December 1995 and 1994, the six months ended 30 June 1996, the year ended 30 June 1997 and the nine months ended 31 March 1998 in accordance with generally accepted accounting principles in the United Kingdom.

  Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net results, shareholders' funds and cash flows for the two years ended 31 December 1995 and 1994, the six months ended 30 June 1996, the year ended 30 June 1997 and the nine months ended 31 March 1998 to the extent summarized in Notes 29 and 30 to the consolidated financial statements.

                                          Pannell Kerr Forster
                                          Chartered Accountants and Registered
                                           Auditors

Nottingham, England
4 June 1998

          INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARY UNDERTAKINGS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         (ALL AMOUNTS STATED IN POUNDS STERLING EXCEPT PER SHARE DATA)

                                                                                       NINE MONTHS ENDED
                                 YEAR ENDED   YEAR ENDED  SIX MONTHS  YEAR ENDED           MARCH 31,
                                DECEMBER 31, DECEMBER 31, ENDED JUNE   JUNE 30,     -------------------------
                          NOTE      1994         1995      30, 1996      1997          1997          1998
                          ----- ------------ ------------ ----------  -----------   -----------   -----------
                                                                                    (UNAUDITED)
TURNOVER (REVENUE)--
 CONTINUING.............    4           --       4,701      173,701    11,127,164    5,490,338     34,921,839
   --Discontinued.......    4      118,589          --           --            --           --             --
Cost of sales...........          (127,327)         --     (171,448)  (10,872,238)  (5,360,559)   (33,634,538)
                                  --------     -------     --------   -----------   ----------    -----------
GROSS PROFIT............            (8,738)      4,701        2,253       254,926      129,779      1,287,301
Depreciation and
 amortization...........  11/12    (39,674)     (2,858)      (5,681)     (141,850)     (97,299)      (301,608)
Administrative expenses.           (55,367)    (90,915)    (492,199)   (1,363,343)  (1,036,849)    (1,337,395)
                                  --------     -------     --------   -----------   ----------    -----------
OPERATING LOSS--
 CONTINUING.............    4           --     (89,072)    (495,627)   (1,250,267)  (1,004,369)      (351,702)
     --Discontinued.....    4     (103,779)         --           --            --           --             --
Exceptional items.......    9      168,191          --     (460,983)           --           --             --
Interest income.........    7        4,081      24,029       65,417       189,071      156,776         84,572
Interest expense........    7         (806)         --           --      (120,397)    (111,967)      (158,975)
                                  --------     -------     --------   -----------   ----------    -----------
(LOSS)/PROFIT ON
 ORDINARY ACTIVITIES
 BEFORE TAXATION........    8       67,687     (65,043)    (891,193)   (1,181,593)    (959,560)      (426,105)
Tax on loss on ordinary
 activities.............            (9,000)      5,576           --            --           --             --
                                  --------     -------     --------   -----------   ----------    -----------
RETAINED (LOSS)/PROFIT
 FOR THE PERIOD.........            58,687     (59,467)    (891,193)   (1,181,593)    (959,560)      (426,105)
                                  ========     =======     ========   ===========   ==========    ===========
BASIC EARNINGS (LOSSES)
 PER SHARE..............   10        187.4 p    (176.8)p       (9.9)p        (9.0)p       (7.3)p         (2.5)p

  Movements on reserves are set out in note 19.

  There are no material differences between results calculated on an historical cost basis and those reported above.

  The results for the period reflect all recognized gains and losses.

  The accompanying notes are an integral part of these financial statements.

          INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARY UNDERTAKINGS

                          CONSOLIDATED BALANCE SHEETS

                    (ALL AMOUNTS STATED IN POUNDS STERLING)

                                                   JUNE 30,
                                DECEMBER 31, ---------------------   MARCH 31,
                           NOTE     1995       1996        1997        1998
                           ---- ------------ ---------  ----------  -----------
FIXED ASSETS
Intangible assets........   11     657,757     897,184   1,544,689    3,228,937
Tangible assets..........   12     707,436   1,155,450   8,503,781   17,687,858
CURRENT ASSETS
Debtors:
Amounts due within one
 year....................   14      54,688     301,048   4,880,460    9,236,883
Investment...............   13          --   4,300,154          --           --
Cash at bank and in hand.        1,633,183   1,341,204   1,923,005      992,244
                                 ---------   ---------  ----------  -----------
                                 1,687,871   5,942,406   6,803,465   10,229,127
CREDITORS
AMOUNTS FALLING DUE
 WITHIN ONE YEAR.........   15     (69,336)   (377,813) (3,956,441) (10,861,713)
                                 ---------   ---------  ----------  -----------
NET CURRENT ASSETS.......        1,618,535   5,564,593   2,847,024     (632,586)
                                 ---------   ---------  ----------  -----------
Total Assets less Current
 Liabilities.............        2,983,728   7,617,227  12,895,494   20,284,209
CREDITORS
AMOUNTS FALLING DUE AFTER
 MORE THAN ONE YEAR......   16          --    (830,212) (5,937,925) (11,155,703)
                                 ---------   ---------  ----------  -----------
NET ASSETS...............        2,983,728   6,787,015   6,957,569    9,128,506
                                 =========   =========  ==========  ===========
CAPITAL AND RESERVES
Called up share capital..   18      40,623     131,248     149,914      177,930
Capital reserve..........   19     543,946          --          --           --
Share premium account....   19   2,524,143   6,711,001   8,044,482   10,613,508
Profit and Loss account..   19    (124,984)    (55,234) (1,236,827)  (1,662,932)
                                 ---------   ---------  ----------  -----------
SHAREHOLDERS' FUNDS......   20   2,983,728   6,787,015   6,957,569    9,128,506
                                 =========   =========  ==========  ===========


   The accompanying notes are an integral part of these financial statements.

          INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARY UNDERTAKINGS

                       CONSOLIDATED CASH FLOW STATEMENTS

                    (ALL AMOUNTS STATED IN POUNDS STERLING)

                              YEAR ENDED        SIX MONTHS                NINE MONTHS ENDED
                             DECEMBER 31,         ENDED     YEAR ENDED        MARCH 31,
                          --------------------   JUNE 30,    JUNE 30,   -----------------------
                            1994       1995        1996        1997        1997         1998
                          ---------  ---------  ----------  ----------  -----------  ----------
                                                                        (UNAUDITED)
RECONCILIATION OF
 OPERATING (LOSSES) TO
 NET CASH (OUTFLOW) FROM
 OPERATING ACTIVITIES
 Operating (loss).......   (103,779)   (89,072)   (495,627) (1,250,267) (1,004,369)    (351,702)
 Depreciation,
  amortization and
  result on asset sales.     39,674      2,858       3,875     146,991      97,299      301,608
 Changes in debtors.....    139,467    (14,219)   (246,360) (3,931,165) (2,737,018)  (4,356,423)
 Changes in creditors...   (112,454)     8,437     229,938   2,695,153   1,029,883    2,958,318
 Exchange movements.....         --         --      23,693     (39,535)   (163,434)      (1,241)
                          ---------  ---------  ----------  ----------  ----------   ----------
 Net cash outflow from
  operating activities..    (37,092)   (91,996)   (484,481) (2,378,823) (2,777,639)  (1,449,440)
RETURNS ON INVESTMENTS
 AND SERVICING OF
 FINANCE
 Interest received......      4,081     24,029      41,724     189,071     155,336       81,524
 Interest paid..........       (806)        --          --     (80,862)    (70,968)    (653,006)
                          ---------  ---------  ----------  ----------  ----------   ----------
                              3,275     24,029      41,724     108,209      84,368     (571,482)
TAXATION
 Tax paid...............         --     (3,424)         --          --          --           --
CAPITAL EXPENDITURE
 Purchase of tangible
  fixed assets..........   (425,744)   (56,343)         --  (3,759,500) (1,654,582)  (6,764,254)
 Purchase of intangible
  fixed assets..........    (95,302)  (316,600)   (212,199)         --    (351,030)    (536,938)
 Sale of tangible
  assets................    354,196         --       6,000          --          --           --
                          ---------  ---------  ----------  ----------  ----------   ----------
                          (166,850)   (372,943)   (206,199) (3,759,500) (2,005,612)  (7,301,192)
MANAGEMENT OF LIQUID
 RESOURCES
 Purchase of commercial
  paper.................         --         --  (4,300,154)         --          --           --
 Sale of commercial
  paper.................         --         --          --   4,300,154          --           --
                          ---------  ---------  ----------  ----------  ----------   ----------
                                 --         --  (4,300,154)  4,300,154          --           --
FINANCING
 Proceeds from exercised
  share warrants........         --     32,101          --          --          --           --
 Proceeds from exercised
  share options.........         --         --          --          --          --      170,000
 Issue of ordinary share
  capital...............         --  1,906,621   5,000,000   1,352,147          --    2,500,000
 Less issue costs.......         --         --    (305,520)         --          --      (72,958)
 Issue of loan notes....         --         --          --   1,400,000          --           --
 New loans due within
  one year..............    286,026     50,494          --          --          --    1,000,000
 New loans due in over
  one year..............         --         --          --          --          --    4,000,000
 Loan repayments........    (33,852)        --          --          --          --     (250,000)
 Capital element of
  finance lease
  repayments............         --         --     (37,349)   (440,386)    (56,779)    (242,470)
                          ---------  ---------  ----------  ----------  ----------   ----------
                            252,174  1,989,216   4,657,131   2,311,761     (56,779)   7,104,572
(Decrease)/increase in
 cash in the period.....     51,507  1,544,882    (291,979)    581,801  (4,755,662)  (2,217,542)
                          =========  =========  ==========  ==========  ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND ORGANIZATION

  Independent Energy Holdings plc and subsidiary undertakings ("the Company") generates and markets electricity, currently only operating in the United Kingdom. All amounts throughout this document are stated in pounds sterling unless otherwise specified.

2. BASIS OF PRESENTATION

  The consolidated financial statements include Independent Energy Holdings plc and its wholly-owned subsidiary, Independent Energy UK Limited and the predecessor companies (International Petroleum Service Company, Eukan Energy Limited and Elswick Petroleum Limited).

  Independent Energy UK Limited ("IEUK") was incorporated in March 1995, and on 17 April 1995 it acquired by share exchange 100% interests in International Petroleum Service Company ("IPSCo") a company incorporated in the State of Delaware, Eukan Energy Limited ("Eukan") a company incorporated in the United Kingdom and being a 95% owned subsidiary of IPSCo, and Elswick Petroleum Limited ("Elswick") also incorporated in the United Kingdom. IPSCo, Eukan and Elswick are subsequently referred to as "the subsidiaries." This acquisition was effected by the issue of shares in IEUK on the following basis:

    (i) 1 share in IEUK for each share in IPSCo

    (ii) 28 shares in IEUK for the 5% minority stake in Eukan

    (iii) 1 share in IEUK for every 35 shares in Elswick

  Following the share exchanges, the reorganization was accounted for under UK GAAP merger accounting principles, which is substantially the same as the pooling of interests method of accounting under US GAAP. This method was adopted due to the common ownership and management control of IEUK and the subsidiaries since their inception. The accounts of the entities that were acquired are consolidated in the accompanying financial statements using historical data, for the accounting periods ending 31 December 1994 and 1995. All significant intercompany accounts and transactions have been eliminated.

  On 1 January 1996, all trade and assets of the subsidiaries were transferred to IEUK, and the now dormant companies were sold at net asset value.

  In March 1996, Independent Energy Holdings plc ("IEH") was incorporated to float on the Alternative Investment Market in the UK in order to raise funds for expansion. On 31 May 1996 it acquired by share exchange, a 100% interest in IEUK. Both the asset transfer and the acquisition of IEUK were accounted for under UK GAAP acquisition accounting principles, which are substantially the same as the purchase method of accounting under US GAAP. The accounts of IEH and IEUK are consolidated in the accompanying financial statements for the accounting periods ending 30 June 1996 and 1997, following a change in accounting reference date from 31 December to 30 June. The results for June 30, 1996 therefore show a six month period only.

  Under US GAAP, where an entity qualifies for the pooling of interests accounting method, consolidated financial statements must be prepared on that basis, reflecting all transactions at historical cost. This differs from UK GAAP where an entity can choose either accounting method. The consolidated financial statements prepared under UK GAAP have therefore been reconciled with the consolidated financial statements prepared under US GAAP for each of the accounting periods in Notes 29 and 30.

3. ACCOUNTING POLICIES

  The financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"). A summary of the more important accounting policies, which have been applied consistently, is set out below.

                        INDEPENDENT ENERGY HOLDINGS PLC

  The most significant differences between the accounting principles followed by the Company and generally accepted accounting principles in the United States ("US GAAP") are described in Notes 29 and 30.

 a) Basis of Accounting

  These financial statements are prepared under the historical cost convention.

 b) Development

  Expenditure on development of production facilities is capitalized to be matched with future revenue.

  The cost incurred relates to the development of natural gas fields to facilitate commercial production of proven reserves which are used as the fuel source for generation plants producing electricity and are included as intangible assets.

  The Company follows the full cost method of accounting for gas properties. Accordingly, all costs associated with acquisition, exploration, and development of gas reserves, including directly related overhead costs, are capitalized. All capitalized costs of gas properties are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicated that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. In addition, the capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the "estimated present value", discounted at a 10 percent interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

  The Company capitalizes interest on expenditures made in connection with exploration and development projects not subject to current amortization. Interest is capitalized only for the period that activities are in progress to bring these projects to their intended use.

 c) Depreciation and Amortization

  Tangible fixed assets are written off over their estimated useful lives on a straight line basis at the following annual rates:

    Plant and machinery   5 percent on cost

    Office equipment     33 percent on cost

  Assets in the course of construction are the generation plants including the generators, well development and related piping and cable connections which are depreciated over their estimated useful lives from the date of completion.

  Intangible fixed assets are amortized on unit-of-production basis using estimates of proven resources. The proven resources are determined annually by third party petroleum consultants.

                        INDEPENDENT ENERGY HOLDINGS PLC

  The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of long-lived assets may not be recoverable.

 d) Leasing

  Assets acquired under finance leases are capitalized and depreciated over their estimated useful lives. The interest element of the finance lease rental payments are charged to the profit and loss account over the life of the lease.

  Rentals payable under operating leases are charged to the profit and loss account as incurred.

 e) Turnover

  Turnover (revenue) from the sale of electricity is recognized by the Company on a monthly basis based on the volume of electricity consumed by its customers as determined by month-end meter readings and the contract prices associated with such volume. Customers are billed monthly, generally at a fixed price for usage.

 f) Deferred Energy Cost

  The cost of electricity purchased from the Pool fluctuates throughout the term of sales contracts. The Company recognizes gross profit related to electricity sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts. Pool prices tend to be higher in the colder months than in the warmer months. The estimated gross profit margin considers the estimated cost of electricity, the effects of hedging contracts entered into by the Company to mitigate Pool price exposure, transmission and distribution costs, commissions and all other costs of sales in supplying the electricity. The difference between the cash cost of the electricity and the estimated cost of sales based on the estimated gross profit margin is accounted for as either an accrual for, or a deferral of, the cost of electricity and recorded on the balance sheet within current assets or current liabilities, as the case may be. The Company reconciles the difference between actual gross profit and estimated gross profit on a quarterly basis.

 g) Foreign Currency Translation

  The translation of foreign currency transactions is dealt with as follows:

    (i) non-monetary assets and liabilities at the balance sheet date are translated at the rate ruling on the date on which the transaction occurred;

    (ii) monetary assets and liabilities at the balance sheet date are translated at the rate ruling at that date;

    (iii) transactions regarding turnover and operating expenses occurring during the period, settled in sterling, are translated at the rate ruling on the date on which the transaction occurred; and

    (iv) transactions regarding turnover and operating expenses occurring during the period, settled in foreign currency, are translated at the average rate.

(h) Deferred Taxation

  Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will be realized. The amount of such tax is based on expected effective tax rates, and future changes in tax laws and rules are not anticipated for this purpose.

                        INDEPENDENT ENERGY HOLDINGS PLC

 (i) Interim Financial Data

  In the opinion of the management of the Company, the accompanying unaudited financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from US generally accepted accounting principles ("US GAAP"). A summary of the significant differences is set forth in Notes 29 and 30 to the Consolidated Financial Statements. The unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1997, and the results of operations and cash flows for the nine months ended March 31, 1997. The results of operations and cash flows for the nine months ended March 31, 1997, are not necessarily indicative of the results of operations or cash flows reported for the remainder of fiscal 1997 or any subsequent period.

4. DISCONTINUED OPERATIONS

  The Company was engaged in the oil and gas services business until March 1994 when the majority of the oil and gas services operational assets were sold. The activities of this business are disclosed as a discontinued activity.

5. DIRECTORS

 Directors' Remuneration

                           SIX     YEAR                                           NINE
                          MONTHS   ENDED                                         MONTHS
                          ENDED    JUNE                                           ENDED
                         JUNE 30,   30,         YEAR ENDED JUNE 30, 1997        MARCH 31,
                         -------- ------- ------------------------------------- ---------
                                                                     PENSION
                           1996    1997   SALARY   FEES  BENEFITS CONTRIBUTIONS   1998
                         -------- ------- ------- ------ -------- ------------- ---------
EXECUTIVE DIRECTORS
B. H. Keenan............      --       --      --     --      --         --           --
J. W. Jarrell...........      --       --      --     --      --         --           --
J. L. Sulley............  33,343   82,000  66,000     --   6,100      9,900       61,500
W. E. Evans.............   2,120    5,700      --     --   5,700         --        4,275
Dr. R. E. Jones.........   7,864   74,800  60,000     --   5,800      9,000       56,100
NON-EXECUTIVE DIRECTORS
R. W. Deakin............  13,900   10,600      -- 10,600      --         --        7,300
D. O. May...............   7,776   11,249      -- 11,249      --         --        7,300
                          ------  ------- ------- ------  ------     ------      -------
                          65,003  184,349 126,000 21,849  17,600     18,900      136,475
                          ======  ======= ======= ======  ======     ======      =======

  The directors received no remuneration in the years ended December 31, 1995 and 1994.

 Directors Interests in Contracts

  The Company has received consultancy services from directors. These transactions were in the normal course of business and amounted to:

                                                        SIX     YEAR     NINE
                                         YEAR ENDED    MONTHS   ENDED   MONTHS
                                        DECEMBER 31,   ENDED    JUNE     ENDED
                                        ------------- JUNE 30,   30,   MARCH 31,
                                         1994   1995    1996    1997     1998
                                        ------ ------ -------- ------- ---------
B. H. Keenan...........................     --     --  19,933   40,213  30,212
W. E. Evans............................ 14,521 24,000  22,601   44,983  33,750
J. W. Jarrell..........................     --  1,282  13,269   25,133  18,882
J. L. Sulley...........................     --  3,000      --       --      --
                                        ------ ------  ------  -------  ------
                                        14,521 28,282  55,803  110,329  82,844
                                        ====== ======  ======  =======  ======

                        INDEPENDENT ENERGY HOLDINGS PLC

 Directors' Interests

  The beneficial interests of the Directors in the ordinary shares of 1p of IEH are as follows:

                                       DATE OF     JUNE 30,  JUNE 30,  MARCH 31,
                                     APPOINTMENT     1996      1997      1998
                                    -------------- --------- --------- ---------
      B. H. Keenan................. April 16, 1996 2,380,000 2,382,100 2,358,500
      J. W. Jarrell................ April 16, 1996   180,200   180,300   137,300
      J. L. Sulley................. April 16, 1996    60,000    60,000    60,000
      W. E. Evans.................. April 16, 1996     5,600     5,600     5,600
      Dr. R. E. Jones.............. April 16, 1996    60,000    60,000    60,000
      R. W. Deakin................. April 16, 1996    68,200    68,200    68,200
      D. O. May.................... April 16, 1996    50,000    50,000    50,000

  B. H. Keenan is a beneficial owner of Leeward Investments Limited, a company which holds 1,742,800 ordinary shares of his total shareholding of 2,382,100 shown above.

  The ordinary shares in which R. W. Deakin has interests is held by Southern Geophysical Pension Fund of which he is a beneficiary.

 Directors Interests in Share Options

  The Directors interests in share options as of March 31, 1998 are as follows:

                                          NUMBER
                                 EXERCISE   OF
                                  PRICE   SHARES        EXERCISABLE DATES
                                 -------- ------- ------------------------------
      B. H. Keenan..............  31.25p   45,400 Jan. 1, 1997 to Jan. 1, 2001
                                 100.00p  200,000 Oct. 21, 1997 to Apr. 28, 2003
                                 122.50p   50,000 Nov. 5, 2000 to Nov. 5, 2002
      J. W. Jarrell.............  31.25p   22,800 Jan. 1, 1997 to Jan. 1, 2001
                                 100.00p  100,000 Oct. 21, 1997 to Apr. 28, 2003
                                 100.00p  100,000 Jan. 1, 1999 to Jan. 1, 2001
                                 122.50p   50,000 Nov. 5, 2000 to Nov. 5, 2002
      J. L. Sulley..............  50.00p   60,000 Jan. 1, 1997 to Jan 1, 2001
                                 100.00p  300,000 Jan 1, 1999 to Jan 1, 2001
                                 122.50p   50,000 Nov. 5, 2000 to Nov. 5, 2002
      W. E. Evans...............   1.00p  295,200 May 28, 1996 to Jan. 1, 2001
                                 100.00p  150,000 Jan 1, 1999 to Jan. 1, 2001
                                 122.50p   50,000 Nov. 5, 2000 to Nov. 5, 2002
      R. E. Jones............... 100.00p  300,000 Jan 1, 1999 to Jan. 1, 2001
                                 122.50p   50,000 Nov. 5, 2000 to Nov. 5, 2002
      D. O. May................. 100.00p   50,000 Jan. 1, 1997 to Jan. 1, 2001
                                 122.50p   15,000 Nov. 5, 2000 to Nov. 5, 2002
      R. W. Deakin.............. 100.00p   50,000 Jan. 1, 1997 to Jan. 1, 2001

                        INDEPENDENT ENERGY HOLDINGS PLC

  No granted options have been exercised nor have any expired.

6. EMPLOYEES

  (a) Employment costs (including executive directors) consist of:

                                                                          NINE
                                       YEAR ENDED                YEAR    MONTHS
                                       DECEMBER 31   SIX MONTHS  ENDED   ENDED
                                       ------------  ENDED JUNE JUNE 30 MARCH 31
                                       1994   1995    30 1996    1997     1998
                                       -----  -----  ---------- ------- --------
      Salaries and wages..............    --     --   130,013   503,386 598,126
      Social security costs...........    --     --    13,058    49,948  56,917
      Other pension costs.............    --     --    17,363    66,216  74,028
                                       -----  -----   -------   ------- -------
                                          --     --   160,434   619,550 729,071
                                       =====  =====   =======   ======= =======

  (b) The average number employed during the periods were:

                                                                  NINE
                               YEAR ENDED                YEAR    MONTHS
                               DECEMBER 31   SIX MONTHS  ENDED   ENDED
                               ------------  ENDED JUNE JUNE 30 MARCH 31
                               1994   1995    30 1996    1997     1998
                               -----  -----  ---------- ------- --------
      Administration and
       management.............     8      6       1         2       3
      Marketing and
       development............    --     --       8        13      21
                               -----  -----     ---       ---     ---
                                   8      6       9        15      24
                               =====  =====     ===       ===     ===

7. INTEREST RECEIVABLE AND PAYABLE AND SIMILAR INCOME AND EXPENSE

                               YEAR ENDED              YEAR   NINE MONTHS ENDED
                              DECEMBER 31  SIX MONTHS  ENDED       MARCH 31
                              ------------ ENDED JUNE JUNE 30 ------------------
                              1994   1995   30 1996    1997      1997      1998
                              ----- ------ ---------- ------- ----------- ------
                                                              (UNAUDITED)
 (a) INTEREST RECEIVABLE AND
  SIMILAR INCOME:
  Interest receivable.......  4,081 24,029   41,724   186,431   155,336   78,452
  Gain on currency conver-
  sion......................     --     --   23,693        --        --    3,035
  Other.....................     --     --       --     2,640     1,440    3,085
                              ----- ------   ------   -------   -------   ------
                              4,081 24,029   65,417   189,071   156,776   84,572
                              ===== ======   ======   =======   =======   ======

                        INDEPENDENT ENERGY HOLDINGS PLC

                            YEAR ENDED                YEAR    NINE MONTHS ENDED
                            DECEMBER 31   SIX MONTHS  ENDED     MARCH 31 1998
                            ------------  ENDED JUNE JUNE 30 -------------------
                            1994   1995    30 1996    1997      1997      1998
                            -----  -----  ---------- ------- ----------- -------
                                                             (UNAUDITED)
(b) INTEREST PAYABLE AND
 SIMILAR EXPENSE:
 Interest payable on
  loans...................     --     --      --      70,417    70,968   145,379
 Interest--other..........    806     --      --      10,445        --    13,596
 Loss on currency
  conversion..............     --     --      --      39,535    40,999        --
                            -----  -----     ---     -------   -------   -------
                              806     --      --     120,397   111,967   158,975
                            =====  =====     ===     =======   =======   =======

8. PROFIT (LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED AFTER
 CHARGING:

                             YEAR ENDED              YEAR    NINE MONTHS ENDED
                            DECEMBER 31  SIX MONTHS  ENDED     MARCH 31 1998
                            ------------ ENDED JUNE JUNE 30 -------------------
                             1994  1995   30 1996    1997      1997      1998
                            ------ ----- ---------- ------- ----------- -------
                                                            (UNAUDITED)
Amortization...............     --    --       --    37,692   28,269    138,057
Depreciation............... 39,674 2,858    5,681   104,158   69,030    163,551
Auditors' remuneration--
 audit fee.................  1,900 4,500    9,000    10,500    9,000     15,000
Auditors' remuneration--
 other.....................    275    --       --     3,565    1,255      7,000
Operating lease rentals....     --    --   28,630   109,039   82,790     86,396

9. EXCEPTIONAL ITEMS

                                YEAR ENDED              YEAR     NINE MONTHS
                               DECEMBER 31  SIX MONTHS  ENDED   ENDED MARCH 31
                               ------------ ENDED JUNE JUNE 30 ----------------
                                1994   1995  30 1996    1997      1997     1998
                               ------- ---- ---------- ------- ----------- ----
                                                               (UNAUDITED)
Profit on sale of fixed
 assets....................... 164,858  --         --     --        --      --
Discounts on early repayment
 of loan......................   3,333  --         --     --        --      --
Impairment Loss...............      --  --   (460,983)    --        --      --
                               ------- ---   --------    ---       ---     ---
                               168,191  --   (460,983)    --        --      --
                               ======= ===   ========    ===       ===     ===

  The impairment loss arose out of a project to refurbish a drilling rig for the Company's use in developing the gas licenses. The Company made the decision to abandon this product due to the relatively high refurbishing cost. The drilling rig carrying cost was adjusted to the estimated salvage value. The drilling rig is presently owned by the Company and the Company plans to sell the rig.

10. EARNINGS PER SHARE

  Basic earnings (losses) per share is based on the profit (loss) after taxation for the periods using weighted average number of ordinary shares in issue, for 1998--16,967,802; 1997--13,129,914; 1996--8,981,076; 1995--33,641;
and 1994--31,314. The effect of outstanding stock options and warrants is not shown as it is antidilutive.

  Nine months ended March 31, 1997 (unaudited) basic losses per share is based on the weighted average number of ordinary shares in issue of 13,124,800.

  No dividend is proposed.

                        INDEPENDENT ENERGY HOLDINGS PLC

11. FIXED ASSETS--INTANGIBLE

  Intangible fixed assets are the expenditures related to the acquisition and development of natural gas fields including the applicable interest and overhead costs. The gas produced is used to fuel the generation plants producing electricity and not sold as natural gas. The cost is amortized over the estimated productive life of the producing property based on proven reserves. The movement in the account during the periods were:

                                                        JUNE 30,
                                       DECEMBER 31, ----------------- MARCH 31,
                                           1995      1996     1997      1998
                                       ------------ ------- --------- ---------
Cost
  Beginning of period.................   341,157    657,757   897,184 1,582,381
  Additions...........................   316,600    239,427   685,197   536,938
  Transfer from fixed assets--
   tangible...........................        --         --        -- 1,285,367
                                         -------    ------- --------- ---------
  End of Period.......................   657,757    897,184 1,582,381 3,404,686
                                         =======    ======= ========= =========
Accumulated amortization
  Beginning of period.................        --         --        --    37,692
  Charge for the period...............        --         --    37,692   138,057
                                         -------    ------- --------- ---------
  End of Period.......................        --         --    37,692   175,749
                                         =======    ======= ========= =========
Net book value end of period..........   657,757    897,184 1,544,689 3,228,937
                                         =======    ======= ========= =========

  No interest was capitalized in intangible cost.

                        INDEPENDENT ENERGY HOLDINGS PLC

12. FIXED ASSETS--TANGIBLE

                                              ASSETS IN
                                              THE COURSE
                                    OFFICE        OF      PLANT AND
                                   EQUIPMENT CONSTRUCTION EQUIPMENT    TOTAL
                                   --------- ------------ ---------  ----------
COST
  At January 1, 1995..............    4,263      637,394     15,748     657,405
  Additions.......................       --       56,343         --      56,343
                                    -------   ----------  ---------  ----------
  At December 31, 1995............    4,263      693,737     15,748     713,748
  Additions.......................   55,372      863,500         --     918,872
  Transfers.......................       --       15,748    (15,748)         --
  Impairment adjustment...........       --     (463,084)        --    (463,084)
  Disposals.......................       --       (7,339)        --      (7,339)
                                    -------   ----------  ---------  ----------
  At June 30, 1996................   59,635    1,102,562         --   1,162,197
  Additions.......................   55,788    7,396,701         --   7,452,489
  Transfers.......................       --     (972,059)   972,059          --
                                    -------   ----------  ---------  ----------
  At June 30, 1997................  115,423    7,527,204    972,059   8,614,686
  Additions.......................  164,902   10,458,955      9,138  10,632,995
  Transfers.......................       --   (7,292,051) 6,006,684  (1,285,367)
                                    -------   ----------  ---------  ----------
  At March 31, 1998...............  280,325   10,694,108  6,987,881  17,962,314
                                    =======   ==========  =========  ==========
ACCUMULATED DEPRECIATION
  At January 1, 1995..............      457           --      2,997       3,454
  Charge for the year.............      609           --      2,249       2,858
                                    -------   ----------  ---------  ----------
  At December 31, 1995............    1,066           --      5,246       6,312
  Charge for the period...........    5,681           --         --       5,681
  Disposals.......................       --           --     (3,145)     (3,145)
  Impairment adjustment...........       --           --     (2,101)     (2,101)
                                    -------   ----------  ---------  ----------
  At June 30, 1996................    6,747           --         --       6,747
  Charge for the year.............   29,885           --     74,273     104,158
                                    -------   ----------  ---------  ----------
  At June 30, 1997................   36,632           --     74,273     110,905
  Charge for the Period...........   39,502           --    124,049     163,551
                                    -------   ----------  ---------  ----------
  At March 31, 1998...............   76,134           --    198,322     274,456
                                    =======   ==========  =========  ==========
NET BOOK VALUE
  At January 1, 1995..............    3,806      637,394     12,751     653,951
                                    =======   ==========  =========  ==========
  At December 31, 1995............    3,197      693,737     10,502     707,436
                                    =======   ==========  =========  ==========
  At June 30, 1996................   52,888    1,102,562         --   1,155,450
                                    =======   ==========  =========  ==========
  At June 30, 1997................   78,791    7,527,204    897,786   8,503,781
                                    =======   ==========  =========  ==========
  At March 31, 1998...............  204,191   10,694,108  6,789,559  17,687,858
                                    =======   ==========  =========  ==========

  Interest was capitalized during the year ending December 31, 1995 ((Pounds)5,494), year ending June 30, 1997 ((Pounds)33,672) and nine months ending March 31, 1998 ((Pounds)591,435).

  Assets in the course of construction includes leased assets totaling (Pounds)4,383,327 and (Pounds)7,048,827 at June 30, 1997 and March 31, 1998
respectively.

  Plant and equipment includes leased assets totaling (Pounds)946,100 at June 30, 1997 and March 31, 1998.

                        INDEPENDENT ENERGY HOLDINGS PLC

 Capital Commitments

  The Company has capital commitments of:

                                                        JUNE 30,
                                      DECEMBER 31, ------------------- MARCH 31,
                                          1995       1996      1997      1998
                                      ------------ --------- --------- ---------
Authorized but not contracted........        --           -- 5,317,000 5,000,000
Contracted but not provided..........   450,000       47,920        --    89,000
                                        =======    ========= ========= =========

13. FIXED ASSETS--INVESTMENTS

                                                        JUNE 30,
                                      DECEMBER 31, ------------------- MARCH 31,
                                          1995       1996      1997      1998
                                      ------------ --------- --------- ---------
Commercial paper.....................        --    4,300,154        --        --
                                        =======    ========= ========= =========

  Investments were made in commercial paper issued by "blue chip" companies in order to safeguard assets whilst maintaining flexibility yet maximizing returns in the six months ended June 30, 1996.

14. DEBTORS

                                                         JUNE 30,
                                        DECEMBER 31, ----------------- MARCH 31,
                                            1995      1996     1997      1998
                                        ------------ ------- --------- ---------
Trade Debtors (Note 15)................     5,524     80,396 2,930,964 5,268,581
Security Deposits (Note 15)............        --         -- 1,110,744        --
Sundry Debtors.........................        --         --   178,012   525,685
Other taxation and social security.....    35,524    178,634   183,242   982,484
Prepayments and accrued income.........    13,640     42,018   477,498 2,460,133
                                           ------    ------- --------- ---------
                                           54,688    301,048 4,880,460 9,236,883
                                           ======    ======= ========= =========

15. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                       JUNE 30,
                                      DECEMBER 31, ----------------- MARCH 31,
                                          1995      1996     1997       1998
                                      ------------ ------- --------- ----------
Trade Creditors......................    55,958    110,682 1,096,051  2,642,306
Bank overdraft facility..............        --         --        --  1,286,781
Trade debtor financing...............        --         --   648,247         --
Other taxation and social security...       144     29,760    20,584     32,567
Corporation tax......................        --         --        --         --
Financing due within one year (Note
 16).................................        --     78,539   313,767  2,264,730
Accruals and deferred income.........    13,234    158,832 1,877,792  4,635,329
                                         ------    ------- --------- ----------
                                         69,336    377,813 3,956,441 10,861,713
                                         ======    ======= ========= ==========

  The Company has working capital facilities available through its bank. At March 31, 1998 these facilities consisted of a line of credit of (Pounds)4,000,000 (none utilized); (Pounds)2,500,000 overdraft facility ((Pounds)1,286,781 utilized) and letter of credit to secure energy purchase commitments and contract for differences to secure energy pricing
((Pounds)6,500,000 issued). These facilities are secured by a debenture on all Company assets other than assets subject to other security agreements.

                        INDEPENDENT ENERGY HOLDINGS PLC

  At June 30, 1997 there was a balance outstanding of (Pounds)648,247 under a similar debtor financing facility which was replaced in 1998 by the above facilities.

16. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                    DUE    DUE BETWEEN DUE AFTER
                                                  WITHIN   TWO & FIVE    FIVE
                                        TOTAL    ONE YEAR     YEARS      YEARS
                                      ---------- --------- ----------- ---------
DECEMBER 31, 1995....................         --        --         --         --
                                      ========== =========  =========  =========
JUNE 30, 1996
Finance lease--Elswick...............    908,751    78,539    830,212         --
                                      ========== =========  =========  =========
JUNE 30, 1997
Finance lease--Elswick...............    775,198    79,422    695,776         --
Finance lease--five generators.......  4,076,494   234,345  2,327,533  1,514,616
Unsecured loan notes.................  1,400,000        --         --  1,400,000
                                      ---------- ---------  ---------  ---------
                                       6,251,692   313,767  3,023,309  2,914,616
                                      ========== =========  =========  =========
MARCH 31, 1998
Construction loan....................  4,750,000 1,000,000  3,750,000         --
Finance lease--Elswick...............    711,940    83,811    628,129         --
Finance lease--five generators.......  3,960,671   490,918  2,485,517    984,236
Finance lease--three generators......  2,597,822   690,001  1,542,688    365,133
Unsecured loan notes.................  1,400,000        --  1,400,000         --
                                      ---------- ---------  ---------  ---------
                                      13,420,433 2,264,730  9,806,334  1,349,369
                                      ========== =========  =========  =========

  The finance lease for Elswick was executed on June 20, 1996 for US $1,466,455. The lease is payable in quarterly payments of US $57,891. The lease is secured by the generation assets located at the Elswick site. The initial term is five years and can be extended an additional five years under similar terms. The Company has the option to purchase the equipment after the first five years for 50% of the original cost of the equipment or after 10 years for US $1.00.

  The finance lease covering five 2,000 KW natural gas generator systems was executed on June 17, 1997 for financing of (Pounds)4,383,327. The lease is payable in 6 monthly payments of (Pounds)31,423 commencing 23 July 1997 and then 78 monthly payments of (Pounds)69,734. The primary term of 7 years can be extended indefinitely for an annual rent of (Pounds)10,958.

  The Company entered into a finance lease covering three 2,000 KW natural gas generator systems on October 30, 1997, for financing of (Pounds)2,665,500. The lease is payable in quarterly payments commencing January 31, 1998 in varying amounts. The primary term of six years can be extended by the Company indefinitely for an annual rent of (Pounds)6,664.

  The unsecured Loan Notes were issued by IEH in June 1997. The Loan Notes are repayable in full at December 31, 2002. Interest at 10 percent is payable quarterly commencing June 30, 1997.

  The Company entered into a Credit Agreement on September 5, 1997, with Barclays Bank PLC. The Credit Agreement provides a revolving construction facility of up to (Pounds)5,000,000 for five years with repayment in quarterly payments of (Pounds)250,000 commencing March 31, 1998. The Credit Agreement is secured by a debenture on all Company assets other than assets subject to other security agreements. The interest rate is based on the London Inter-bank rate and is currently 10.2%. At March 31, 1998 there was a balance outstanding under the construction facility of (Pounds)4,750,000.

                        INDEPENDENT ENERGY HOLDINGS PLC

17. PROVISIONS FOR LIABILITIES AND CHARGES

 Deferred taxation

  No provisions have been made for deferred taxation in the periods up to March 31, 1998.

                                                        JUNE 30,
                                       DECEMBER 31, -----------------   MARCH
                                           1995      1996      1997    31, 1998
                                       ------------ -------  --------  --------
Capital Allowances....................       --      65,490   464,721   955,279
Other timing differences..............       --          --    (5,003)   (5,003)
Losses offset.........................       --     (65,490) (459,718) (950,276)
                                           ----     -------  --------  --------
                                             --          --        --        --
                                           ====     =======  ========  ========

  At March 31, 1998 the Company had accumulated losses of approximately (Pounds)8,300,000 to be relieved in the future, of which approximately (Pounds)2,600,000 have been used to offset the above deferred tax liability. There is no time limitation on using the accumulated losses for UK tax purposes.

18. SHARE CAPITAL

 a) Nine months ended March 31, 1998

AUTHORIZED:
28,000,000 ordinary shares of 1p each................................... 280,000

  In October 1997 the Authorized shares were increased to 28,000,000.

ISSUED AND FULLY PAID--ORDINARY SHARES OF 1p EACH
As at June 30, 1997..................................................... 149,914
Issued in the nine month period.........................................  28,016
                                                                         -------
As at March 31, 1998.................................................... 177,930
                                                                         =======

  In September 1997 2,631,579 ordinary shares were issued to raise equity and in January to March 1998 170,000 ordinary shares were issued for exercise of stock options.

 b) Year ended June 30, 1997

AUTHORIZED:
20,000,000 ordinary shares of 1p each................................... 200,000
ISSUED AND FULLY PAID--ORDINARY SHARES OF 1p EACH
As at June 30, 1996..................................................... 131,248
Issued in the year......................................................  18,666
                                                                         -------
As at June 30, 1997..................................................... 149,914
                                                                         =======

  In June 1997 1,866,648 ordinary shares of 1p each were issued to private investors.

 c) Six months ended June 30, 1996

AUTHORIZED:
20,000,000 ordinary shares of 1p each................................... 200,000
                                                                         =======

                        INDEPENDENT ENERGY HOLDINGS PLC

  IEH was incorporated on March 12, 1996 with share capital of 100,000 (Pounds)1 ordinary shares. On May 21, 1996 the ordinary shares were sub-divided into shares of 1p each and a further 10,000,000 ordinary shares were authorized to increase the share capital to (Pounds)200,000.

ISSUED AND FULLY PAID
13,124,800 ordinary shares of 1p each..................................  131,248
                                                                         =======

  Two shares of (Pounds)1 each (now 200 shares of 1p each) were issued on formation of IEH 8,124,600 shares of 1p each were issued to acquire IEUK, 1,772,524 ordinary shares of 1p each were issued to US private investors, and 3,227,476 ordinary shares of 1p each were issued to investors on The Alternative Investment Market.

 d) Year ended December 31, 1995

AUTHORIZED
1,000,000 ordinary shares of (Pounds)1 each........................... 1,000,000
                                                                       =========

  IEUK was incorporated on March 15, 1995, with share capital of 1,000 (Pounds)1 ordinary shares. On 6 April 1995 the authorized share capital was increased to (Pounds)1,000,000.

ISSUED AND FULLY PAID
40,623 ordinary shares of (Pounds)1 each................................. 40,623
                                                                          ======

  IEUK acquired through a merger, effective April 17, 1995, IPSCo, Eukan (a subsidiary of IPSCo) and Elswick. This merger, including the acquisition of a minority interest, resulted in the issue of 21,625 ordinary shares of (Pounds)1 each for a total consideration of (Pounds)21,625, allocated as follows:

  Issue of 17,300 ordinary shares of (Pounds)1 each to acquire the entire ordinary share capital of IPSCo.

  Issue of 4,297 ordinary shares of (Pounds)1 each to acquire the entire ordinary share capital of Elswick.

  Issue of 28 ordinary shares of (Pounds)1 each to acquire the 5% minority interest in Eukan Energy Limited, the remaining 95% being owned by IPSCo.

  In conjunction with the merger, certain loan and trade creditors of Eukan agreed to convert their debt into equity in IEUK which resulted in the issue of 9,689 ordinary shares of (Pounds)1 each for a total consideration of (Pounds)636,520.

  In September 1995, a share offer resulted in the issue of 9,309 ordinary shares of (Pounds)1 each for a total consideration of (Pounds)1,906,621.

                        INDEPENDENT ENERGY HOLDINGS PLC

19. RESERVES AND OTHER SHAREHOLDERS' FUNDS

  As detailed in Note 2 the reporting entity changes from IEU Ltd to IEH plc in the six months ended June 30, 1996. The closing reserves at December 31, 1995 represent the pre-acquisition reserves on the acquisition of IEU Ltd by IEH plc and hence has been eliminated by acquisition accounting.

                                                                    PROFIT AND
                                                SHARE     CAPITAL      LOSS
                                               PREMIUM    RESERVE    ACCOUNT
                                              ----------  --------  ----------
JANUARY 1, 1995.............................      68,493        --     (65,517)
Share premium arising on conversion of debt
 to equity..................................     626,831        --          --
Share premium arising on shares issued in
 period.....................................   1,897,312        --          --
Total called up share capital and share pre-
 mium of merger companies...................     (68,493)  844,722          --
Issue of IEUK shares in exchange for shares
 in Elswick, Eukan and IPSCo................          --   (21,625)         --
Elimination of Eukan investment acquired
 from IPSCo.................................          --  (279,151)         --
Retained loss for the year..................          --        --     (59,467)
                                              ----------  --------  ----------
AT DECEMBER 31, 1995........................   2,524,143   543,946    (124,984)
                                              ==========  ========  ==========
Share premium arising on share exchange for
 the acquisition of IEUK....................   2,066,523        --          --
Share premium arising on private US place-
 ment.......................................   2,946,858        --          --
Share premium arising on the Alternative
 Investment Market listing..................   1,697,620        --          --
Retained loss for the period................          --        --     (55,234)*
                                              ----------  --------  ----------
AT JUNE 30, 1996............................   6,711,001        --     (55,234)
Share premium arising on private placement..   1,333,481        --          --
Retained loss for the year..................          --        --  (1,181,593)
                                              ----------  --------  ----------
AT JUNE 30, 1997............................   8,044,482        --  (1,236,827)
Share premium arising on private placement..   2,400,726        --          --
Share premium arising on exercise of stock
 options....................................     168,300        --          --
Retained loss for the period................          --        --    (426,105)
                                              ----------  --------  ----------
AT MARCH 31, 1998...........................  10,613,508        --  (1,662,932)
                                              ==========  ========  ==========

--------
* This amount represents the loss from the date of acquisition of June 1, 1996, due to application of acquisition accounting.

20. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                     JUNE 30,
                                  DECEMBER 31, ---------------------  MARCH 31,
                                      1995       1996        1997       1998
                                  ------------ ---------  ----------  ---------
New share capital subscribed for
 by private placement (net of
 issue costs)...................   1,906,621   2,964,584   1,352,147  2,427,042
Conversion of debt to equity....     636,520          --          --         --
IPSCo share warrants............      32,101          --          --         --
Exercise of stock options.......          --          --          --    170,000
New share capital subscribed for
 by listing on the Alternative
 Investment Market..............          --   1,729,896          --         --
                                   ---------   ---------  ----------  ---------
Other (losses)/gains............   2,575,242   4,694,480   1,352,147  2,597,042
Profit/(loss) on ordinary activ-
 ities after tax................     (59,467)   (891,193) (1,181,593)  (426,105)
Shareholders' funds at beginning
 of period                           467,953   2,983,728   6,787,015  6,957,569
                                   ---------   ---------  ----------  ---------
Shareholders' funds at end of
 period.........................   2,983,728   6,787,015   6,957,569  9,128,506
                                   =========   =========  ==========  =========

                        INDEPENDENT ENERGY HOLDINGS PLC

21. SHARE OPTION PLAN AND SHARE WARRANTS

  The Company has a share option plan which provides for grants of options to acquire the Company's shares to its key employees. Under the share option plan the total number of ordinary share options that may be granted is 3,533,400 ordinary shares of 1p each.

  IEUK established a share option plan in April 1995. The options granted under this plan were surrendered on May 31, 1996 when the Company became a wholly owned subsidiary of IEH. IEH granted fresh options in their unapproved option scheme on the basis of 200 ordinary shares of 1p each for every (Pounds)1 ordinary share in IEUK.

  A summary of the share options granted and the changes during the periods is presented below. The share options granted include 250,000 share options in aggregate to the Company's nominated broker and financial advisor granted on May 31, 1996, of which 170,000 share options were exercised in January to March 1998 at an exercise price of 100 pence.

                                                          WEIGHTED
                                                          AVERAGE     NUMBER OF
                                                       EXERCISE PRICE  SHARES
                                                       -------------- ---------
At January 1, 1995....................................             --        --
Granted--April 1995................................... (Pounds)117.61     6,042
                                                       -------------- ---------
At December 31, 1995.................................. (Pounds)117.61     6,042
Granted--May 1996..................................... (Pounds)200.00     7,850
                                                       -------------- ---------
                                                       (Pounds)164.17    13,892
Surrendered May 31, 1996..............................             --   (13,892)
                                                       -------------- ---------
Granted May 31, 1996..................................            82p 2,778,400
                                                       -------------- ---------
At June 30, 1996 and June 30, 1997....................            82p 2,778,400
Granted--November 5, 1997.............................         122.5p   925,000
Exercised in the period...............................         100.0p  (170,000)
                                                       -------------- ---------
AT MARCH 31, 1998.....................................            92p 3,533,400
                                                       ============== =========

  The following table summarizes information regarding share options at March 31, 1998:

                                                      WEIGHTED
                                         NUMBER        AVERAGE        NUMBER
                                     OUTSTANDING AT   REMAINING   EXERCISABLE AT
           EXERCISE PRICE            MARCH 31, 1998 CONTRACT LIFE MARCH 31, 1998
           --------------            -------------- ------------- --------------
    1p..............................     295,200        2.75          295,200
31.25p..............................     253,200        2.75          253,200
   50p..............................      60,000        2.75           60,000
  100p..............................   2,000,000        3.55          780,000
122.5p..............................     925,000        4.72               --
                                       ---------        ----        ---------
                                       3,533,400        3.71        1,388,400
                                       =========        ====        =========

  The option price range at each period end was as follows:

December 31, 1994.......................................                   --
December 31, 1995....................................... (Pounds) to (Pounds)200
June 30, 1996........................................... 1p to 100p
June 30, 1997........................................... 1p to 100p
March 31, 1998.......................................... 1p to 122.5p

                        INDEPENDENT ENERGY HOLDINGS PLC

  Details of the director's options which are included in the above figures are shown in Note 5 to the financial statements.

STOCK WARRANTS

  On June 30, 1997 stock warrants for 140,000 ordinary shares were granted in association with the issue of Loan Notes of (Pounds)1,400,000; the warrants are exercisable at a price of 75p at anytime until their expiration on March 31, 2002.

  During 1995 stock warrants for 2,500 shares issued in 1992 to the founders and original directors of IPSCo were exercised at a price of US $20.00 per share ((Pounds)12.84) or total of (Pounds)32,101.

22. EMPLOYEE BONUS PLAN

  The Company has a Bonus Pool, which is administered by the Remuneration Committee, and based on an amount equal to:

    (i) 10 percent of pre-tax net profit for the years ended June 30, 1996, 1997 and 1998;

    (ii) 10 percent of pre-tax net profit in excess of a return on the Company's equity of 25 percent, in subsequent years.

  No bonuses have been earned or paid during any of the periods presented.

23. COMPANY UNDERTAKINGS

  Principal Operating Subsidiary at March 31, 1998 is:

                                               COUNTRY OF        PERCENTAGE
                    NAME                      INCORPORATION    SHAREHOLDINGS
                    ----                      ------------- --------------------
Independent Energy UK Limited................    England    Ordinary shares 100%

  The following subsidiaries do not conduct any operations:

                                               COUNTRY OF        PERCENTAGE
                    NAME                      INCORPORATION    SHAREHOLDINGS
                    ----                      ------------- --------------------
I E (Caythorpe) Limited......................    England    Ordinary shares 100%
Independent Energy Generation Limited........    England    Ordinary shares 100%
Independent Energy Services Limited..........    England    Ordinary shares 100%
Independent Energy Limited...................    England    Ordinary shares 100%
Independent Energy Resources Limited.........    England    Ordinary shares 100%

24. OBLIGATIONS UNDER OPERATING LEASES

  The Company has operating lease rental commitments for agreements that expire between two and five years, for which:

                                                     JUNE 30, JUNE 30, MARCH 31,
                                                       1996     1997     1998
                                                     -------- -------- ---------
Amount due within 1 year--Land & Buildings..........  31,331   54,542   187,837
           --Other..................................      --   50,642    61,561

  There were no operating lease rental commitments for the year ended December 31, 1995.

                        INDEPENDENT ENERGY HOLDINGS PLC

25. FINANCIAL INSTRUMENTS

  The Company's business involves entering into fixed price contracts to supply electricity to its customers. The electricity to supply the customers under these contracts is primarily purchased from the Pool at fluctuating spot market prices. The Company is exposed to two principal risks associated with such contracts: "load shape" risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and "purchase" price risk (the cost of purchased electricity relative to the price received from the supply customer). The Company employs risk management methods to maximize its return consistent with an acceptable level of risk. Generally, load shape risk decreases as the Company's portfolio of supply customers in the supply market increases. The Company hedges purchase price risk by employing a variety of risk management tools, including entering into hedging instruments known as contracts for differences (CFDs), management of its supply contract portfolio, and through the ownership of generating facilities to produce a portion of its required supply of electricity. The Company's ability to manage its purchase price risk depends, in part, on the future availability of properly priced risk management mechanisms such as CFDs. As part of the Company's risk management practice, the Company has in the past and continues to enter into CFDs. Generally, CFDs are contracts between generators and suppliers that have the effect of fixing the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to different payments between the parties to the particular CFD.

  As a result of its expected growth in revenue arising from the commencement of the final phase of deregulation, the Company has adopted a hedging policy which consists of entering into CFDs and continuing to generate a portion of its electricity requirements to effectively hedge a significant portion of its total estimated demand based on effective sales contracts in place at such time.

  The Company enters into CFDs in order to hedge the price risk inherent in Pool trading. CFDs are agreements between the Company, as a purchaser of electricity through the Pool, and generators and traders. As at March 31, 1998 the CFD in place covers the period from March 31, 1998, to October 25, 1998. The CFD has a notional value at March 31, 1998 of (Pounds)13,430,000 for the remaining volume covered by the contract. The CFD is settled monthly.

                        INDEPENDENT ENERGY HOLDINGS PLC

26. ANALYSIS OF CHANGES IN NET DEBT

                               AT BEGINNING               OTHER      AT END OF
                                OF PERIOD   CASH FLOWS   CHANGES      PERIOD
                               ------------ ----------  ----------  -----------
Year Ended December 31, 1995
Cash at bank and in hand.....       88,301   1,544,882          --    1,633,183
Loan due within one year.....     (586,026)    (50,494)    636,520           --
                                ----------  ----------  ----------  -----------
Net Debt.....................     (497,725)  1,494,388     636,520    1,633,183
                                ==========  ==========  ==========  ===========
Six Months Ended June 30,
 1996
Cash at bank and in hand.....    1,633,183    (291,979)         --    1,341,204
Leases due within one year...           --      37,349    (115,888)     (78,539)
Leases due after more than
 one year....................           --    (946,100)    115,888     (830,212)
Current asset investment.....           --   4,300,154          --    4,300,154
                                ----------  ----------  ----------  -----------
Net debt.....................    1,633,183   3,099,424          --    4,732,607
                                ==========  ==========  ==========  ===========
Year Ended June 30, 1997
Cash at bank and in hand.....    1,341,204     581,801          --    1,923,005
Leases due within one year...      (78,539)       (883)   (234,345)    (313,767)
Leases due after more than
 one year....................     (830,212)    441,269  (4,148,982)  (4,537,925)
Loans due after more than one
 year........................           --  (1,400,000)         --   (1,400,000)
Current asset investment.....    4,300,154  (4,300,154)         --           --
                                ----------  ----------  ----------  -----------
Net debt.....................    4,732,607  (4,677,967) (4,383,327)  (4,328,687)
                                ==========  ==========  ==========  ===========
Nine Months Ended March 31,
 1998
Cash at bank and in hand.....    1,923,005    (930,761)         --      992,244
Bank overdraft...............           --  (1,286,781)         --   (1,286,781)
                                ----------  ----------  ----------  -----------
                                 1,923,005  (2,217,542)         --     (294,537)
Leases due within one year...     (313,767)         --    (950,963)  (1,264,730)
Leases due after more than
 one year....................   (4,537,925)    242,470  (1,710,248)  (6,005,703)
Loans due within one year....           --  (1,000,000)         --   (1,000,000)
Loans due after more than one
 year........................   (1,400,000) (3,750,000)         --   (5,150,000)
                                ----------  ----------  ----------  -----------
Net debt.....................   (4,328,687) (6,725,072) (2,661,211) (13,714,970)
                                ==========  ==========  ==========  ===========

                        INDEPENDENT ENERGY HOLDINGS PLC

27. RECONCILIATION OF NET CASH FLOWS TO MOVEMENT IN NET DEBT

Year Ended
 December
 31, 1995
Increase in
 cash in
 the peri-
 od........   1,544,882
Cash inflow
 from in-
 crease in
 debt and
 lease fi-
 nancing...     (50,494)
Debt capi-
 talized as
 shares....     636,520
             ----------
Movement in
 net debt..                2,130,908
Net debt at
 December
 31, 1994..                 (497,725)
                         -----------
Net debt at
 December
 31, 1995..                1,633,183
                         ===========
Six Months
 Ended June
 30, 1996
Decrease in
 cash in
 the peri-
 od........    (291,979)
Cash inflow
 from in-
 crease in
 debt and
 lease fi-
 nancing...    (908,751)
Cash out-
 flow from
 increase
 in liquid
 resources.   4,300,154
             ----------
Movement in
 net debt..                3,099,424
Net debt at
 December
 31, 1995..                1,633,183
                         -----------
Net debt at
 June 30,
 1996......                4,732,607
                         ===========
Year Ended
 June 30,
 1997
Increase in
 cash in
 the peri-
 od........     581,801
Cash inflow
 from in-
 crease in
 debt and
 lease fi-
 nancing...    (920,079)
Cash inflow
 from de-
 crease in
 liquid re-
 sources...  (4,300,154)
New finance
 leases....  (4,422,862)
             ----------
Movement in
 net debt..               (9,061,294)
Net debt at
 June 30,
 1996......                4,732,607
                         -----------
Net debt at
 June 30,
 1997......               (4,328,687)
                         ===========
Nine Months
 Ended
 March 31,
 1998
Decrease in
 cash in
 the peri-
 od........  (2,217,542)
Cash inflow
 from in-
 crease in
 loan fi-
 nancing...  (4,750,000)
Cash inflow
 from net
 increase
 in lease
 financing.  (2,418,741)
             ----------
Movement in
 net debt..               (9,386,283)
Net debt at
 June 30,
 1997......               (4,328,687)
                         -----------
Net debt at
 March 31,
 1998......              (13,714,970)
                         ===========

28. MAJOR NON-CASH TRANSACTIONS

  Detailed below are the major non-cash transactions.

 YEAR ENDED DECEMBER 31, 1995

  There were no major non-cash transactions in this year, other than reported elsewhere herein.

 SIX MONTHS ENDED JUNE 30, 1996

  During the period the Company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of (Pounds)946,100.

 YEAR ENDED JUNE 30, 1997

  During the year the Company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of (Pounds)4,383,327.

                        INDEPENDENT ENERGY HOLDINGS PLC

 NINE MONTHS ENDED MARCH 31, 1998

  During the period the Company entered into finance lease arrangements in respect of assets with a total capital value at the inception of the lease of (Pounds)2,665,500.

29. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

 Financial Statements

  The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. Such principles differ in certain respects from US GAAP. A summary of the most significant differences applicable to the Company is set out below.

 Accounting estimates

  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure in conformity with generally accepted accounting principles of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reported period. Accounting estimates have been employed in these financial statements to determine reported amounts, including realizability, useful lives of assets and income taxes. Actual results could differ from those estimates.

  The principal differences between UK GAAP and US GAAP are disclosed below:

  (a) Statement of Operation Differences

                                 YEAR ENDED       SIX MONTHS                 NINE MONTHS ENDED
                                DECEMBER 31,        ENDED      YEAR ENDED        MARCH 31,
                               ----------------    JUNE 30,     JUNE 30,    ----------------------
                         NOTE   1994     1995        1996         1997         1997         1998
                         ----  ------   -------   ----------   ----------   -----------   --------
                                                                            (UNAUDITED)
(Loss)/Profit on
 ordinary activities
 after taxation under UK
 GAAP...................       58,687   (59,467)    (891,193)  (1,181,593)    (959,560)   (426,105)
US GAAP Adjustments:
Stock based
 compensation--Employee
 Share Option Scheme      (i)      --        --     (110,715)    (188,095)    (141,070)    (95,604)
                               ------   -------   ----------   ----------   ----------    --------
Total US GAAP
 Adjustments............           --        --     (110,715)    (188,095)    (141,070)    (95,604)
Deferred income taxes     (ii)     --        --           --           --           --          --
                               ------   -------   ----------   ----------   ----------    --------
Net effect of US GAAP
 adjustments............           --        --     (110,715)    (188,095)    (141,070)    (95,604)
                               ------   -------   ----------   ----------   ----------    --------
Net (loss)/profit under
 US GAAP................       58,687   (59,467)  (1,001,908)  (1,369,688)  (1,100,630)   (521,709)
                               ======   =======   ==========   ==========   ==========    ========
Primary (loss) earnings
 per ordinary share un-
 der US GAAP             (iii)  187.4 p  (176.8)p      (11.1)p      (10.4)p       (8.4)p      (3.1)p
                               ======   =======   ==========   ==========   ==========    ========

  (b) Equity Reconciliation

                                                      JUNE 30,
                                    DECEMBER 31, --------------------  MARCH 31,
                              NOTE      1995       1996       1997       1998
                              ----  ------------ ---------  ---------  ---------
Equity under UK GAAP........         2,983,728   6,787,015  6,957,569  9,128,506
Stock based deferred compen-
 sations                       (i)          --    (110,715)  (298,810)  (394,414)
Deferred income taxes         (ii)          --          --         --         --
Acquisition Accounting        (iv)          --          --         --         --
                                     ---------   ---------  ---------  ---------
Net effect of US GAAP ad-
 justments..................                --    (110,715)  (298,810)  (394,414)
                                     ---------   ---------  ---------  ---------
Equity under US GAAP           (v)   2,983,728   6,676,300  6,658,795  8,734,092
                                     =========   =========  =========  =========

                        INDEPENDENT ENERGY HOLDINGS PLC

 (i) Employee Share Option Scheme

  Under UK GAAP no compensation cost is recognized under Employee Share Option Schemes. Under US GAAP, compensation for services that are received as consideration for shares issued through the Employee Share Option Scheme are recognized as the difference between the quoted market price of the stock at the measurement date less the amount the employee is required to pay (option exercise price). Compensation costs, as determined above, are charged to expense over the vesting period.

  The vesting period has been assumed to be the period from the date of grant of the share option to the date the option first becomes exercisable.

  The quoted market price of the stock for the periods ended June 1997 and June 1996 has been taken from the UK's Alternative Investment Market as at May 31, 1996 being the date that dealings in the shares commenced.

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation expenses been determined as provided in SFAS 123 for stock options using the Black-Sholes option pricing model, the pro forma effect would have been:

                                             JUNE 30,     JUNE 30,     MARCH
                                               1996         1997      31, 1998
                                            ----------   ----------   --------
Net loss applicable to ordinary shares--as
 reported.................................  (1,001,908)  (1,369,688)  (521,709)
Net loss applicable to ordinary shares--
 pro forma................................  (1,207,270)  (1,460,869)  (621,663)
Primary net loss per ordinary share--as
 reported.................................       (11.1)p      (10.4)p     (3.1)p
Primary net loss per ordinary share--pro
 forma....................................       (13.4)p      (11.1)p     (3.7)p

  The fair value of each option grant is calculated using the following weighted average assumptions.

                                                                      SIX MONTHS
                                                                        ENDED
                                                                       JUNE 30,
                                                                         1996
                                                                      ----------
Expected life (years)................................................    3.42
Interest rate........................................................    6.00%
Volatility...........................................................   10.58%
Dividend yield.......................................................    0.00%

 (ii) Deferred Taxation

  Under UK GAAP provision is made for deferred tax under the liability method where in the opinion of the directors it is probable that a tax liability will become payable within the foreseeable future. This means the full potential liability is not necessarily provided. Additionally, deferred tax assets should be recognized only when they are expected to be recoverable within the foreseeable future without replacement by equivalent debit balances.

  Under US GAAP deferred tax is provided in full on the liability basis. Under the full liability method, deferred tax assets or liabilities are recognized for differences between the financial and tax basis of assets and liabilities and for tax loss carry forwards at the statutory rate at each reporting date. A valuation allowance reduces deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  The Company has significant losses amounting to approximately
(Pounds)8,300,000 at March 31, 1998, available to relieve future tax on profits. There is no time limitation on using these losses for UK tax purposes.

                        INDEPENDENT ENERGY HOLDINGS PLC

  In recording these net tax deferred assets, FAS 109 requires the Company to determine whether it is "more likely than not" that the Company will realize such benefits and that all negative and positive evidence be considered (with more weight given to evidence that is "objective and verifiable") in making the determination. FAS 109 indicates that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years.

  FAS 109 requires recognition of future tax benefits as deferred tax assets, subject to a valuation allowance based on the likelihood of realizing such benefits. Even though management believes the Company will be profitable in the future, due to the risks associated with the timing of generation facilities becoming operational and the history of recurring losses, management believes that it would be prudent to make a valuation allowance to offset the net deferred tax assets.

 (iii) Net (Loss)/Income per share

  The differences between UK GAAP and US GAAP for calculating fully diluted earnings (loss) per share is not shown since the effect is antidilutive.

 (iv) Acquisition Accounting

  The acquisition in April 1995 by Independent Energy Limited UK of IPSCo, Eukan and Elswick was accounted for under UK GAAP merger accounting principles, which is substantially the same as the pooling of interests method under US GAAP. The transaction under US GAAP should be accounted for using the purchase method of accounting. The difference in the two accounting methods has the effect on the Balance Sheet prepared under US GAAP of a reclassification within shareholders equity of reinstating losses of (Pounds)84,981 to the profit and loss account and increasing the capital reserve accounts by the same amount. There is no effect on total shareholders equity or on the statements of operations or cash flow.

  The acquisition by IEH of IEUK on May 31, 1996 was accounted for under UK GAAP using acquisition accounting principles, which are substantially the same as the purchase method of accounting under US GAAP. The transaction under US GAAP should be accounted for in a manner similar to the pooling of interest method. The difference between the two accounting methods has the effect on the Balance Sheets prepared under US GAAP of a reclassification within shareholders equity of reinstating losses of (Pounds)414,979 to the profit and loss account and increasing the capital stock accounts by the same amount. There is no effect on total shareholders equity or on the statements of operations or cash flow.

 (v) US GAAP Equity Roll Forward

  Shareholders equity roll forward in accordance with US GAAP:

                                                   JUNE 30,
                                DECEMBER 31, ----------------------  MARCH 31,
                           NOTE     1995        1996        1997       1998
                           ---- ------------ ----------  ----------  ---------
Balance at beginning of
 period...................         467,953    2,983,728   6,676,300  6,658,759
Other (losses)/gains......  20   2,575,242    4,694,480   1,352,147  2,597,042
Net (loss)................         (59,467)  (1,001,908) (1,369,688)  (521,709)
                                 ---------   ----------  ----------  ---------
Balance at end of period..       2,983,728    6,676,300   6,658,759  8,734,092
                                 =========   ==========  ==========  =========

30. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS

  (a) Cash Flow Information

  The consolidated cash flow statements are prepared in conformity with UK GAAP areas set out on page F-6. The principal differences between these statements and cash flow statements prepare under US GAAP are as follows:

                        INDEPENDENT ENERGY HOLDINGS PLC

    (i) Under UK GAAP, net cash flow from operating activities is determined before considering cash flows from returns on investments and servicing of finance and taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

  A summary of the Company's operating, investing and financial activities classified in accordance with US GAAP is presented below. For purposes of this summary, cash and cash equivalents consist of cash and deposits with banks.

                              YEAR ENDED       SIX MONTHS                NINE MONTHS ENDED
                             DECEMBER 31,        ENDED     YEAR ENDED        MARCH 31,
                          -------------------   JUNE 30,    JUNE 30,   -----------------------
                            1994      1995        1996        1997        1997         1998
                          --------  ---------  ----------  ----------  -----------  ----------
                                                                       (UNAUDITED)
Cash (used in) operating
 activities.............   (33,817)   (71,391)   (442,757) (2,270,614) (2,693,271)  (2,020,922)
Cash (used in)/provided
 by financing activi-
 ties...................   252,174  1,989,216   4,657,131   2,311,761     (56,779)   7,104,572
Cash (used in)/provided
 by investing activi-
 ties...................  (166,850)  (372,943) (4,506,353)    540,654  (2,005,612)  (7,301,192)
                          --------  ---------  ----------  ----------  ----------   ----------
Net increase/(decrease)
 in cash and deposits
 with banks.............    51,507  1,544,882    (291,979)    581,801  (4,755,662)  (2,217,542)
Balance at beginning of
 period.................    36,794     88,301   1,633,183   1,341,204   5,641,358    1,923,005
                          --------  ---------  ----------  ----------  ----------   ----------
Balance at end of peri-
 od.....................    88,301  1,633,183   1,341,204   1,923,005     885,696     (294,537)
                          ========  =========  ==========  ==========  ==========   ==========

  The effect of exchange rate change on cash balances held in foreign currencies during the periods ended March 31, 1998, June 30, 1997 and 1996 and December 31, 1995 and 1994 amounted to (Pounds)4,673, (Pounds)39,027, (Pounds)(10,142), (Pounds)(2,143) and nil respectively.

  (ii) The amount of taxes and interest paid, net of capitalized interest, during the periods is:

                               YEAR ENDED   SIX
                                DECEMBER   MONTHS    YEAR    NINE MONTHS ENDED
                                  31,      ENDED    ENDED        MARCH 31,
                               ---------- JUNE 30, JUNE 30, -------------------
                               1994 1995    1996     1997      1997      1998
                               ---- ----- -------- -------- ----------- -------
                                                            (UNAUDITED)
Interest, net of capitaliza-
 tion......................... 806     --    --     80,862    70,968    158,975
Income taxes..................  --  3,424    --         --        --         --

                        INDEPENDENT ENERGY HOLDINGS PLC

 (b) Deferred Taxation

                                                   JUNE 30,
                                 DECEMBER 31, --------------------  MARCH 31,
                                     1995       1996       1997        1998
                                 ------------ --------  ----------  ----------
DEFERRED TAX LIABILITY
Non current
Fixed assets....................         --     65,490     459,718     955,279
Current
Other...........................         --         --                  (5,003)
                                   --------   --------  ----------  ----------
Total deferred tax liabilities..         --     65,490     459,718     950,276
                                   --------   --------  ----------  ----------
DEFERRED TAX ASSETS
Non current
Fixed asset.....................      1,045         --          --          --
Current
Losses..........................    194,027    632,646   1,590,849   2,575,955
                                   --------   --------  ----------  ----------
Total deferred tax assets.......    195,072    632,646   1,590,849   2,575,955
                                   --------   --------  ----------  ----------
VALUATION ALLOWANCE.............   (195,072)  (567,156) (1,131,131) (1,625,679)
Net deferred tax asset Provided
 under UK GAAP..................         --         --          --          --
                                   --------   --------  ----------  ----------
US GAAP adjustment asset........         --         --          --          --
                                   ========   ========  ==========  ==========

  (c) Other disclosures

  Total liabilities, stockholders' equity and total assets were as follows:

December 31, 1995....................................................  3,053,064
June 30, 1996........................................................  7,995,040
June 30, 1997........................................................ 16,851,935
March 31, 1998....................................................... 31,145,922

  Total assets prepared in accordance with US GAAP were as follows:

December 31, 1995....................................................  3,143,144
June 30, 1996........................................................  8,333,378
June 30, 1997........................................................ 17,226,966
March 31, 1998....................................................... 31,536,121

  Long term liabilities prepared in accordance with US GAAP were as follows:

December 31, 1995....................................................     90,080
June 30, 1996........................................................  1,279,265
June 30, 1997........................................................  6,611,766
March 31, 1998....................................................... 11,940,316

                        INDEPENDENT ENERGY HOLDINGS PLC

  (d) Commitments Under Operating Leases

  The Company's commitments under operating leases as at March 31, 1998 are as follows:

Operating leases which expire:
  1998.................................................................. 103,801
  1999..................................................................  77,049
  2000..................................................................  61,992
  2001..................................................................  58,892
  2002..................................................................  50,580
                                                                         -------
                                                                         352,314
                                                                         =======

  Included in the above are subleases of (Pounds)5,250 for the years ending March 31, 1999 to March 31, 2001 inclusive and (Pounds)1,750 for the year ended March 31, 2002.

  (e) Financial Instruments

  Disclosure of estimated fair value of financial instruments is based on the requirements of Statements of Financial Accounting Standards No. 105, 107 and 119.

 Cash, trade debtors, trade creditors and short term borrowings.

  The carrying amounts of these items approximate fair value.

  The CFD's for hedging of pool purchases notional value at March 31, 1998 is (Pounds)13.4 million based on volume remaining under the CFD contract.

  (f) Reconciliation of tax charge to statutory rate on losses

                                                      JUNE 30,
                                    DECEMBER 31, --------------------   MARCH
                                        1995       1996       1997     31, 1998
                                    ------------ --------  ----------  --------
(Loss) on ordinary activities be-
 fore taxation....................     (65,043)  (891,193) (1,181,593) (426,105)
                                      ========   ========  ==========  ========
Expected tax (credit) charge at
 the statutory rate...............     (23,791)  (293,131)   (366,294) (132,093)
Increase in deferred tax liabili-
 ty...............................      (2,327)   (65,490)   (394,228) (490,558)
Actual tax charge on continuing
 activities.......................          --         --          --        --
                                      --------   --------  ----------  --------
Difference to reconcile...........     (23,791)  (358,621)   (760,522) (622,651)
                                      ========   ========  ==========  ========
Deferred tax asset not recognized.    (128,269)  (437,574)   (958,203) (985,107)
Intangible asset tax allowances...     104,478     79,011     212,411   416,115
Inadmissible expenditure..........          --        (58)    (14,730)  (53,659)
                                      --------   --------  ----------  --------
                                       (23,791)  (358,621)   (760,522) (622,651)
                                      ========   ========  ==========  ========

  A reconciliation has not been provided for the year ended December 31, 1994 as all operations have subsequently been discontinued.

  The Company has accumulated losses to be carried forward and relieved in the future at the following period ends of:

March 31, 1998........................................................ 8,300,000
June 30, 1997......................................................... 5,100,000
June 30, 1996.........................................................   750,000
December 31, 1995.....................................................   149,000

                                   GLOSSARY

  Unless the context indicates otherwise, the following terms have the meanings shown below:

  Bcf--a billion cubic feet of gas at standard conditions

  Consumer--an end-user of electricity whose usage is recorded by one meter

  CFD--a contract for difference, a hedging instrument

  Crude oil or oil--crude oil, including condensate and natural gas liquids

  Electricity Act--Electricity Act 1989

  Gas or natural gas--any hydrocarbons or mixture of hydrocarbons and other gases consisting primarily of methane which at normal operating conditions are in a gaseous state

  Generator--a producer of electricity

  GW--Gigawatt, 1,000 MW

  GWh--Gigawatthour, 1,000 MWh

  kW--kilowatt, the unit measurement of the rate at which electricity is consumed or generated. It is a measurement of power or capacity. One kW is approximately the power absorbed by 0.8 horsepower

  kWh--a unit of electricity equal to one kW produced or consumed for one hour

  Mcf--a thousand cubic feet of gas at standard conditions

  MW--Megawatt, 1,000 kW

  MWh--Megawatthour, 1,000 kWh

  NGC--National Grid Company plc

  Peaking plant--an electricity generating facility that generates electricity to be sold when the "peak" demand (and hence price) for electricity makes it advantageous to generate marginal or higher cost electricity

  PES--primary electricity supplier

  Proved developed reserves--the oil and gas reserves expected to be produced through existing wells and existing equipment and operating methods (additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included only after testing a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved).

  Proved reserves--the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recovered in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual agreements, but not escalations based upon future conditions.

  Proved undeveloped reserves--the oil and gas reserves expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion, but not including reserves attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir (reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled; proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing formation).

  REC--regional electricity company

  Second tier direct sales--a system where a supplier of electricity holding a second tier license uses the distribution system of a third party to transport power to an end user and pays a fee for the use of the distribution system

  Second tier license--a license issued by the regulator enabling the holder to be a supplier of electricity

  Supplier--the entity that provides and charges the user (customer) for electricity. The supplier may generate the electricity or purchase it from the Pool

  The Pool--the Electricity Pool of England and Wales, a trading mechanism where the physical trading of electricity between generators and suppliers occurs

  TWh--Terawatthour, 1,000 GWh

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INDEPENDENT ENERGY, THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INDEPENDENT ENERGY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Service of Process and Enforcement of Liabilities.........................    3
Available Information.....................................................    4
Presentation of Certain Financial Information.............................    5
Prospectus Summary........................................................    6
Risk Factors..............................................................   11
Company Background and History............................................   16
Use of Proceeds...........................................................   16
Exchange Rates............................................................   17
Nature of Trading Market and Market Information...........................   18
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business and Properties...................................................   29
The Structure of the United Kingdom Electricity Industry..................   37
Management................................................................   40
Certain Relationships and Related Transactions............................   42
Principal Shareholders....................................................   43
Description of Share Capital..............................................   44
Description of American Depositary Receipts...............................   48
Taxation..................................................................   55
Underwriting..............................................................   60
Legal Matters.............................................................   62
Experts...................................................................   62
Index to Consolidated Financial Statements................................  F-1
Glossary..................................................................  G-1

                                 ------------
  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE ADSS, WHETHER OR NOT PARTICIPATING IN THIS DIS-TRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
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                   [LOGO OF INDEPENDENT ENERGY HOLDINGS PLC]

                     8,000,000 AMERICAN DEPOSITARY SHARES

                            REPRESENTING 8,000,000
                                ORDINARY SHARES

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                         JOHNSON RICE & COMPANY L.L.C.

                           SOUTHCOAST CAPITAL L.L.C.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS.

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are estimated expenses, other than underwriting commissions, expected to be incurred by Enterprise in connection with the issuance and distribution of the securities registered under this Registration Statement.

                                                                     TO BE PAID
                                                                         BY
                                                                     REGISTRANT
                                                                     ----------
   Securities and Exchange Commission registration fee.............. $   23,748
   NASD fees and expenses...........................................      6,940
   Printing and engraving expenses..................................    125,000
   Legal fees and expenses..........................................    200,000
   Accounting fees and expenses.....................................     95,000
   Nasdaq listing fees..............................................     95,000
   Engineering fees.................................................     75,000
   Stamp duty expenses..............................................    990,000
   Miscellaneous....................................................    389,312
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Except as hereinafter set forth, there is no provision of Independent Energy's Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of Independent Energy is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

  The Memorandum and Articles of Association of Independent Energy provide that, subject to the provisions of the Companies Act 1985, but without prejudice to any indemnity to which a director or officer might otherwise be entitled, every director or officer of Independent Energy shall be indemnified out of the assets of Independent Energy against any liability, loss or expenditure incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him as an officer or auditor of Independent Energy and in which judgment is given in his favor or in which he is acquitted, or incurred in connection with any application in which relief is granted to him by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of Independent Energy.

  Section 310 of the Companies Act 1985 (as amended by the Companies Act 1989) provides as follows:

  "310. Provisions Exempting Officers and Auditors from Liability

  This section applies to any provision, whether contained in a company's articles or in any contract with the Company or otherwise, for exempting any officer of the Company or any person (whether an officer or not) employed by the Company as auditor from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

  I. Except as provided by the following subsection, any such provision is void.

  II. This section does not prevent a company--

    A. from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

    B. from indemnifying any such officer or auditor against any liability incurred by him--

      1. in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

      2. in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

  The Underwriters will each agree, severally, to indemnify Independent Energy's directors, Independent Energy's officers who sign the Registration Statement and Independent Energy's authorized representative in the U.S. from and against certain liabilities based on information relating to such Underwriter furnished in writing by such Underwriter expressly for use herein.

  Independent Energy has obtained directors' and officers' insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Independent Energy for amounts that it may be required or permitted by law to pay directors or officers of Independent Energy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In September 1995, IEUKL sold 9,309 of its ordinary shares in the U.S. at a price of (Pounds)200 per share. Such shares were subsequently exchanged for 1,861,000 Shares of Independent Energy. In May 1996, Independent Energy sold 1,772,524 Shares in the U.S. and 3,227,476 Shares in the U.K. at a price of (Pounds)1 per share. In June 1997, Independent Energy sold 1,866,648 Shares in the U.S. at a price of 75p per Share and 140,000 Shares issuable upon the exercise of warrants in the U.K. at a price of 75p per Share. In September 1997, Independent Energy sold 1,437,329 Shares in the U.S. and 1,194,329 Shares in the U.K. at a price of 95p per Share. All Shares sold in the U.S. were offered and sold pursuant to an exemption for registration under Section 4(2) of the Securities Act and all Shares sold in the U.K. were offered and sold pursuant to an exemption under Regulation S under the Securities Act.

ITEM 16. EXHIBITS

 EXHIBIT
   NO.
 -------
    1    Form of Underwriting Agreement
   *3    Memorandum and Articles of Association, as amended, of Independent
         Energy
   *4.1  Form of Deposit Agreement among Independent Energy, The Bank of New
         York, as Depositary, and the holders from time to time of American
         Depositary Receipts evidencing American Depositary Shares representing
         Ordinary Shares
   *4.2  Form of American Depositary Receipt evidencing American Depositary
         Shares representing Ordinary Shares (included in Exhibit 4.1)
    5    Opinion of Masons as to the legality of the Ordinary Shares
    8.1  Opinion of Masons as to U.K. tax matters relative to the Ordinary
         Shares (included in the Prospectus relating to the Ordinary Shares under "Taxation" with a confirmation included in Exhibit 5)
    8.2  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to U.S. tax
         matters relative to the Ordinary Shares (included in the Prospectus relating to the Ordinary Shares under "Taxation" with a confirmation included in this Exhibit)
  *10.1  Accession Agreement to the Pooling an Settlement Agreement
  *10.2  Carried Interest Agreement between Independent Energy UK Limited and
         Altwood Petroleum Limited dated May 21, 1996

 EXHIBIT
   NO.
 -------
  *10.3  Hive-up Agreement dated May 14, 1996 between Eukan Energy Limited and
         Independent Energy UK Limited
  *10.4  Hive-up Agreement dated May 14, 1996 between Elswick Petroleum Limited and Independent Energy UK Limited
  *10.5  Second Tier License to Supply Electricity for Independent Energy UK
         Limited dated March 7, 1996
  *10.6  Loan Note Instrument dated June 30, 1997 by the Company with respect to (Pounds)1,400,000 10% unsecured Notes due 2002
  *10.7  Warrant Instrument dated June 30, 1997 by the Company with respect to
         140,000 Warrants to purchase ordinary shares
  *10.8  Credit Agreement dated September 5, 1997 between the Company,
         Independent Energy UK Limited Barclays Bank PLC and several lenders
   10.9  Letter Agreement regarding Amendment to Credit Agreement dated June 4,
         1998 between the Company, Independent Energy UK Limited, Barclays Bank
         PLC and several lenders
   10.10 Letter of Variation dated July 15, 1998 between the Company,
         Independent Energy UK Limited and Barclays Bank PLC
  *10.11 Master Equipment Lease Agreement dated April 19, 1996 between
         Machinery Acceptance Corporation and Independent Energy UK Limited
   10.12 Master Finance Lease Agreement dated June 17, 1997 between Debis
         Financial Services Limited and Independent Energy UK Limited
   10.13 Lease Master Agreement dated October 30, 1997 between ING Lease (UK)
         Limited and Independent Energy UK Limited
   21    List of Subsidiaries
   23.1  Consent of Masons (included in Exhibit 5)
   23.2  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
         Exhibit 8.2)
   23.3  Consent of Pannell Kerr Forster
 **23.4  Consent of Gaffney, Cline & Associates Ltd.
 **24    Powers of Attorney (included on the signature pages hereof)

--------

 * Incorporated herein by reference to the Registration Statement on Form 20-F (File No. 0-23451) filed by Independent Energy with the Commission.

**  Previously filed.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (4) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized on July 22, 1998.

                                          INDEPENDENT ENERGY HOLDINGS plc
                                          (Registrant)

                                                            *
                                          By:__________________________________
                                                     Burt H. Keenan
                                                   Executive Chairman

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                      TITLE                   DATE

                 *                   Executive Chairman        July 22, 1998
-----------------------------------   (Principal
          Burt H. Keenan              Executive Officer)


                 *                   Managing Director         July 22, 1998
-----------------------------------
          John L. Sulley


                 *                   Executive Director--      July 22, 1998
-----------------------------------   Finance (Principal
            Ian Stewart               Financial and
                                      Accounting Officer)


                 *                   Executive Director--      July 22, 1998
-----------------------------------   Resources
         William E. Evans


                 *                   Executive Director--      July 22, 1998
-----------------------------------   Operations
           Robert Jones


                 *                   Non-Executive             July 22, 1998
-----------------------------------   Director
            Roy Deakin


                 *                   Non-Executive             July 22, 1998
-----------------------------------   Director and
         Jerry W. Jarrell             Authorized
                                      Representative in
                                      the United States

                 *                   Non-Executive             July 22, 1998
-----------------------------------   Director
             David May

* By: /s/Jerry W. Jarrell            Attorney-in-Fact          July 22, 1998
-----------------------------------
         Jerry W. Jarrell

                                     II-5